EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

VERTEX ENERGY, INC.

VERTEX REFINING LA, LLC, VERTEX REFINING NV, LLC

OMEGA REFINING, LLC, BANGO REFINING NV, LLC

AND

OMEGA HOLDINGS COMPANY LLC

DATED EFFECTIVE AS OF MARCH 17, 2014

Exhibit List:

Exhibit A	Seller Note
Exhibit B	Interim Funding Note
Exhibit C	Closing Statement
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Trademark Assignment
Exhibit G	Patent Assignment
Exhibit H	Noncompetition Agreement
Exhibit I	Employment Agreement
Exhibit J	Form of Estoppel Certificate

Schedule List:

Schedule 1.01(a)	Permitted Encumbrances
Schedule 2.01(a)	Intellectual Property
Schedule 2.01(b)	Assumed/Excluded Contracts
Schedule 2.01(d)	Personal Property
Schedule 2.01(i)	Vehicles
Schedule 2.03(k)	Excluded Assets
Schedule 3.01(a)	Assumed Liabilities
Schedule 5.01	Allocation of Cash and Stock Consideration
Schedule 5.03(c)	Retention Bonuses
Schedule 5.03(d)	Debt
Schedule 5.05	Purchase Price Allocation
Schedule 6.02(d)	Required Consents
Schedule 6.02(i)(xi)	Persons to sign Noncompetition Agreements
Schedule 7.03(a)	No Conflict
Schedule 7.03(b)	Required Consents
Schedule 7.04	Financial Statements
Schedule 7.05	Absence of Undisclosed Liabilities
Schedule 7.06	Absence of Certain Changes
Schedule 7.07(a)	Permits
Schedule 7.07(b)	Compliance with Laws
Schedule 7.08	Litigation and Proceedings
Schedule 7.09	Real Property
Schedule 7.11	Title to Assets
Schedule 7.12	Material Contracts
Schedule 7.13	Compliance with Environmental Laws
Schedule 7.14	Taxes
Schedule 7.15(a)	Employee Benefit Plans
Schedule 7.16(a)	Employees
Schedule 7.16(b)	Labor Matters
Schedule 7.17(a)	Intellectual Property
Schedule 7.17(b)	Licenses

i

Schedule 7.18	Accounts Receivable
Schedule 7.19	Insurance
Schedule 7.20	Certain Transactions
Schedule 7.21	Customers and Suppliers
Schedule 7.22	Brokerage and Finders Fees
Schedule 7.23	Warranties; Products
Schedule 7.24	Export Control Laws
Schedule 9.02(b)	Access Agreement
Schedule 9.08(a)	Employee Offers

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of March 17, 2014 by and between VERTEX ENERGY, INC., a Nevada corporation ("Vertex"), VERTEX REFINING LA, LLC, a Louisiana limited liability company and a wholly owned subsidiary of Vertex ("Louisiana Buyer"), VERTEX REFINING NV, LLC, a Nevada limited liability company and a wholly owned subsidiary of Vertex ("Bango Buyer;" and along with Louisiana Buyer, individually a "Buyer" and collectively, the "Buyers"), OMEGA REFINING, LLC, a Delaware limited liability company ("Omega"), BANGO REFINING NV, LLC, a Delaware limited liability company ("Bango Refining;" and along with Omega, each a "Seller" and collectively, the "Sellers"), and OMEGA HOLDINGS COMPANY LLC, a Delaware limited liability company (the "Equity Owner").  Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.01.

RECITALS

A.           Sellers directly, and along with Golden State, are engaged in the business of (1) operating separate oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services (the "Business").

B.           The Equity Owner owns (beneficially and of record) all of the issued and outstanding equity interests in each Seller.

C.           Sellers, Equity Owner, Vertex and Buyers have agreed to a transaction substantially along the lines of the following, and subject to the terms and conditions of this Agreement: (1) Bango Refining will sell to Bango Buyer and Bango Buyer will purchase and acquire from Bango Refining certain of the assets, rights and claims owned, utilized or held for use by Bango Refining in the operation of the Business (the "Bango Acquired Assets"), (2) Omega will sell to Louisiana Buyer and Louisiana Buyer will purchase and acquire from Omega certain of the assets, rights and claims owned, utilized or held for use by Omega in the operation of the Business (the "Omega Acquired Assets"), (3) the Equity Owner will transfer or cause the transfer of all of the outstanding equity interests in Golden State to Bango Buyer, (4) Bango Buyer will assume, and Bango Refining has agreed to assign to Bango Buyer, Bango Refining's rights and obligations under the Assumed Liabilities (as defined below) (the "Bango Assumed Liabilities"), and (5) Louisiana Buyer will assume, and Omega has agreed to assign to Louisiana Buyer, Omega's rights and obligations under the Assumed Liabilities (the "Omega Assumed Liabilities" and together with the sale of the Bango Acquired Assets and the Omega Acquired Assets, the sale of the equity interests in Golden State and the assumption of the Bango Assumed Liabilities, collectively the "Transactions").

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.           Defined Terms; Construction.

1.01          Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the following meanings:

"Acquisition Proposal" is defined in Section 9.03.

"Affiliate" means with respect to any Person (including any Buyer or any Seller), any person or entity that controls, is controlled by, or is under common control with, such other person or entity, including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, an equity interest of 50% or more.  For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity interests or as trustee or executor, by Contract or credit arrangement or otherwise.

"Agreement" is defined in the Preamble.

"Ancillary Agreements" means, with respect to any Party, the agreements, documents and instruments to be executed and delivered by such Party pursuant to this Agreement.

"Arbitrating Accountant" is defined in Section 5.02(d).

"Assignment and Assumption Agreement" is defined in Section 6.02(i)(v).

"Assumed Contracts" is defined in Section 2.01(b).

"Assumed Liabilities" is defined in Section 3.01.

"Balance Sheet Date" is defined in Section 7.04(a).

"Bango Buyer" is defined in the Preamble.

"Bango Claim" is defined in Section 3.02(j).

"Bango Earnout Period" means each of the following twelve month periods calculated and determined separately in connection with determining if Bango Buyer owes Bango Refining a Contingent Payment hereunder: (1) January 1, 2015 through December 31, 2015; and (2) January 1, 2016 through December 31, 2016.

"Bango EBITDA" means for any period of determination the net income generated by the operation of the portion of the Business by Bango Buyer for such period, before deductions for interest expense, income Taxes, depreciation and amortization, in each case as determined in accordance with GAAP as consistently applied by the applicable portion of the Business; provided, however, EBITDA shall be: (i) calculated using [a] an annual amount of $960,000 in allocated corporate overhead and [b] pricing for used motor oil supplied by Vertex or its Affiliates to be based on the collected or aggregated cost, plus applicable freight, not to exceed 95% of the "U.S. Gulf Coast Waterborne No. 6 3%  Sulfur" daily posting on PLATTS on the date such used motor oil was collected or aggregated; and (ii) adjusted (upward or downward, as the case may be) for unusual and nonrecurring items, including, without limitation, extraordinary items of gain or loss, as such term shall be defined by GAAP, or any gains, losses or profits realized from the sale of any assets other than in the Ordinary Course of Business.

"Bango Refining" is defined in the Preamble.

"Bankruptcy and Equity Exception" is defined in Section 7.02.

"Basket" is defined in Section 11.05(b).

"Bill of Sale" is defined in Section 6.02(i)(iv).

"Business" is defined in Recital A above.

"Business Day" means any day other than a Saturday or Sunday or any other day on which commercial banks in Houston, Texas are authorized or required by applicable Law to close.

"Buyer" or "Buyers" is defined in the Preamble.

"Buyers' Knowledge" means the actual knowledge of a particular fact or other matter by any of the following individuals (without imputing personal liability to the account of such persons):  Benjamin P. Cowart, Chris Carlson and Alvaro Ruiz; and the knowledge that such listed persons should have assuming that such persons have conducted a reasonable inquiry or investigation regarding the subject matter at issue to the extent that the facts or circumstances surrounding such matter would lead a reasonable person to make such inquiry or investigation.

"Buyer Indemnified Parties" is defined in Section 11.02.

"Cap" is defined in Section 11.05(c).

"Cash and Cash Equivalents" means the sum of the fair market value of all cash and cash equivalents (including marketable securities, foreign exchange contracts and short term investments) of the applicable Seller as of immediately prior to the applicable Closing, plus all deposited but uncleared bank deposits, and less the face amount of any checks of such Seller outstanding as of the applicable Closing.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

"Claim" means any claim (including any product liability, malpractice or errors or omission claim), demand, complaint, cause of action, investigation, inquiry, suit, action, hearing, notice of violation or legal, administrative, arbitrative or other proceeding, and, for purposes hereof, Claim as it relates to the Business includes the Bango Claim.

"Claim Notice" is defined in Section 11.03(a).

"Closing(s)" is defined in Section 4.

"Closing Cash Payment" is defined in Section 5.01.

"Closing Date" is defined in Section 4.

"Closing Statement" is defined in Section 5.03(a).

"Closing Stock Consideration" means 2,940,995 shares of the Vertex Common Stock.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations, rulings and forms issued thereunder.

"Contingent Payment(s)" is defined in Section 5.04.

"Contingent Payment Statement(s)" is defined in Section 5.04(c).

"Contract" means : (a) all written contracts, agreements, leases and licenses to which a Seller is a party or by which a Seller or the Business is bound; (b) all written sales orders and purchase orders relating to the sale of products to customers of the Business to which a Seller is a party or by which any Seller or the Business is bound; (c) that portion of any written unfilled purchase orders, unfilled purchase contracts, quotations or bids for raw materials, Inventory and supplies ordered for the Business to which a Seller is a party or by which any Seller or the Business is bound; and (d) any other agreement, contract, lease (whether related to real property or personal property), license or any other legally binding obligation of a Seller or the Business.

"Debt" means the aggregate amount of any obligation of a Party as of immediately prior to the applicable Closing for the following:  (a) borrowed money, including current and long-term portions of bank debt, mortgages, shareholder, member or equity owner loans and other loans, unpaid installment obligations, make-whole payments, notes payable and negative cash balances; (b) installment purchases of real or personal property; (c) capital leases (as defined by GAAP); (d) reimbursement obligations under letters of credit; (e) any and all amounts owed by any Party to any of its Affiliates, including, with respect to Sellers, the Equity Owner or the equity owners of the Equity Owner and including, with respect to a Buyer, Vertex; (f) any indebtedness evidenced by a promissory note, bond, debenture or similar instrument; and (g) any deductibles, co-insurance requirements or other payment obligations of an insured (or its assignee) arising under any insurance policy which provides coverage with respect to the Bango Claim.  Without limitation of the foregoing, "Debt" includes (i) any and all amounts necessary to retire such indebtedness, including principal or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments necessary to retire the indebtedness at the applicable Closing and (ii) any indebtedness that constitutes a Guarantee by any Party or that is recourse to any Party or any of its assets or that is otherwise the legal liability of such Party or that is secured in whole or in part by any of the assets of such Party.

"Disclosure Schedule" or "Schedule" is defined in Section 12.01.

"Effectiveness Date" is defined in Section 9.18(a)(i).

"Effective Time" means 12:01 a.m. (local time) on each applicable Closing Date with respect to the portion of the Business sold, transferred and assigned as of such Closing Date.

"Employee Benefit Plan" means any Pension Plan, Welfare Plan or Fringe Benefit Plan, whether written or oral and whether qualified or non-qualified.

"Employees" is defined in Section 7.16(a).

"Employment Agreements" is defined in Section 6.02(i)(xiii).

"Encumbrance" means any claim, condition, equitable interest, lien, security interest, pledge, option, right of first refusal, or right of first option or similar restriction, including any restriction on use, voting, transfer, receipt of income, or the right to exercise any other attribute of ownership (but not including any transfer restrictions imposed by federal and state securities laws), easement, mortgage, charge, indenture, deed of trust, right of way, encroachment, security agreement or any other encumbrance on the use of real or personal property.

"Environmental Conditions" means all recognized environmental conditions in violation of Environmental Laws either identified by the Phase I environmental site assessments disclosed to any Buyer (or its Affiliate) by (a) Sellers or (b) the Equity Owner, or obtained by any Buyer (or its Affiliate) in connection with the transactions contemplated hereby with respect to any portion of the Real Property, any Phase II environmental site assessment disclosed to any Buyer (or its Affiliate) by (i) Sellers or (ii) the Equity Owner or obtained by any Buyer (or its Affiliate) with respect to any portion of the Real Property or any required Remedial Actions existing as of the Effective Time.

"Environmental Laws" means all applicable federal, state and local Laws and all binding determinations, Orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances (including Hazardous Substances), pollution or the protection of public health, human health or the environment, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651, et seq.), as each of these laws have been amended from time to time and any analogous or related statutes and regulations.

"Environmental Permits" mean all Permits which are required under, or are issued by a Governmental Authority pursuant to, Environmental Laws for the occupation of the Real

Property, the operation of the Business or the use of the Purchased Assets or other assets of the Business.

"Equity Owner" is defined in the Preamble.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules, regulations, and forms promulgated thereunder.

"ERISA Affiliate" means any entity (whether or not incorporated) which is or was, together with any Seller, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

"Escrow Account" is defined in Section 5.03(b).

"Escrow Agent" is defined in Section 5.03(b).

"Escrow Agreement" is defined in Section 5.03(b).

"Escrow Amount" is defined in Section 5.03(b).

"Event" is defined in Section 9.18(a)(v).

"Event Date" is defined in Section 9.18(a)(v).

"Exchange Act" means the Securities Exchange Act of 1934 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

"Excluded Assets" is defined in Section 2.03.

"Excluded Liabilities" is defined in Section 3.02.

"Files and Records" means each and all of the records, documents, data, computer source codes and programs, books, supplier, dealer and customer lists, work orders, credit information and correspondence, operating data, order and payment files and history, drawings, blueprints, and financial information of each Seller or which relate to the Business and all personnel records relating to employees of the Business who become Transferred Employees hereunder.

"Financial Statements" is defined in Section 7.04.

"Fringe Benefit Plan" means any fringe benefit plan under Code Sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, deferred compensation, restricted stock, other stock-based incentive, salary continuation, bonus plan, employment-related change in control benefit, retention agreement and any other payment or benefit which is not within the meaning of a Pension Plan or Welfare Plan.  The term "Fringe Benefit Plan" shall also include any terminated fringe benefit plan previously maintained, sponsored or contributed to by any Seller or any ERISA Affiliate which, as of the date of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

"Fundamental Representations" is defined in Section 11.05(a)(i).

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

"Golden State" means Golden State Lubricants Works, LLC, a Delaware limited liability company indirectly owned by the Equity Owner.

"Governmental Authority" means any federal, state, county, municipal, foreign, international or other governmental or quasi-governmental department, commission, board, court, bureau, agency or instrumentality, any arbitration panel or alternative dispute resolution body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Guarantee" means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person (except for endorsement of drafts for deposit and collection in the Ordinary Course of Business), or (b) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (i) to pay the Debt of such other Person, (ii) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (iii) to maintain the capital, working capital, solvency or general financial condition of such other Person.

"Hazardous Activity" the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of a Hazardous Substance and any other related or similar activity regulated under any Environment Law.

"Hazardous Substances" means hazardous substances as that term is defined in CERCLA, solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified under any Environmental Law.

"Indemnified Party" is defined in Section 11.03(a).

"Indemnifying Party" is defined in Section 11.03(a).

"Initial Closing" is defined in Section 4.

"Initial Closing Date" is defined in Section 4.

"Intellectual Property" means all rights in intellectual property of any type throughout the world, including rights arising from or in respect of the following:  (a) foreign or domestic patents, including design patents and utility patents; (b) trademarks, service marks, trade names, trade dress, brand names, and other indicia of source of origin, whether or not registered, logos, Internet domain names, web sites, URLs and goodwill associated therewith; (c) all published and unpublished works of authorship, copyrights (registered or unregistered), databases, computer source code, object code, executable code, programs and other software (including machine readable code, printed listings of code, software documentation and related property and information, whether embodied in software, firmware or otherwise); (d) all trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, technology, formulas, know-how, goodwill, confidential information, tangible and intangible proprietary information or materials, including, production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals and technical data; and (e) without limitation, all applications filed, applications to be filed, renewals, reissues, reexaminations, divisionals, continuations, continuations in part, extensions and registrations relating to any of the foregoing clauses (a)-(d) above; and (f) the right and power to assert, defend and recover title to any of the foregoing and all rights to assert, defend, and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

"Interim Balance Sheet" is defined in Section 7.04(b).

"Interim Balance Sheet Date" is defined in Section 7.04(b).

"Inventory" is defined in Section 2.01(f).

"Inventory Target" is defined in Section 5.02(a)(i).

"IRS" means the United States Internal Revenue Service.

"Laws" means all laws, common laws, statutes, ordinances, codes, rules, regulations, judgments, decrees and orders of Governmental Authorities, including Environmental Laws.

"Leased Assets" is defined in Section 2.01.

"Liability" means any direct or indirect obligation, indebtedness, commitment, expense, Claim, deficiency, Guarantee, endorsement, Debt or other liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

"Licensed Assets" is defined in Section 2.01.

"Loan Amount" is defined in Section 5.01(d).

"Losses" means any cost, loss, Liability, obligation, cause of action, damage (including incidental or consequential damages), deficiency, expense (including costs of investigation and defense and reasonable fees and expenses of attorneys, accountants and other professional advisors), fine, fee, penalty, judgment, award or assessment or any diminution of value.

"Louisiana Buyer" is defined in the Preamble.

"Material Contracts" is defined in Section 7.12.

"NASDAQ Capital Market" means the NASDAQ Capital Market marketplace operated by The NASDAQ OMX Group, Inc.

"Non-Assignable Assets" is defined in Section 2.02.

"Noncompetition Agreement" is defined in Section 6.02(i)(xi).

"Omega" is defined in the Preamble.

"Omega Earnout Period" means the eighteen month period commencing on the first day of the first full calendar month following the Initial Closing Date.

"Omega EBITDA" means for any period of determination the net income generated by the operation of the portion of the Business by Louisiana Buyer for such period, before deductions for interest expense, income Taxes, depreciation and amortization, in each case as determined in accordance with GAAP as consistently applied by the applicable portion of the Business; provided, however, EBITDA shall be: (i) calculated using [a] an annual amount of $1,620,000 in allocated corporate overhead and [b] pricing for used motor oil supplied by Vertex or its Affiliates to be a based on the collected or aggregated cost, plus applicable freight, not to exceed 95% of the "U.S. Gulf Coast Waterborne No. 6 3%  Sulfur" daily posting on PLATTS on the date such used motor oil was collected or aggregated; and (ii) adjusted (upward or downward, as the case may be) for unusual and nonrecurring items, including, without limitation, extraordinary items of gain or loss, as such term shall be defined by GAAP, or any gains, losses or profits realized from the sale of any assets other than in the Ordinary Course of Business.

"Order(s)" is defined in Section 7.03(a).

"Ordinary Course of Business" means the ordinary course of business consistent with past customs and practices of Sellers with respect to the Business (including with respect to quantity and frequency).

"Organizational Documents" shall mean: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

"Owned Assets" is defined in Section 2.01.

"Party" or "Parties" means Vertex, any Buyer, any Seller and/or the Equity Owner, as the case may be.

"Patent Assignment" is defined in Section 6.02(i)(x).

"Pension Plan" means each "employee pension benefit plan" as defined in Section 3(2) of ERISA.  The term "Pension Plan" includes an "employee pension benefit plan" which is subject to an exemption under ERISA.  The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored, or contributed to by any Seller or an ERISA Affiliate which, as of the date hereof, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.

"Permits" mean all licenses, permits, approvals, registrations, certifications, consents, listings and authorizations (and any applications for the foregoing) issued by a Governmental Authority or other certification body.

"Permitted Encumbrances" mean (a) liens created by or resulting from the actions of Buyers or their Affiliates, (b) statutory and contractual landlord liens incurred in the Ordinary Course of Business for sums not yet due and payable, (c) liens for Taxes not yet due and payable, (d) statutory mechanic's liens and materialmen's liens for services or materials and similar statutory liens for amounts arising in the Ordinary Course of Business that are not yet due and payable and which are incident to construction and maintenance of real property, (e) statutory liens of warehousemen and carriers and similar statutory liens securing obligations arising in the Ordinary Course of Business that are not yet due and payable and (f) those items set forth in Schedule 1.01(a).

"Person" means any individual or any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors and assigns of such "Person" where the context so permits.

"Personal Property" means all fixed assets, machinery, computer hardware, hydrotreating units (including the Paulsboro and Sequoia hydrotreating units), equipment, specifications, spare parts, tooling, tools, dies, molds, test equipment, furniture, furnishings, fixtures, leasehold improvements, trailers, patterns, and all other tangible personal property, other than Inventory.

"Proceeding" means (i) any Claim, cause of action or other proceeding before or filed with a Governmental Authority, (ii) any investigation, inquiry, charge or audit by a Governmental Authority or (iii) any Order.

"Protest Notice" is defined in Section 5.04(d).

"Purchase Price" is defined in Section 5.01(c).

"Purchased Assets" is defined in Section 2.01.

"Real Property" is defined in Section 7.09.

"Receivables" mean all billed and unbilled notes, drafts, and accounts/trade receivable and other rights to payment from any third party and the full benefit of all security for such accounts or rights to payment, including all amounts held in trust or escrow, of any Seller or which are generated by operation of the Business by any Seller prior to the Effective Time of the applicable Closing.

"Registration Statement" is defined in Section 9.18(a)(i).

"Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, building surface, soil, surface water, ground water or air, or otherwise entering into the environment.

"Remedial Action" means any reasonable action to: (i) investigate, study, monitor, clean up, remove, treat, encapsulate, transport, dispose of or in any other way address any Hazardous Substance, including, but not limited to, risk assessments and pilot treatment or feasibility studies; (ii) prevent the Release or threatened Release, or minimize the further Release of any Hazardous Substance; or (iii) bring the existing operations of the Business into compliance with Environmental Laws or any Environmental Permit.

"Required Annual Capital Expenditure" shall mean any expenditure that is required to be capitalized in accordance with GAAP, and that an owner or operator is required to make in order to be in compliance with applicable Laws or which is reasonably necessary to be made to operate the Business in the Ordinary Course of Business consistent with commercially reasonable business practices.

"Required Delivery Date" is defined in Section 9.18(e).

"Rule 144" means Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

"SEC" means the U. S. Securities and Exchange Commission.

"Second Closing" is defined in Section 4.

"Second Closing Date" is defined in Section 4.

"Securities Act" means the Securities Act of 1933 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

"Seller" or "Sellers" is defined in the Preamble.

"Seller Material Adverse Effect" means any change, event, development or occurrence, individually or with all other changes, events, developments or occurrences, that has or is reasonably likely to, (a) have a material adverse effect on the business, assets, results of operations or financial condition of (x) any Seller, (y) the Business or (z) the Purchased Assets or

(b) prevent or materially delay consummation of the purchase and sale contemplated hereby or otherwise prevent either Seller from performing its obligations under this Agreement on a timely basis in any material respect; provided, however, none of the changes, events, developments or occurrences arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Seller Material Adverse Effect:  (i) changes in conditions in the United States or the capital or financial markets or the world economy generally which do not have a disproportionately adverse effect on Sellers and the Business relative to their industry peers; (ii) changes in general legal or regulatory conditions or changes in GAAP that, in each case, do not have a disproportionate impact on Sellers and the Business relative to their industry peers; (iii) acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities (provided that the Business is not disproportionately affected relative to industry peers); (iv) changes in financial, banking, or securities markets, including any disruption thereof and any decline in the price of any security or any market index (provided that the Business is not disproportionately affected relative to industry peers); (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority that, in each case, do not have a disproportionate impact on Sellers and the Business relative to their industry peers; (vi) the taking of any action contemplated by this Agreement or the Ancillary Agreements; (vii) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast (provided that the exceptions in this clause (vii) are strictly limited to any such failure or change in and of itself and shall not prevent or otherwise affect a determination that any fact, circumstance, development, condition, event, change, effect or occurrence underlying such failure or change otherwise has resulted in, or contributed to, a Seller Material Adverse Effect); (viii) any existing event, occurrence, or circumstance with respect to which Buyers have actual knowledge as of the date hereof, but not any change, new event, new development or new occurrence arising subsequent to the date hereof related to such existing event, occurrence, or circumstance; and (ix) any adverse change in or effect on the Business of Sellers that is cured to the reasonable satisfaction of Buyers by Sellers before the earlier of [a] the applicable Closing Date and [b] the date on which this Agreement is terminated pursuant to Section 10 hereof.

"Seller Note" is defined in Section 5.01(d).

"Sellers' Knowledge" means the actual knowledge of a particular fact or other matter by any of the following individuals  (without imputing personal liability to the account of such persons):  Ric Silverberg, Kenneth Lindsey, Dave Peel, James Gregory and Jeff Bard; and the knowledge that such listed persons should have assuming that such persons have conducted a reasonable inquiry or investigation regarding the subject matter at issue to the extent that the facts or circumstances surrounding such matter would lead a reasonable person to make such inquiry or investigation.

"Seller Indemnified Parties" is defined in Section 11.01.

"Selling Group" is defined in Section 9.03.

"Share Cap" is defined in Section 5.04(f).

"Share Reference Price" means the ten-day volume weighted average price for the Vertex Common Stock ending on and including December 24, 2013, which the Parties agree equals $3.2302 per share of Vertex Common Stock.

"Subsidiary" means with respect to any Person, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (iii) any limited partnership of which such Person or any of its subsidiaries is a general partner.  For the purposes of this definition, "voting stock" means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

"Surviving Representations" is defined in Section 11.05(a)(ii).

"Taxes" means:  (a) taxes and similar charges, fees, duties or other assessments, including income tax, excise tax, net worth tax, alternative minimum tax, property tax, ad valorem tax, sales tax, use tax, gross receipts tax, franchise or capital tax, occupation tax, windfall profit tax, withholding tax, social security and unemployment taxes or similar charges or contributions imposed on or measured by wages, corporation tax, profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, dividend withholding tax, residential property tax, wealth tax, value added tax, any liability under any state abandoned or unclaimed property, escheat or similar Law, addition to tax, customs and other import and export duties, excise duties, stamp duty, capital duty imposed by any Law or any Governmental Authority; (b) any Liability for the payment of any Tax described in subsection (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other entity; (c) any Liability or payment to another party in connection with any Tax described in subsection (a) above pursuant to an agreement, indemnity stipulated by Law or by Contract or other similar arrangement; (d) any penalty, fine, surcharge, interest, charges or costs payable in connection with any Tax within the meaning of subsections (a), (b) or (c) above, including any penalty, fine, surcharge, interest, charges or costs payable in connection with the violation of any Law in relation to transfer pricing documentation; or (e) any Liability for the payment of any Tax described in subsection (a), (b), (c) or (d) above as a successor or transferee.

"Tax Returns" mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

"Third Party Claim" is defined in Section 11.03(b).

"Third Party Claim Notice" is defined in Section 11.03(b)(i).

"Trademark Assignment" is defined in Section 6.02(i)(ix).

"Transaction Expenses" mean any Liability or obligation of any Seller, the Business or the Equity Owner arising in connection with this Agreement or the transactions contemplated by this Agreement (including, but not limited to, fees, costs and expenses relating to the drafting, negotiation, execution and delivery of this Agreement), including (i) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder's fees, attorneys' fees and expenses, accountants' fees and expenses, electronic data room fees and expenses or similar fees, (ii) all amounts related to any obligation of any Seller to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement, including under any incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, "stay-around," "change-in-control," retention, or similar bonuses or payments to current or former directors, officers, employees and consultants or any other similar arrangement, and (iii) any employment and related Taxes imposed on any Seller or the Business in connection with the payment of any of the obligations pursuant to clause (ii) of the foregoing items.

"Transferred Employee" or "Transferred Employees" is defined in Section 9.08(a).

"Transfer Restrictions" is defined in Section 9.18(b).

"Vertex" is defined in the Preamble.

"Vertex Common Stock" means the common stock of Vertex, par value $0.001 per share.

"Vertex Material Adverse Effect" means (a) any change, event, development or occurrence, individually or with all other changes, events, developments or occurrences, that has or is reasonably likely to: (y) have a material adverse effect on the business, assets, results of operations or financial condition of Vertex and its Subsidiaries or their business, taken as a whole; (z) prevent or materially delay consummation of the purchase and sale contemplated hereby or otherwise prevent Vertex or Buyers from performing their obligations under this Agreement on a timely basis in any material respect; or (b) any litigation brought by any current or former stockholders of Vertex (on their own behalf or on behalf of Vertex) against Vertex and/or the board of directors of Vertex (the "Vertex Board") relating specifically to this Agreement or the Transactions contemplated hereby; provided, however, none of the changes, events, developments or occurrences arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Vertex Material Adverse Effect:  (i) changes in conditions in the United States or the capital or financial markets or the world economy generally which do not have a disproportionately adverse effect on Vertex and its business relative to its industry peers; (ii) changes in general legal or regulatory conditions or changes in GAAP that, in each case, do not have a disproportionate impact on

Vertex and its business relative to its industry peers; (iii) acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities (provided that Vertex and its business is not disproportionately affected relative to industry peers); (iv) changes in financial, banking, or securities markets, including any disruption thereof and any decline in the price of any security or any market index (provided Vertex and its business is not disproportionately affected relative to industry peers); (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority that, in each case, do not have a disproportionate impact on Vertex and its business relative to its industry peers; (vi) the taking of any action contemplated by this Agreement or the Ancillary Agreements; (vii) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast (provided that the exceptions in this clause (vii) are strictly limited to any such failure or change in and of itself and shall not prevent or otherwise affect a determination that any fact, circumstance, development, condition, event, change, effect or occurrence underlying such failure or change otherwise has resulted in, or contributed to, a Vertex Material Adverse Effect); (viii) any existing event, occurrence, or circumstance with respect to which Sellers or Omega have actual knowledge (including any potential acquisition being evaluated by Vertex and/or any financing related thereto) as of the date hereof, but not any change, new event, new development or new occurrence arising subsequent to the date hereof related to such existing event, occurrence, or circumstance; or (ix) any adverse change in or effect on the business of Vertex and its Affiliates that is cured to the reasonable satisfaction of Sellers by Vertex before the earlier of [a] the applicable Closing Date and [b] the date on which this Agreement is terminated pursuant to Section 10 hereof.

"VWAP" means the volume-weighted average of the regular session closing prices per share of the Vertex Common Stock on the NASDAQ Capital Market for the ten (10) consecutive trading days commencing on the trading day immediately following the day of final determination of the amount of any payment due hereunder (which payment calls for a VWAP calculation) and ending on such tenth trading day thereafter; provided, however, in no event shall the VWAP be less than $3.15 per share or more than $10.00 per share, as adjusted for any stock splits or recapitalizations.

"Welfare Plan" means each "employee welfare plan" as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code Section 125 and health reimbursement arrangements.  The term "Welfare Plan" includes an "employee welfare plan" which is subject to an exemption under ERISA.  The term "Welfare Plan" shall include any terminated "employee welfare plan" previously maintained, sponsored, or contributed to by any Company or any ERISA Affiliate which, as of the date hereof, has not distributed all of its assets or satisfied all of its Liabilities.

1.02          Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Unless the context otherwise requires, as used in this Agreement:  (a) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP as in effect on the applicable Closing Date; (b) "including" and its variants mean "including, without limitation" and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) the terms "hereof," "herein," "hereby,"

"hereto," and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) references to "dollars" or "$" in this Agreement shall mean United States dollars; (g) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (h) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property; (i) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time prior to the date hereof (or, if a Closing occurs, prior to the applicable Closing Date); and (j) all Sections, Articles, Schedules and Exhibits referred to herein are, respectively, Sections and Articles of, and Schedules and Exhibits to, this Agreement.

2.          Purchase and Sale of Assets.

2.01          Purchased Assets.  Subject to the terms and conditions of this Agreement and except for the Excluded Assets, at the Initial Closing Omega agrees to sell, convey, transfer, assign and deliver to Louisiana Buyer and at the Second Closing Bango Refining agrees to sell, convey, transfer, assign and deliver to Bango Buyer, free and clear of all Encumbrances (except Permitted Encumbrances), and Louisiana Buyer agrees to purchase and accept from Omega at the Initial Closing and Bango Buyer agrees to purchase and accept from Bango Refining at the Second Closing all of the business, claims, rights, interests and assets (of every kind, nature, character and description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, wherever located) owned, utilized, or held for use by the applicable Seller and used in the operation of the Business of such applicable Seller or which (subject to the Excluded Assets) are otherwise necessary for the operation of the Business of such applicable Seller, as such purchased assets exist as of the Effective Time of the applicable Closing, and at the Initial Closing the Equity Owner agrees to transfer or cause the transfer to Bango Buyer, and Bango Buyer agrees to purchase and accept from Equity Owner, all of the outstanding equity interests in Golden State (collectively, the "Purchased Assets").  The Purchased Assets owned by Sellers are referred to as the "Owned Assets", the Purchased Assets leased by Sellers as lessee are referred to as the "Leased Assets," and the Purchased Assets licensed by Sellers as licensee are referred to as the "Licensed Assets."  Except for the Excluded Assets, the Purchased Assets, segregated between the Business of Omega and Bango Refining at each applicable Closing, shall include:

(a)           Intellectual Property.  All Intellectual Property owned, leased or licensed by Sellers which is used in the operation of the applicable portion of the Business, including the names "Omega Refining" and "Bango Refining," together with all income, royalties, damages and payments due or payable to the applicable Seller (including damages and payments for past infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world with respect to such Intellectual Property, and all copies and tangible embodiments of the foregoing, including the Intellectual Property listed on Schedule 2.01(a).

(b)           Contracts and Leases.  All rights of Sellers under the Assumed Contracts, which consist of the following:

(i)           all Contracts (including purchase orders) entered into in the Ordinary Course of Business with customers or distributors for the sale of the products and services of the applicable portion of the Business or with the vendors and suppliers of such portion of the Business for the purchase of raw materials, Inventory and other components used by Sellers in operating such portion of the Business;

(ii)           all other Contracts, agreements and commitments of the applicable portion of the Business that are listed on Schedule 2.01(b) under the heading "Assumed Contracts;" and

(iii)           all other Contracts which either Buyer elects to assume at any time after the applicable Closing by giving written notice to a Seller as set forth in Section 12.04; provided, however, that such election by such Buyer shall not constitute a waiver of any rights of indemnification or other rights under this Agreement which such Buyer may have by virtue of such Contract, or any of its provisions, constituting a breach of any representation or warranty made by a Seller herein.

The Contracts referred to in subsections (i), (ii), and (iii) of this Section 2.01(b) are referred to herein as the "Assumed Contracts."  The Assumed Contracts shall not include, however, and Buyers shall not assume, any of the Contracts listed on Schedule 2.01(b) under the heading "Excluded Contracts" or any other Contract which is not an Assumed Contract (collectively the "Excluded Contracts").

(c)           Files and Records; Software.

(i)           All Files and Records of Sellers which are used in, necessary for or otherwise related to the operation of the applicable portion of the Business, including all advertising and marketing materials, mailing lists, customer base information, sales literature, brochures, hand-outs, sales sheets, operation and service manuals, assembly drawings, test procedures and the like of Sellers, including those related to any employee of Sellers or the Equity Owner (including Transferred Employees), except to the extent transfer and sale is prohibited by applicable Law; and

(ii)           All computer software [a] owned by Sellers and used in, necessary for or otherwise related to the operation of the applicable portion of the Business whether in object code or source code, electronic data processing systems, processing techniques, formulae, algorithms, flow charts, and all documentation and work papers related thereto, whether in digital or hard copy format, whether relating to finished products, products under development or research and [b] to the extent assignable, licensed by Sellers from third parties and which is used in, necessary for or otherwise related to the operation of the applicable portion of the Business.

(d)           Personal Property.  All Personal Property of any Seller, including the Personal Property described on Schedule 2.01(d).

(e)           Permits. To the extent assignable under applicable Law, all of the applicable Seller's rights in all Permits (including Environmental Permits) issued to or held by such Seller, including all such items which are listed on Schedule 7.07(a).

(f)           Inventory. All inventory, other than finished goods inventory, including all work-in-process, raw materials, service parts and supplies (and other consumable items, including any chemicals used in the applicable portion of the Business to process used motor oil) of the applicable portion of the Business, wherever located (the "Inventory").

(g)           Prepaids.  All prepaid rent, utilities, deposits (including equipment lease deposits) and other prepaid items of Sellers generated by the operation of the applicable portion of the Business, except to the extent arising as result of an Excluded Asset.

(h)           Rights of Action.  All refunds, claims, causes of action (including claims for infringement), rights of recovery, rights of set off and rights of recoupment of Sellers that are related to the applicable portion of the Business, except to the extent arising as a result of an Excluded Asset.

(i)           Vehicles.  All automobiles, trucks, automotive equipment and other vehicles owned, leased or used by Sellers in operating the applicable portion of the Business, including those listed on Schedule 2.01(i).

(j)           Real Property.  All of each applicable Seller's leasehold right, title and interest in and to the Real Property, together with its leasehold interest in all buildings, structures, improvements and fixtures thereon and rights, title and interest thereto.

(k)           Other Assets.  All other assets of Sellers used in or necessary for the operation of the applicable portion of the Business, except to the extent specifically listed as an Excluded Asset.

2.02          Non-Assignable Assets. In those cases where any of the Purchased Assets are not by their terms assignable or which require the consent of a third party in connection with the transactions contemplated by this Agreement, Sellers shall, prior to and after the applicable Closing Date, use their reasonable best efforts, and Buyers shall cooperate in all reasonable respects with Sellers, to obtain all consents and waivers and to resolve all impracticalities of assignments and transfers necessary to convey any such Owned Assets to Buyers or give Buyers the right to any Leased Assets or Licensed Assets pursuant to the terms of any such leases or licenses covering the Leased Assets or the Licensed Assets, respectively.  Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Purchased Assets if any actual or attempted assignment or transfer thereof without the consent of any party thereto other than Sellers or any of their Affiliates would constitute a breach thereof or otherwise not be permitted under applicable Law, increase any obligation of Sellers thereunder in any material respect or create any additional material obligation of Sellers thereunder ("Non-Assignable Assets"). If any such Non-Assignable Assets are not able to be assigned or transferred, Sellers shall use their reasonable best efforts to provide or cause to be provided to the applicable Buyer, to the extent permitted by applicable Law, the benefits of any such Non-Assignable Assets and (i) Sellers shall (to the extent the applicable

Buyer has assumed in writing all duties and responsibilities thereunder) [a] promptly pay or cause to be paid to the applicable Buyer all monies received by the applicable Seller with respect to any such Non-Assignable Asset (other than any portion of the Purchase Price) and [b] enforce, at the written request and at the sole expense of the applicable Buyer, any rights of the applicable Seller arising with respect thereto (including the right to terminate in accordance with the terms thereof upon the advice of the applicable Buyer) and (ii) provided that the applicable Buyer receives the benefit of any such Non-Assignable Assets, such Buyer shall perform and discharge on behalf of the applicable Seller all of such Seller's Liabilities, if any, thereunder relating to the period following the applicable Closing Date, in accordance with the provisions thereof other than those arising by reason of a breach or nonperformance by the applicable Seller on or prior to the applicable Closing with respect to such Non-Assignable Assets.

2.03          Excluded Assets.  Notwithstanding anything contained herein to the contrary, the following rights and assets of Sellers shall be excluded from the transactions contemplated by this Agreement, shall not be transferred to either Buyer, and shall be retained by the applicable Seller (collectively, the "Excluded Assets"):

(a)           all Cash and Cash Equivalents on hand at the time of the applicable Closing and all member advances or notes receivable from the Equity Owner or any equity owner of the Equity Owner that is owing to any Seller as of either Closing;

(b)           all Receivables of Sellers generated by operation of the applicable portion of the Business prior to the applicable Effective Time of either Closing;

(c)           the equity or capital accounts of Sellers and each Seller's charter or Organizational Documents, minute books, equity ledger or record books, company seal and tax records;

(d)           any Files and Records relating to the employees of Sellers, to the extent transfer and sale is prohibited by applicable Law;

(e)           except as otherwise provided herein, all claims and rights to receive Tax refunds, credits and benefits relating to the operation or ownership of the applicable portion of the Business or the Purchased Assets for any Tax period ending on or prior to the applicable Closing Date together with any net deferred Tax assets;

(f)           any Seller's rights under this Agreement and the Ancillary Agreements;

(g)           the Excluded Contracts and all rights of any Seller under the Excluded Contracts;

(h)           all employee benefit plans, programs, arrangements and other commitments of Sellers relating to Employees, whether written or oral, express or implied and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations under any such employee benefit plans, except to the extent listed as an Assumed Contract;

(i)           all insurance policies (including all of the key man life insurance policies owned by any Seller or which any Seller is beneficiary) and the rights and benefits thereunder (including any rights to proceeds thereof), arising with respect to the operation of the applicable portion of the Business by a Seller prior to the applicable Closing;

(j)           all finished goods inventory; and

(k)           any other asset described on Schedule 2.03(k).

3.          Assumption of Liabilities.

3.01          Assumed Liabilities. At the Initial Closing with respect to Louisiana Buyer and at the Second Closing with respect to Bango Buyer, but subject to the terms and conditions of this Agreement and as partial consideration for the purchase of the Purchased Assets, Louisiana Buyer shall assume and agree to pay, perform and discharge as and when due, only the following Liabilities of Omega, and Bango Buyer shall assume and agree to pay, perform and discharge as and when due, only the following Liabilities of Bango Refining (collectively, the "Assumed Liabilities"):

(a)           The Liabilities of the applicable Seller which are listed and described in greater detail on Schedule 3.01(a) for the following: (i) up to $1,300,000 due Diatom Rail Park, LLC and RESC, LLC, under that certain Promissory Note dated March 18, 2013 issued by Bango Refining in favor of Diatom Rail Park, LLC in the original principal amount of $914,000 and under that certain Equipment Rental Agreement dated January 23, 2013 between RESC, LLC and Bango Refining; (ii) all obligations currently due Sequoia Global Inc. in an amount not to exceed $760,000 for the hydrotreater located at Omega's Myrtle Grove facility which are due under that certain Contract Agreement dated October 14, 2011 between Omega and Sequoia Global Inc., as amended by First Amendment to Contract Agreement dated December 17, 2012 (provided however, if the applicable Buyer elects [a] to not pursue additional work under such Contract beyond what has been performed to date and instead elects to terminate such Contract, then Sellers shall be responsible for any costs due Sequoia Global Inc. under such Contract arising as a result of such termination or [b] to pursue additional work under such Contract beyond what has been performed to date, then such Buyer shall be responsible for any costs due Sequoia Global Inc. under such Contract arising as a result of such additional work, including any future termination costs for such Contract related thereto); (iii) the obligations and other amounts due under the capital leases entered into by a Seller (the total Liabilities for which shall not exceed $3,977,628 as of the Initial Closing for those leases to be assumed by Louisiana Buyer at the Initial Closing, and shall not exceed $3,624,327 for those leases to be assumed by Bango Buyer at the Second Closing) which relate to the lease of certain Personal Property used by the Business, and each such lease is listed in reasonable detail on the attached Schedule 3.01(a); (iv) the obligations and other amounts due under the operating leases entered into by Sellers which such leases are Assumed Contracts and are listed in reasonable detail on the attached Schedule 3.01(a); and (v) the obligations and other amounts due under the Bakersfield operating lease entered into by Golden State with Tricor Refining, LLC under that certain Lease, Storage and Service Agreement dated as of April 6, 2011, as amended; and

(b)           All Liabilities of the applicable portion of the Business arising after the applicable Closing, including under the applicable Assumed Contracts, but only to the extent such Assumed Contracts are properly and effectively assigned to the applicable Buyer; provided, however, no Buyer shall assume or be responsible for any Liability arising out of the breach, nonperformance or defective performance prior to the applicable Effective Time of a Closing of any Seller of any such Assumed Contracts.  Notwithstanding the foregoing, in the event the lease buyout amount at the end of the lease term with respect to that certain Lease Schedule No. 3 to Master Lease Agreement made as of January 20, 2012 between Marquette Equipment Finance and Omega pertaining to the Paulsboro hydrotreater with generators (and including, but not limited to, all equipment, raw materials, parts, components, construction, implementation and installation costs, and all rights and other assets relating thereto) and related to Master Lease Agreement No. MEF 0659, as amended by Amendment No. 1 to Lease Schedule No. 3 and Amendment No. 2 to Lease Schedule No. 3 to such Master Lease Agreement exceeds $1, then Sellers and the Equity Owner shall be responsible for such excess amount and shall indemnify and hold Buyers harmless for such excess amount in accordance with the provisions set forth in Section 11 below.

No Buyer shall be liable for any other matter, fact, event, condition or circumstance occurring or existing on or prior to the applicable Effective Time unless such items are otherwise Assumed Liabilities under this Section 3.01.

3.02          Excluded Liabilities.  Except for the Assumed Liabilities, Buyers shall not assume, and shall not be obligated to pay, perform or discharge any Liabilities of Sellers, which Liabilities shall be retained by the applicable Seller and shall hereafter be referred to as the "Excluded Liabilities."  The Parties acknowledge and agree that the Liabilities assumed by Buyers under this Agreement shall consist of only those Assumed Liabilities as of the applicable Closing Date described in Section 3.01 and shall not include any other Liabilities of Sellers which are not specifically enumerated in Section 3.01.  For the sake of clarity, and without limiting the generality of the foregoing, "Excluded Liabilities" include the following:

(a)           Any Transaction Expenses of any Seller or Equity Owner, except as otherwise provided on Schedule 5.03(c) with respect to Buyers' portion of the retention bonuses, or to the extent listed as an Assumed Contract;

(b)           All of the accounts payable, accrued liabilities and accrued expenses of either Seller or the applicable portion of the Business which relate to the periods prior to the applicable Closing Date for the sale and transfer of such portion of the Business;

(c)           Any federal, state or local income, (including bulk sales), use, employment or other Tax Liabilities of any Seller;

(d)           Except to the extent listed on Schedule 3.01(a), and except as provided on Schedule 5.03(c) with respect to Buyers' portion of the retention bonuses,  any Liability of any Seller to the Equity Owner or other Affiliate of any Seller or the Equity Owner, including any profit bonus, compensation or commissions accrued or payable;

(e)           Any intercompany Liability between or among Sellers or their Affiliates (all of which shall be paid and satisfied on or prior to each applicable Closing);

(f)           Any Liability relating to an Excluded Asset;

(g)           Any Liability of any Seller to Wells Fargo Bank, Dexter Hawk (or his Affiliates), Big 4 Investments, LLC, BBB Funding, LLC or Guggenheim Corporate Funding, LLC, whether pursuant to any loan or similar arrangement or under any employment or other Contract;

(h)           Except as provided on Schedule 5.03(c) with respect to Buyers' portion of the retention bonuses, any Liabilities of any Seller to the extent arising prior to the applicable Closing of the sale and transfer of the relevant portion of the Business for accrued wages, employee bonuses, accrued vacation pay, paid time off, sick pay, severance pay and other employee-related compensation and benefits which are related to any employee of the Business or any employee of a Seller or the Equity Owner (regardless of whether such employee is a Transferred Employee hereunder);

(i)           Any Liabilities or obligations relating to an Employee Benefit Plan, including any Liabilities under any employee stock incentive plan or similar employee compensation arrangement for employees or former employees of any Seller (including, without limitation, any phantom stock grant, retention bonus arrangement (but only to the extent of Sellers' share thereof as provided on Schedule 5.03(c)), or deal bonus arrangement) to the extent not arising post-Closing under an Assumed Contract; and

(j)           Any Liabilities and obligations of either Seller or its Affiliates related to any Proceeding and any Liabilities and obligations of Seller or its Affiliates arising out of or resulting from their compliance or noncompliance with any applicable Laws or any  Environmental Laws, including, without limitation, any Liabilities and obligations related to or arising out of the following Proceedings or Claims: the accident occurring at Bango Refining's facility in Fallon, Nevada in December 2013 and any Claims brought or Losses asserted by any Person (including any Government Authority or employee) related thereto, whether as a result of a violation of Law, personal injury, property damage or otherwise (collectively, and any Claims related thereto, the "Bango Claim").

4.          Closing.  Unless this Agreement shall have been terminated pursuant to Section 10.01, but subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall take place in two separate closings, (a) one with respect to the sale, transfer and assignment by Bango Refining to Bango Buyer of the Bango Acquired Assets and (b) one with respect to the sale, transfer and assignment by Omega to Louisiana Buyer of the Omega Acquired Assets and the transfer and assignment of the outstanding equity interests in Golden State to Bango Buyer (each a "Closing" and collectively, the "Closings"), in each case at the offices of Vertex located at 1331 Gemini Street, Suite 250, Houston, Texas 77058, or in one or both instances remotely by mail, facsimile, e-mail and/or wire transfer, in each case to the extent acceptable to the Parties hereto, or at such other place as is mutually acceptable to the Parties.  The closing of the portion of the Transaction related to the sale and transfer by Omega to Louisiana Buyer, the purchase and acquisition by Louisiana Buyer from

Omega of the Omega Acquired Assets, the assignment to and assumption by Louisiana Buyer from Omega of the Omega Assumed Liabilities and the transfer and assignment of all of the outstanding equity interests in Golden State to Bango Buyer shall be referred to herein as the "Initial Closing" and the date on which the Initial Closing occurs is referred to herein as the "Initial Closing Date".  The closing of the portion of the Transaction related to the sale and transfer by Bango Refining to Bango Buyer and the purchase and acquisition by Bango Buyer from Bango Refining of the Bango Acquired Assets and the assignment to and assumption by Bango Buyer from Bango Refining of the Bango Assumed Liabilities shall be referred to herein as the "Second Closing" and the date on which the Second Closing occurs is referred to herein as the "Second Closing Date".  For purposes of this Agreement each of the Initial Closing Date and the Second Closing Date is referred to herein as a "Closing Date." The Initial Closing shall occur on or before the later of April [1], 2014 or the third Business Day after the satisfaction or waiver of the conditions set forth in Section 6 (excluding conditions that, by their terms, cannot be satisfied until the Initial Closing Date but subject to the satisfaction or waiver of such conditions at the Initial Closing) that apply to the Initial Closing, or on such other date as is mutually acceptable to the Parties.  The Second Closing shall occur on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Section 6 (excluding conditions that, by their terms, cannot be satisfied until the Second Closing Date but subject to the satisfaction or waiver of such conditions at the Second Closing) that apply to the Second Closing, or on such other date as is mutually acceptable to the Parties.  Except as otherwise provided in this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party of any obligation under this Agreement.  Each Closing shall be effective as of the Effective Time with respect to such Closing.

5.          Purchase Price.

5.01          Amount.

(a)           Initial Closing.  In consideration of (x) Omega's sale, assignment and transfer of the Purchased Assets of Omega (y) Equity Owner's sale, assignment and transfer of the Golden State membership interests to Bango Buyer, and (z) the performance by them of all of the terms, covenants and provisions of this Agreement on their part to be kept and performed, at the Initial Closing Louisiana Buyer and Bango Buyer shall:  (i) deliver immediately available funds by wire transfer to the account or accounts designated by Sellers in the aggregate amount of Thirty Million Seven Hundred Fifty Thousand and 00/100 Dollars ($30,750,000.00) to be paid to Sellers or applied in connection with the satisfaction of certain items of Debt of Sellers in accordance with Section 5.03(d) (such aggregate amount of cash paid to Sellers and the third party designees is referred to herein as the "Closing Cash Payment"); (ii) cause Vertex to issue 500,000 shares of the Closing Stock Consideration to Omega which amount shall be deemed to be delivered upon delivery of a stock certificate to such recipient representing such number of shares of Vertex Common Stock (as adjusted under Section 5.02); and (iii) assume the Assumed Liabilities of Omega.

(b)           Second Closing. In consideration of Bango Refining's sale, assignment and transfer of the Purchased Assets of Bango Refining and the performance by it of all of the terms, covenants and provisions of this Agreement on its part to be kept and performed, at the

Second Closing, Bango Buyer shall: (i) assume the Assumed Liabilities of Bango Refining; and (ii) cause Vertex to issue [a] subject to Section 5.01(e), 500,000 shares of the Closing Stock Consideration, which amount shall be deemed to be delivered upon delivery of stock certificates to such recipients as are designated by Sellers and whom are allowable under applicable Law representing such number of shares of Vertex Common Stock (as adjusted under Section 5.02) and [b] 1,000,000 shares of the Closing Stock Consideration to the Escrow Agent as provided in Section 5.03(b) below.

(c)           Allocation of Proceeds. The Closing Cash Payment and the Closing Stock Consideration shall be allocated among Sellers, the Escrow Agent and such other third party payees as set forth on Schedule 5.01 (as such Schedule may be updated in connection with each Closing), and the Closing Stock Consideration shall be registered in the name of each such recipient, and bearing the legends and restrictions set forth in Section 9.18(c) below.  Buyers shall be entitled to conclusively rely on such Schedule in paying the Closing Cash Payment and in issuing such Closing Stock Consideration.  The Closing Stock Consideration is subject to further adjustment as provided in Section 5.02.  The sum of the Closing Cash Payment, the Closing Stock Consideration (as adjusted pursuant to Section 5.02), the Assumed Liabilities and the Contingent Payments, to the extent earned, shall be referred to herein as the "Purchase Price."

(d)           Short Term Loan. The Parties acknowledge and agree that, notwithstanding the portion of the Purchase Price actually paid at each Closing, the amount of the sum of the Purchase Price paid by Buyers with respect to the Purchased Assets and Business of Sellers shall be allocated between Sellers as follows: Omega - 66.67%; and Bango Refining - 33.33%.  Accordingly, the Parties agree that the amount by which the Closing Cash Payment made plus the portion of the Closing Stock Consideration issued at the Initial Closing exceeds Omega's portion of the Purchase Price, plus the amount of any loans provided by Buyers to Sellers pursuant to Section 9.20 below, shall be deemed a loan made by Buyers jointly and severally to Sellers in the principal amount of such sum (the sum of all such amounts is referred to as the "Loan Amount"), which original Loan Amount shall be reflected on the Closing Statement delivered by the Parties at the Initial Closing.  The Loan Amount shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit A (the "Seller Note") which shall not bear interest for the six month period following the Initial Closing and shall be paid in full in connection with the Second Closing as part of the transactions occurring at such Closing.  In the event the Second Closing does not occur within six months of the Initial Closing, then the Loan Amount shall bear interest thereafter at a rate equal to 9.5% per annum, which interest shall thereafter be payable by Sellers to Buyers on a monthly basis commencing on the seven month anniversary of the Initial Closing Date and continuing on the same day of each subsequent month until the Second Closing.  Such interest payments shall be paid by wire transfer in immediately available funds to the account designated by Buyers. To secure Sellers' prompt payment and performance of the Secured Obligations (as defined below), Bango Refining, effective as of the Effective Time of the Initial Closing, pledges, assigns and grants to Vertex, a security interest in all of Bango Refining's right, title and interest in, to and under all of the assets of Bango Refining, regardless of where located (all of which will be collectively referred to as the "Collateral"), including:  (i) all accounts and accounts receivable; (ii) all chattel paper; (iii) all documents; (iv) all equipment; (v) all buildings, fixtures and other leasehold improvements; (vi) all general intangibles; (vii) all goods; (viii) all instruments; (ix) all inventory; (x) all commercial tort claims; and (xi) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any general intangibles at any time evidencing or relating to any of the foregoing; to secure the prompt and complete payment and performance of all of Sellers' indebtedness, obligations and liabilities owed to Buyers hereunder whether absolute or contingent and whether now existing or hereafter incurred under this Agreement (collectively, the "Secured Obligations").  Bango Refining hereby authorizes Vertex, or its representatives, to file a UCC financing statement with the Delaware Secretary of State and/or a fixture filing with the local county in Nevada where Bango Refining operates (or such other applicable jurisdictions) as necessary to perfect its security interest granted herein. The foregoing security interest in such assets shall terminate and the Loan Amount shall automatically be satisfied as of the Effective Time of the Second Closing (provided Sellers have repaid the interim funding disclosed in Section 5.01(e) below) and thereupon no Buyer shall have any security interest in or Encumbrance on any consideration paid to Sellers hereunder as of and after such Second Closing.

(e)           Interim Funding Line of Credit. At the Initial Closing, Buyers shall provide Sellers with a short term line of credit loan in the principal amount of up to a maximum amount of $1,600,000 (the "Interim Line"), which loan amounts shall be reasonably requested from time to time by Sellers from Buyers between the Initial Closing and the Second Closing.  The Interim Line shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit B (the "Interim Funding Note") which shall bear interest at a rate equal to 9.5% per annum, which interest shall be payable by Sellers to Buyers on a monthly basis commencing on the six month anniversary of the Initial Closing Date and continuing on the same day of each subsequent month until fully repaid.  The amount of the Interim Line shall be paid down to a maximum outstanding balance (principal and accrued interest) of $600,000 on the Second Closing Date and shall be repaid in full (principal and accrued interest) on or before March 31, 2015.  The Interim Line shall be secured by the Collateral and shall be repaid, at Sellers' election, in either cash or by the surrender, or reduction in the issued number, of shares of Vertex Common Stock (with such shares being valued at the VWAP). In the event the Interim Line is not repaid in full (principal and accrued interest) on or before the Second Closing Date, then 250,000 shares of the 500,000 shares of Vertex Common Stock issuable at the Second Closing shall be retained and held back by Buyers and Vertex to secure the repayment of the remaining amount of the Interim Line then due and will only be issued or released to Sellers upon repayment in full (principal and accrued interest) of such loan amount.

5.02          Adjustments to Closing Consideration.

(a)           Inventory.

(i)           As of the Effective Time of the Initial Closing, Omega shall deliver to Louisiana Buyer at least 3,350,000 gallons of used motor oil and, as of the Effective Time of the Second Closing, Bango Refining shall deliver to Bango Buyer at least 960,000 gallons of used motor oil (in each case, as applicable the "Inventory Target"). For purposes of determining whether the applicable Inventory Target is met only on spec used motor oil shall be counted.

(ii)           Additionally, as of the Effective Time of the applicable Closing, the applicable Seller shall deliver to the applicable Buyer such level of chemicals used in the applicable portion of the Business to process used motor oil as is customary and consistent with past practices for such portion of the Business being transferred at such Closing, which value of such chemicals shall be determined and calculated in accordance with GAAP consistently applied by Sellers prior to the Closing.

(iii)           For the purpose of calculating the minimum level of used motor oil Inventory as provided by Section 5.02(a)(i) above, Buyers and Sellers shall jointly conduct separate physical inventories as of an agreed upon date and time (within 5 calendar days of each Closing) of the applicable Seller's used motor oil Inventory which shall be valued and determined as provided in Section 5.02(a)(i), and the Parties' determination of the Inventory Target. Representatives of Buyers and Sellers and their respective accountants and other representatives shall be entitled to observe such physical inventories (and each Party shall have reasonable advance written notice thereof) and Buyers shall have reasonable access to the books and records of Sellers and the applicable portion of the Business upon reasonable advance written request and to request copies of supporting documents for the purpose of verifying the amounts set forth therein.

(iv)           Sellers and Buyers shall in good faith jointly determine and calculate an estimate of the used motor oil Inventory of such Seller as of each Effective Time of a Closing at such time in advance of the applicable Closing as the Parties shall mutually agree.  In the event that such estimate results in a value of such Inventory being less than the applicable Inventory Target, then the Parties, at Sellers' election, shall either reduce the portion of the cash consideration or the Closing Stock Consideration paid at such Closing by the amount of such deficiency, and, at Sellers' additional election, Sellers shall be entitled to pay the amount of such reduction, but not in excess of $750,000 in the aggregate for both Closings (with such excess amount being paid in cash), within ninety (90) calendar days after the applicable Closing Date (the "Deferred Inventory Payment") in which case no adjustment of the cash consideration or Closing Stock Consideration shall be made as a result of such deficiency.  Such Deferred Inventory Payment shall bear interest at a rate of 9.5% per annum until paid and Sellers shall pledge to Buyers that number of shares of the Closing Stock Consideration equal in value to such Deferred Inventory Payment (with such value being determined based upon the Share Reference Price) to secure repayment.  If applicable, the value of the Closing Stock Consideration for such inventory adjustment purposes shall be equal to the Share Reference Price (with such number of shares actually being issued rounded to the nearest whole number). The reduction in the consideration paid hereunder shall be allocated to the applicable Seller recipient as determined by Sellers and without adjustment (except as provided in Section 5.02(c) below) to the number of shares of Vertex Common Stock being placed in the Escrow Account at the Second Closing. Within ninety (90) days after the applicable Closing, Buyers and Sellers shall confirm the actual value of the used motor oil Inventory of the applicable Seller as of the applicable Effective Time and determine whether any adjustments to the estimated value of such Inventory are required based upon actual information on the value of such Inventory as of the applicable Effective Time.  In accordance with Section 5.02(c) below, the Parties shall in good faith apply any such post-Closing adjustments to such Inventory value in determining the amount of the cash consideration or the number of shares of Vertex Common Stock, as applicable, that should have been delivered to Sellers as the applicable portion of the consideration due at such Closing and the Parties shall cooperate in good faith in making such adjustments to the number of shares paid or issued to Sellers.

(v)             The applicable Buyer shall pay the applicable Seller for any used motor oil inventory on hand as of the applicable Closing in excess of the applicable Inventory Target, with the purchase price for such inventory to be paid by the applicable Buyer to the applicable Seller being equal to 88% of the "U.S. Gulf Coast Waterborne No. 6 3%  Sulfur" daily PLATTS posting. If the amount of the used motor oil inventory hereunder is less than the applicable Inventory Target, then the applicable Seller shall be charged for such deficiency at an amount equal to the number of deficient gallons multiplied by 88% of the "U.S. Gulf Coast Waterborne No. 6 3%  Sulfur" daily PLATTS posting.

(b)           Prepaid Assets. As of the Effective Time of the applicable Closing, the applicable Seller shall deliver to the applicable Buyer such level of prepaid assets determined in accordance with GAAP as is customary and consistent with past practices as of the date of Closing for such portion of the Business being transferred at such Closing, which value of the prepaid assets shall be determined and calculated in accordance with GAAP consistently applied by Sellers prior to the Closing.

(c)           Post-Closing Adjustment to the Closing Consideration.  The Parties shall in good faith determine and apply any such post-Closing adjustments to the actual value of such acquired used motor oil Inventory at each Closing and shall apply such adjustments in determining the actual amount of cash consideration or number of shares of Vertex Common Stock, as applicable, that should have been delivered to Sellers as the applicable portion of the amount of the consideration payable to Sellers at the applicable Closing (taking into account for this purpose any adjustment to the consideration paid at such Closing in connection with the determination of the estimated amount of the used motor oil Inventory as provided in Section 5.02(a)(iv) above).  In the event Sellers received too much cash or too many shares of Vertex Common Stock, then Sellers shall cooperate in either repaying such excess cash or adjusting the number of shares of Vertex Common Stock issued at the Second Closing (in the case of an adjustment occurring as part of the Initial Closing) or placed in the Escrow Account (in the case of an adjustment occurring as part of the Second Closing), including cooperating in all reasonable respects in providing such required notices and other information to the Escrow Agent and the Vertex transfer agent to adjust the number of shares of Vertex Common Stock issued to Sellers or the Escrow Account, as applicable.  In the event Sellers are entitled to an additional cash payment or additional shares of Vertex Common Stock, with such choice being at Sellers' election, as a result of the adjustment provided herein, then Buyers shall pay by wire transfer of immediately available funds to the account(s) designated by Sellers such additional cash payment or shall cause Vertex to deliver additional stock certificates representing the additional shares of Vertex Common Stock to be issued to each Seller designee, which such additional number of shares of Vertex Common Stock being allocated to the recipients as designated by Sellers, and which additional shares of the Vertex Common Stock shall bear the legends and restrictions set forth in Section 9.18(c) below. Any such adjusted number of shares of Vertex Common Stock held by each Seller as a result of this post-Closing adjustment procedure shall be rounded to the nearest whole number.  Additionally, to the extent Sellers elected at the applicable Closing to defer payment of a reduction in the portion of the Purchase Price paid at such Closing by obtaining a loan from Buyers as provided in Section 5.02(a)(iv), then Sellers shall repay such loan amount (taking into account the final adjustment to the portion of the Purchase Price to be paid in connection with such Closing as provided in this Section 5.02(c)) in full with accrued interest at the rate specified in Section 5.02(a)(iv). Upon repayment of such deferred payment or loan amount, then the pledge of the shares of Vertex Common Stock contemplated by Section 5.02(a)(iv) shall automatically terminate.

(d)           Disputes.  If Sellers and Buyers cannot agree on the determination of the value of the final used motor oil Inventory for the portion of the Business acquired by the applicable Buyer hereunder at either Closing within one hundred (100) calendar days after the applicable Closing, then either Buyers or Sellers may promptly thereafter cause BDO, LLP or another mutually acceptable third party accounting firm (the "Arbitrating Accountant") to promptly review this Agreement and the disputed items or amounts in determining the value of the final used motor oil Inventory of the applicable portion of the Business acquired by the applicable Buyer at the applicable Closing.  Within thirty (30) calendar days after submission to the Arbitrating Accountant for resolution, Buyers and Sellers shall each indicate in writing their position on each disputed matter and each such Party's determination of the amounts in dispute, with all submissions to the Arbitrating Accountant concurrently copied to the other Parties.  The Arbitrating Accountant shall make a written determination on each disputed matter no later than forty-five (45) calendar days after submission to the Arbitrating Accountant for resolution and such determination will be conclusive and binding upon Buyers and Sellers with respect to that disputed matter.  The proposed final amount of the portion of the Closing Cash Payment or Closing Stock Consideration, as applicable, will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 5.02(d).  Buyers and Sellers shall cooperate in all reasonable respects, and shall cause their respective representatives to cooperate in all reasonable respects, in good faith with the Arbitrating Accountant and its agents and representatives in connection with any engagement of the Arbitrating Accountant hereunder, including, without limitation, by signing the engagement letter or retainer letter, if any, reasonably requested by the Arbitrating Accountant.  The fees and expenses of the Arbitrating Accountant incurred in the resolution of such dispute shall be shared equally by Buyers and Sellers provided that if the Arbitrating Accountant determines that a Party has adopted a position or positions with respect to the determination of the applicable used motor oil Inventory under this Section 5.02 that is frivolous or clearly without merit, then the Arbitrating Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such Party, with such additional allocation being determined by the Arbitrating Accountant at the time the determination of the Arbitrating Accountant is rendered on the merits.

5.03          Closing Payments.

(a)           Payments to Sellers.

(i)           At the Initial Closing, Buyers shall [a] pay Sellers (or their designee) in connection with the sale and transfer of the Purchased Assets of Omega (allocated among Sellers or such third party designees in accordance with Schedule 5.01 and the funds flow and closing statement shown on the attached Exhibit C (the "Closing Statement")), the aggregate sum equal to the Closing Cash Payment, less any unpaid Transaction Expenses of the Sellers that the Parties have agreed will be paid by Buyers on Sellers' behalf at the Initial Closing and [b]

cause Vertex to issue 500,000 shares of the Closing Stock Consideration to Omega (as adjusted under Section 5.02).

(ii)           At the Second Closing, but subject to Section 5.01(e) above, Buyers shall cause Vertex to issue to Sellers (or their designee) in connection with the sale and transfer of the Purchased Assets of Bango Refining (allocated among Sellers or such third party designees as are allowable under applicable Law), 500,000 shares of the Closing Stock Consideration (as adjusted at the applicable Closing pursuant to Section 5.02 above), less any unpaid Transaction Expenses of Sellers that the Parties have agreed will be paid by Buyers on Sellers' behalf at the Second Closing.  Moreover, the Loan Amount and the Seller Note shall be cancelled and fully satisfied (or repaid as provided by Section 5.01(e) above) in connection with the transactions contemplated by or at the Second Closing.

(b)           Escrow. At the Second Closing, Buyers shall deposit (or shall cause Vertex to deposit) an aggregate amount equal to 1,000,000 shares of Vertex Common Stock, as adjusted under Section 5.02 (the "Escrow Amount"), by the delivery of a stock certificate representing in the aggregate the Escrow Amount, in an account (the "Escrow Account") established with a mutually agreed upon financial institution reasonably approved by the Parties (the "Escrow Agent"), to be administered pursuant to the terms and conditions set forth in an escrow agreement in a form reasonably agreed upon by the parties (the "Escrow Agreement") to be entered into at the Second Closing by the Parties and the Escrow Agent.  The Escrow Agreement shall, among other things, provide that (1) it shall be available to cover all Claims by Buyers for indemnification under this Agreement or any downward adjustment (without duplication) in the Closing Stock Consideration contemplated by Section 5.02 above, (2) 500,000 shares of the Closing Consideration, less the sum of [a] the number of shares surrendered or returned to Buyers (or Vertex) related to any paid indemnification Claims, plus [b] the number of shares covering any then outstanding indemnification Claims (including those which are final and liquidated and those which are not final and liquidated) and plus [c] the number of shares of the Vertex Common Stock used to cover any downward adjustment in the Closing Stock Consideration contemplated by Section 5.02 above, shall be released from the Escrow Account and issued in the name of Sellers (or their Affiliates, as is designated by Sellers to Buyers and as is allowable under applicable Law) on September 15, 2015 and (3) any remaining Escrow Amount (including any interest or dividends thereon), less any amount related to any then outstanding indemnification Claims (including those which are final and liquidated and those which are not final and liquidated), shall be issued in the name of Sellers (or its Affiliates, as is designated by Sellers to Buyers and as is allowable under applicable Law) on the eighteen (18) month anniversary of the Second Closing Date.

(c)           Transaction Expenses.  From and after the Initial Closing, except as provided herein, and in accordance with the contractual obligations related thereto, Sellers or the Equity Owner shall pay or otherwise satisfy all of their obligations in connection with any Transaction Expense.  Notwithstanding the foregoing, the Transaction Expenses set forth on the attached Schedule 5.03(c), which consist of retention bonuses due certain employees of the Business, shall be paid to such persons listed on Schedule 5.03(c) and in the aggregate amounts set forth on such Schedule.  One-half of the aggregate bonus amount, less applicable withholding Taxes, shall be paid at the Initial Closing, all of which amount shall be paid by the applicable Seller, to such persons and the remaining one-half, less applicable withholding Taxes, shall be paid on the six-month anniversary of the Initial Closing, all of which amount shall be paid by the applicable Buyer, to such persons provided such employee is still employed with the Business at such time.  Buyers and Sellers, as applicable, shall be entitled to deduct and withhold from any bonuses payable pursuant to this Agreement by Buyers or Sellers, as applicable, to any recipient such amounts as is required by Law for such person to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax Law.

(d)           Debt.  Set forth on Schedule 5.03(d) (which Schedule shall be updated in connection with the Initial Closing and the Second Closing) is a list identifying each item of Debt of the Business, including the name of the payee and the amount owed to such payee as of the applicable Closing Date, regardless of whether such Seller Debt is to paid off or fully satisfied in connection with such Closing or is assumed by a Buyer and considered an Assumed Liability hereunder (which final payoff amounts, if applicable, shall be reflected on the applicable Closing Statement). Such Schedule shall indicate whether such item of Seller Debt listed therein is an Assumed Liability, an Excluded Liability and/or is being paid off or satisfied in connection with the applicable Closing.  In such event and at Buyers' request, a reasonable time prior to the applicable Closing Date, but in no event less than three (3) Business Days prior thereto, Sellers shall deliver to Buyers payoff letters prepared in good faith and in a form reasonably satisfactory to Buyers from each such holder of Seller Debt showing the payoff amount for the Seller Debt that is to be paid off as of such Closing Date and the payment instructions therefor.  The Parties agree to comply with the foregoing procedures, to the extent applicable, at each Closing to confirm the amounts and status of any Debt of either Seller or which encumbers any Seller's Purchased Assets or portion of the Business then being transferred at such Closing to the applicable Buyer.

5.04          Contingent Consideration. Subject to the provisions of Section 11.08(a), either Buyer may be obligated to make additional payments to either Seller as set forth in this Section 5.04 (each a "Contingent Payment" and collectively, the "Contingent Payments").

(a)           Bango EBITDA Earnout.

(i)           For each Bango Earnout Period, in the event the portion of the Business conducted by Bango Buyer achieves a Bango EBITDA level of at least $3,500,000, then Bango Buyer shall pay to Bango Refining a Contingent Payment equal to the amount set forth in the table set forth below, which amount shall be paid by Bango Buyer to Bango Refining by directing Vertex to issue Bango Refining that number of shares of Vertex Common Stock (rounded to the nearest whole share) equal to the amount of the Contingent Payment earned divided by the VWAP for such shares.  Bango Buyer shall be deemed to have issued such shares to Bango Refining upon delivery of a stock certificate issued to such Seller representing such aggregate number of shares of Vertex Common Stock due hereunder.

Bango EBITDA for period is at least	Contingent Payment
Less than $3,500,000	$0
$3,500,000 but less than $5,000,000	$3,150,000
$5,000,000 or more	$4,500,000

(ii)           In the event that the Bango EBITDA for the portion of the Business conducted by Bango Buyer falls between $3,500,000 and $5,000,000, then the amount of the Contingent Payment shall be proportionately adjusted by the same percentage by which the amount of such Bango EBITDA exceeds the minimum threshold of $3,500,000 but is less than the maximum Bango EBITDA threshold of $5,000,000.  By way of example, if the Bango EBITDA for a Bango Earnout Period equals, $4,300,000, then the Contingent Payment that is earned shall equal $3,870,000 (e.g., ($800,000/$1,500,000) * ($4,500,000 - $3,150,000) + $3,150,000).

(iii)           If [a] aggregate Bango EBITDA for the portion of the Business conducted at Bango Buyer during the calendar year 2015 Bango Earnout Period is less than $5,000,000 but the sum of such Bango EBITDA for both Bango Earnout Periods equals or exceeds $10,000,000, then Bango Buyer shall be obligated to pay Bango Refining an additional Contingent Payment equal to the difference between the sum of the Contingent Payments otherwise due for each Bango Earnout Period and $9,000,000.  By way of example, in the event the amount of the Contingent Payment due Bango Refining as calculated above equals $8,000,000 ($3,500,000 for 2015 and $4,500,000 for 2016), but the cumulative amount of the Bango EBITDA for the portion of the Business conducted by Bango Buyer for both Bango Earnout Periods equals $10,500,000, then Bango Buyer shall be obligated to pay Bango Refining an additional Contingent Payment (at the same time the Contingent Payment for the 2016 Bango Earnout Period is due), in shares of Vertex Common Stock based upon the VWAP, equal to $1,000,000 as a result of the application of the provisions of this Section 5.04(a)(iii).

(iv)           Notwithstanding anything herein to the contrary, Buyers shall be entitled to reduce or offset any Contingent Payment earned by Bango Refining hereunder (through a reduction in the number of shares of Vertex Common Stock to be issued, rounded to the nearest whole number) by the cumulative total of the Required Annual Capital Expenditures, for the period commencing with the Second Closing and ending with December 31, 2016 (the "Testing Period"), incurred at the Business' Bango refining facility in Fallon, Nevada in excess of $350,000 per calendar year, excluding for purposes of this calculation up to $1,250,000 of capital expenditures incurred by the applicable Buyer to fund the purchase of a fuel stripper and a scrubber for such facility.  In furtherance of the foregoing, Buyers covenant and agree to, after the Initial Closing and prior to the end of the Bango Earnout Period, fund up to $1,250,000 to purchase a fuel stripper and scrubber at the Bango Buyer's Fallon, Nevada facility. Notwithstanding the foregoing, in the event the cumulative Bango EBITDA during the Testing Period is in excess of $10,000,000 the amount of such excess shall be offset against the amount of the Required Annual Capital Expenditures, thus reducing the amount of such Required Annual Capital Expenditures which Buyers are entitled to offset against any Contingent Payment due Bango Refining hereunder.

(v)           Notwithstanding anything herein to the contrary, the maximum aggregate amount of Contingent Payments that Bango Buyer shall be obligated to pay Bango Refining hereunder with respect to all Bango Earnout Periods shall not exceed $9,000,000 in the aggregate or more than $4,500,000 with respect to any single Bango Earnout Period.

(b)           Omega EBITDA Earnout.

(i)           In the event the portion of the Business conducted by Louisiana Buyer achieves an Omega EBITDA level of at least $8,000,000 during any consecutive twelve (12) month period during the Omega Earnout Period, then Louisiana Buyer shall cause Vertex to issue to Omega the number of shares of Vertex Common Stock set forth in the table below, which amount shall be deemed to be delivered upon delivery of a stock certificate to such recipient representing such number of shares of Vertex Common Stock.

Omega EBITDA for period is at least	Contingent Payment (Number of Shares of Vertex Common Stock)
Less than $8,000,000	0
$8,000,000 but less than $9,000,000	470,498
$9,000,000 or more	940,995

(ii)           In the event that the Omega EBITDA for the portion of the Business conducted by Louisiana Buyer falls between $8,000,000 and $9,000,000, then the number of shares of Vertex Common stock to be issued as the Contingent Payment shall be proportionately adjusted by the same percentage by which the amount of such Omega EBITDA exceeds the minimum threshold of $8,000,000 but is less than the maximum Omega EBITDA threshold of $9,000,000.  By way of example, if the Omega EBITDA equals, $8,500,000, then the number of shares of Vertex Common stock to be issued as the Contingent Payment shall equal 705,746 (e.g., the Omega EBITDA is at the mid-point between the minimum threshold of $8,000,000 and the maximum threshold of $9,000,000 so therefore the number of shares to be issued would be at the mid-point between the maximum number of shares issuable and the minimum number of shares that may be issued if any portion of this Contingent Payment is earned).

(iii)           Notwithstanding the foregoing, Louisiana Buyer shall be entitled to reduce or offset any Contingent Payment earned by Omega hereunder (through a reduction in the number of shares of Vertex Common Stock to be issued, rounded to the nearest whole number) by the cumulative total of the Required Annual Capital Expenditures during the Omega Earnout Period incurred at Omega's refining facility in Marrero, Louisiana in excess of $700,000 per calendar year (pro-rated for partial calendar years).  Notwithstanding the foregoing, in the event cumulative Omega EBITDA during the Omega Earnout Period is in excess of $13,500,000 the amount of such excess shall be offset against the amount of the Required Annual Capital Expenditures, thus reducing the amount of such Required Annual Capital Expenditures which Louisiana Buyer is entitled to offset against any Contingent Payment due Omega hereunder.

(c)           Contingent Payment Statements.  At such time as the financial results for the portion of the Business conducted by Bango Buyer are finalized and released, but in no event later than the June 30th following the end of a Bango Earnout Period (i.e., by June 30, 2016 and June 30, 2017) and within a reasonable period of time after the end of the Omega Earnout Period (or earlier if the maximum Omega EBITDA of $9 million has been achieved before then) at which time the financial results for the portion of the Business conducted by Louisiana Buyer are finalized and released with respect to the Business conducted by Louisiana Buyer, Buyers shall furnish to Sellers a written statement (each a "Contingent Payment Statement") accounting for, and describing in reasonable detail, the Bango EBITDA during the applicable Bango Earnout

Period and the Omega EBITDA during the Omega Earnout Period (and showing such Omega EBITDA on a monthly basis), and setting forth the amount, if any, of the Bango EBITDA or Omega EBITDA, as applicable, during such period and any Contingent Payment due hereunder with respect to that Bango Earnout Period or the Omega Earnout Period.

(d)           Review Procedure.  Sellers and their representatives shall have the right to review the books and records of the applicable portion of the Business at their expense, under customary and reasonable confidentiality obligations (to be given by Sellers and their representatives in favor of Buyers) for the sole purpose of determining whether a Contingent Payment is due under the terms of this Agreement, and Buyers will provide reasonable access, for a reasonable period of time, during normal business hours for the purpose of such review.  Such review may be initiated only during the thirty (30) day period immediately following receipt by Sellers of the Contingent Payment Statement.  Sellers shall complete such review within thirty (30) days of receipt of or access to the requested books and records.  Such review shall be conducted upon reasonable advance notice and in a manner which will not unreasonably interfere with the conduct of the Business.  Buyers shall make available to Sellers and their representatives as reasonably necessary after receipt of Sellers' request for review, their employees and officers with respect to the Business, and provide access to the books and records of the applicable portion of the Business (including work papers, schedules, memoranda and other documents), and all other information reasonably necessary to make a determination of whether a Contingent Payment is due hereunder.  If, following the conclusion of such review by Sellers or their representatives, Sellers dispute the Contingent Payment Statement, Sellers may, at any point during the thirty (30) day review period, deliver a notice (a "Protest Notice") to Buyers setting forth any such disagreement, which notice shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted, and shall be delivered only if (and to the extent that) Sellers reasonably and in good faith conclude that Buyers' determination as to whether a Contingent Payment is due hereunder, or the calculation of the amount of such Contingent Payment has not been determined in accordance with the guidelines and procedures set forth in this Agreement, or otherwise contains a manifest error.  Buyers and Sellers will use commercially reasonable efforts to resolve any disagreements as to the calculation of the Bango EBITDA or Omega EBITDA and whether and in what amount a Contingent Payment is due hereunder, but if they do not obtain a final resolution within twenty (20) days after Buyers' receipt of the Protest Notice, Buyers and Sellers may seek such available remedies pursuant to the terms of this Agreement.  If Sellers do not deliver the Protest Notice during such 30-day period, then they shall be deemed to have accepted the Contingent Payment Statement.

(e)           Payment.  In the event that a Contingent Payment is due hereunder, Buyers shall cause Vertex to pay the amount of such Contingent Payment by issuing the applicable number of shares of Vertex Common Stock (rounded to the nearest whole share) to Bango Refining or Omega (or their Affiliate), as applicable by the giving of an irrevocable instruction to the transfer agent of Vertex to issue to such Seller (or its authorized designee) a stock certificate(s) representing in the aggregate the number of shares of Vertex Common Stock due hereunder within five (5) Business Days after (i) the final determination of the VWAP with respect to the Bango Earnout which shall be calculated after the earlier to occur of [a] conclusive determination of the amount of the Contingent Payment in accordance with the terms and conditions of this Agreement or [b] deemed acceptance of the amount of the Contingent Payment due to the failure to deliver a Protest Notice or (ii) the final determination of whether the Omega Earnout was earned as provided hereunder.

(f)           Cap on Shares of Vertex Common Stock.  Notwithstanding anything herein to the contrary, the maximum number of shares of Vertex Common Stock to be issued in connection with the Transaction or otherwise hereunder shall not (i) exceed 19.9% of the outstanding shares of Vertex Common Stock immediately prior to the date this Agreement is entered into among the Parties, (ii) exceed 19.9% of the combined voting power of the then outstanding voting securities of Vertex immediately prior to the date this Agreement is entered into among the Parties, in each of subsections (i) and (ii) before the issuance of the Vertex Common Stock hereunder as part of the Transaction, or (iii) otherwise exceed such number of shares of Vertex Common Stock that would violate applicable listing rules of the NASDAQ Stock Market in the event the Vertex stockholders do not approve the issuance of the Vertex Common Stock hereunder as part of the Transaction (the "Share Cap").  In the event the number of shares of Vertex Common Stock to be issued to Sellers hereunder in connection with the Transaction, whether as part of the Contingent Payments or otherwise, exceeds the Share Cap, then Vertex shall instead pay any such additional consideration due Sellers hereunder in cash or, if required, it shall otherwise first obtain the approval of the Vertex stockholders under applicable rules and requirements of the NASDAQ Capital Market prior to issuing such shares of Vertex Common Stock to Sellers.

(g)           Operation of the Business During the Earnout Periods. Buyers shall operate the applicable portion of the Business acquired hereunder through such Buyer as a separate subsidiary entity through the end of the Bango Earnout Period, with respect to the portion of the Business being acquired by Bango Buyer, and through the earlier of satisfaction of the criteria for payment of the Contingent Payment with respect to Omega or the end of the Omega Earnout Period, with respect to the portion of the Business being acquired by Louisiana Buyer, and each such Buyer shall maintain separate accounting books and records during such period. During the foregoing periods, as applicable, the applicable Buyer agrees (i) to operate its portion of the Business in a manner not intentionally designed to reduce or eliminate the amount of the Contingent Payments, but with due regard for practical business considerations, including with respect to profitability criteria, (ii) to provide products and services to customers and clients of the Business on terms, provisions, pricing, timeliness and quality of service comparable to that provided to the applicable Vertex customers generally, and (iii) to not divert sales generation efforts with clients and customers of the applicable portion of the Business away from such portion of the Business and its sales channels with the sole intent of reducing or eliminating the Contingent Payments. Sellers and the Equity Owner agree that the restrictions stated in this paragraph are limited by the reasonable business considerations of Buyers with respect to the operation of the applicable portion of the Business and the ownership and use of the applicable portion of the Purchased Assets. Except for Buyer's required capital expenditures contemplated in Section 5.04 and for regular maintenance capital expenditures arising in the ordinary course of business, nothing herein shall constitute an obligation on the part of the Buyers to acquire any additional equipment or make any predetermined level of capital expenditures during the applicable earnout period.

5.05           Allocation.  The Parties shall allocate the consideration paid hereunder (including the Assumed Liabilities to the extent required by applicable Law) among the Purchased Assets using the methodology set forth on Schedule 5.05 attached hereto.  Unless otherwise required by applicable Law, Buyers and Sellers agree to utilize such values for all Tax purposes, including for purposes of filing IRS Form 8594 and all other Tax Returns filed by each of them. None of the Parties will voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Proceeding or otherwise with respect to such Tax Returns. The Parties each agree to provide the other promptly with any other information required to complete Form 8594.  Any Contingent Payment made by a Buyer to the applicable Seller hereunder shall be allocated by such Seller and Buyer to goodwill.

5.06           Adjustments to Prevent Dilution.  Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Second Closing Date, the issued and outstanding Vertex Common Stock: (i) shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, including by way of example and not limitation any distribution of cash or property or any redemption of outstanding shares of Vertex Common Stock, then the Closing Stock Consideration, and the Contingent Consideration, and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to Sellers the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Closing Stock Consideration, the Contingent Consideration or other dependent item, as applicable, subject to further adjustment for any subsequent such event in accordance with this Section 5.06.

6.          Conditions Precedent to the Parties' Obligations.

6.01           Conditions to Obligations of Each Party.  The respective obligations of each Party to effect the purchase and sale contemplated hereby shall be subject to the satisfaction at or prior to each Closing of each of the following conditions:

(a)           Regulatory Approvals.  All (i) applicable waiting periods under any Law, Order or administrative or judicial doctrine that is designed or intended to prohibit, restrict or regulate investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition applicable to the transactions contemplated hereby shall have expired or been terminated, and (ii) all actions, permits and approvals by or in respect of, and all registrations and filings with, any Governmental Authority that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings necessary under any such regulatory Law, Order or administrative or judicial doctrine, shall have been taken, made or obtained and shall remain in full force and effect.

(b)           No Injunctions or Regulatory Restraints.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Authority that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(c)           Legal Proceedings.  No Governmental Authority shall have notified any Party to this Agreement that such Governmental Authority intends to commence proceedings to restrain or prohibit or otherwise materially change the transactions contemplated hereby or force rescission, unless such Governmental Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the applicable Closing.

6.02           Additional Conditions to Obligations of Buyers.  The obligations of Buyers to effect the purchase of the Purchased Assets and assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to each Closing (to the extent applicable to the portion of the Business and the portion of the Purchased Assets and Assumed Liabilities being purchased, sold, assigned and transferred at such Closing) of each of the following conditions (any of which may be waived by Buyers in their sole discretion):

(a)           Representations and Warranties.  Each of the representations and warranties made by Sellers and the Equity Owner set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the applicable Closing Date as if made or given on such Closing Date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties, if qualified by materiality, shall be true and correct in all respects, and if not qualified by materiality, shall be true and correct in all material respects, as of such date).

(b)           Agreements and Covenants.  Sellers and the Equity Owner shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the applicable Closing.

(c)           No Seller Material Adverse Effect.  Since the date of this Agreement (i) no event, change, effect, condition, fact or circumstance shall have occurred which has a Seller Material Adverse Effect and (ii) no event, change, effect, condition, fact or circumstance shall have occurred that would reasonably be expected to have or result in a Seller Material Adverse Effect.

(d)           Consents and Waivers Obtained.  All necessary consents, waivers, assignments, approvals (including those of Governmental Authorities), Permits, authorizations, orders or certificates set forth on Schedule 6.02(d) that are required to be obtained by any Seller for the applicable closing of the transactions contemplated by this Agreement or required for the valid assignment of the applicable Permits shall have been received or obtained.

(e)           Due Diligence.  Buyers shall have completed their due diligence review of the financial, commercial and legal condition of the applicable Seller, its Business and its assets, including post-Closing management and business continuity, which review shall have been satisfactory to Buyers in their sole discretion.  Without limiting the generality of the foregoing, Buyers' due diligence review shall not have found, with respect to the applicable Purchased Assets, any (a) adverse environmental conditions on the Real Property in connection with the performance of the testing and investigations contemplated hereby, (b) adverse or inconsistent financial impact on the applicable portion of the Business than what was presented to Buyers on or prior to the date hereof, (c) any significant transition issues related to the transition of the employees and the applicable portion of the Business to the applicable Buyer or (d) materially adverse consequences to the applicable portion of the Business as a result of any investigation or audit of any Governmental Authority.

(f)           Financing.  Buyers shall have obtained acquisition and/or working capital financing on terms and conditions satisfactory to Buyers in their sole discretion.

(g)           Listing.  If required, the shares of Vertex Common Stock issuable to Sellers or the permitted designees at either Closing shall have been authorized for listing on the NASDAQ Capital Market upon official notice of issuance.

(h)           Assumed Liabilities. All Assumed Contracts with respect to each applicable portion of the Business shall be current and in full force and effect and all monetary amounts due by the applicable Seller with respect to such Assumed Contracts shall have been paid. The outstanding obligations due under capital leases constituting Assumed Contracts shall not exceed $3,977,628 with respect to the leases assumed by the Louisiana Buyer at the Initial Closing, and shall not exceed $3,674,327 with respect to the leases assumed by the Bango Buyer at the Second Closing.

(i)           Other Documents to be Delivered by Sellers and/or the Equity Owner.  At the applicable Closing, Sellers and/or the Equity Owner shall deliver to Buyers the following documents, in each case duly executed or otherwise in proper form:

(i)           A certificate signed by a duly authorized officer of the applicable Seller dated as of such Closing Date certifying [a] that the conditions set forth in Sections 6.02(a), (b) and (c) above have been satisfied as of the applicable Closing Date; and [b] the resolutions duly adopted by each Seller's management body and the Equity Owner's approving the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Sellers are a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been amended and remain in full force and effect on such Closing Date.

(ii)           A certificate of current status or good standing, as applicable, dated not more than ten (10) calendar days prior to the applicable Closing Date, attesting to the good standing of the applicable Seller under the laws of its jurisdiction of formation and each other jurisdiction in which it is qualified to do business.

(iii)           With respect to the Second Closing, the Escrow Agreement, duly executed by the Equity Owner and the Escrow Agent.

(iv)           With respect to each Closing, a Bill of Sale in substantially the form attached hereto as Exhibit D (the "Bill of Sale"), duly executed by the applicable Seller.

(v)           With respect to each Closing, an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit E (the "Assignment and Assumption Agreement"), duly executed by the applicable Seller.

(vi)           With respect to each Purchased Asset, including each Assumed Contract, for which written consent from a third party to the transfer or assignment to the applicable Buyer of such Purchased Asset is required, the written consent of such third party to such transfer or assignment.  With respect to each Assumed Contract, such consent shall be in a form reasonably acceptable to the applicable Buyer and shall include or shall be accompanied by a written waiver by such third party of any term or condition therein triggered by such transfer or assignment, or triggered by notice of intent of such transfer or assignment, which would permit or cause the termination of such Assumed Contract or which would otherwise have a material adverse effect on the Business under such Assumed Contract.

(vii)           Releases of mortgages, liens and/or financing statements to reflect the termination of any Encumbrances against, or security interest in or mortgage on, any of the Purchased Assets being transferred at such Closing or payoff letters evidencing that upon payment in full of the Debt and/or Liabilities underlying such Encumbrances on such Purchased Assets of the applicable Seller, to which payment shall occur on or before the applicable Closing Date, the holders of any such Encumbrances shall release, or authorize the applicable Seller and/or its agents, to release or otherwise terminate any such Encumbrances on such Purchased Assets.

(viii)           Executed assignments or other documents reasonably requested by Buyers to transfer to Buyers the applicable Seller's rights of registration and/or ownership of each uniform resource locator or domain name used or held for use in the Business.

(ix)           An assignment of trademarks in substantially the form of Exhibit F attached hereto (the "Trademark Assignment"), duly executed by the applicable Seller.

(x)           An assignment of patents in substantially the form of Exhibit G attached hereto (the "Patent Assignment"), duly executed by the applicable Seller.

(xi)           A noncompetition agreement in substantially the form attached hereto as Exhibit H (the "Noncompetition Agreement"), duly executed by the applicable Seller, the Equity Owner and such other equity owners of the Equity Owner as are set forth on the attached Schedule 6.02(i)(xi);

(xii)           Assignment of all assignable Permits of the applicable Seller, including Environmental Permits, and issuance of each Permit (including Environmental Permits) that is not assignable and which Buyers determine are necessary for it to operate the Business.

(xiii)           Employment agreements with the applicable Buyer (or its designee) for each of Ric Silverberg and James Gregory, in substantially the form of Exhibit I attached hereto (the "Employment Agreements"), duly executed by each such person.

(xiv)           The Estoppel Certificates referenced in Section 9.16 below for each lease of Real Property leased, occupied or otherwise used by the applicable portion of the Business by the applicable Seller.

(xv)           Articles of Amendment to the Organizational Documents of the applicable Seller, duly executed by such Seller, as applicable, and in proper form for filing with the applicable Governmental Authority, changing the name of each such Seller to a name that is not similar to and does not contain any confusingly similar words as such Seller's current name.

(xvi)           All Liabilities of either Seller or the Equity Owner to, or under any Contract with, Guggenheim Corporate Funding, LLC shall have been satisfied to the reasonable satisfaction of Buyers or such entity shall have otherwise provided a payoff statement and release of Encumbrances on the Purchased Assets in a form reasonably satisfactory to Buyers.

(xvii)           Customary lien waivers and supporting documentation evidencing the waiver of any Claims by third parties with respect to any construction or related work performed with respect to the Real Property during a reasonable period of time prior to the applicable Closing.

(xviii)           At the Initial Closing, the Equity Owner shall deliver (or cause the delivery of) a duly executed assignment of all of the issued and outstanding equity interests in Golden State to Bango Buyer in a form reasonably satisfactory to such Buyer.

(xix)           At the Initial Closing, the Equity Owner and Bango Refining shall enter into an administrative services agreement (the "Administrative Services Agreement") with Louisiana Buyer and Vertex in a form and with payment terms mutually agreed upon by such Parties regarding the provision of certain administrative services among the Parties between the Initial Closing and the Second Closing.

(xx)           At the Initial Closing, Bango Refining shall enter into a tolling agreement (the "Tolling Agreement") with Louisiana Buyer and Vertex for the period between the Initial Closing and the Second Closing in a form and with payment terms mutually agreed upon by such Parties, provided the agreement will contain the following general terms: [a] Vertex and/or Louisiana Buyer shall procure for and provide to Bango Refining with an agreed upon level of its used motor oil inventory requirements to process such inventory for sale by Vertex and/or Louisiana Buyer to end customers; and [b] the spread between the end customer net sale price  and the cost of such used motor oil inventory shall be allocated to Louisiana Buyer and Vertex so that they receive a 9.5% per annum return and Bango Refining receives the remainder of the profit, if any.

(xxi)           Buyers shall have received such other documents as Buyers may reasonably request for the purpose of vesting in Buyers good and valid title to the Owned Assets free and clear of all Encumbrances (other than Permitted Encumbrances) or otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

6.03           Additional Conditions to Obligations of Sellers and the Equity Owner.  The obligations of Sellers and the Equity Owner to effect the sale of the Purchased Assets and assignment of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to each Closing (to the extent applicable to the portion of the Business and the portion of the Purchased Assets and Assumed Liabilities being purchased, sold, assigned and transferred at such Closing) of each of the following conditions (any of which may be waived by Sellers or the Equity Owner in their sole discretion):

(a)           Representations and Warranties.  Each of the representations and warranties made by Vertex and Buyers in this Agreement that are qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the applicable Closing Date as if made or given on such Closing Date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties, if qualified by materiality, shall be true and correct in all respects, and if not qualified by materiality, shall be true and correct in all material respects, as of such date).

(b)           Agreements and Covenants.  Buyers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the applicable Closing.

(c)           Payment of Amounts.  Buyers shall, all in accordance with the Closing Statement, have paid the Closing Cash Payment or have caused Vertex to issue the applicable portion of the Closing Stock Consideration, as applicable, to the applicable Seller and the Escrow Agent and shall have made the other payments as contemplated by and in accordance with the provisions of Sections 5.01, 5.03 and the Closing Statement.

(d)           No Vertex Material Adverse Effect. Between the date of this Agreement and the Initial Closing, no event, change, effect, condition, fact or circumstance shall have occurred which has a Vertex Material Adverse Effect.

(e)           Deliveries by Vertex and Buyers at or Prior to the Applicable Closing.  Buyers and Vertex shall have delivered or caused to be delivered to Sellers and the Equity Owner the following items at or prior to the applicable Closing, in each case duly executed or otherwise in proper form:

(i)           A certificate signed by a duly authorized officer of Vertex and the applicable Buyer dated as of such Closing Date certifying [a] that the conditions set forth in Sections 6.03(a) and (b) above have been satisfied as of such Closing Date; and [b] the resolutions duly adopted by the board of directors of Vertex and the management body of each Buyer approving the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Vertex and each such Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been amended and remain in full force and effect on such Closing Date.

(ii)           A certificate, dated not earlier than ten (10) calendar days prior to the applicable Closing Date, of the Governmental Authority of each jurisdiction in which Vertex and the applicable Buyer is organized or qualified to do business stating that Vertex and such Buyer is in good standing or has comparable active status in such jurisdiction.

(iii)           The applicable Assignment and Assumption Agreement, duly executed by the applicable Buyer.

(iv)           A guaranty provided by Vertex of each Buyer's performance obligations under the Assumed Contracts, in a form reasonably agreed upon by the Parties.

(v)           With respect to the Second Closing, the Escrow Agreement, duly executed by Vertex.

(vi)           The applicable Trademark Assignment, duly executed by the applicable Buyer.

(vii)           The applicable Patent Assignment, duly executed by the applicable Buyer.

(viii)           The applicable Noncompetition Agreement, duly executed by Buyers.

(ix)           The Employment Agreements, duly executed by the applicable Buyer (or its Affiliate).

(x)           At the Initial Closing, the Administrative Services Agreement, duly executed by Louisiana Buyer and Vertex.

(xi)           At the Initial Closing, the Tolling Agreement, duly executed by Louisiana Buyer and Vertex.

(xii)           Sellers and the Equity Owner shall have received such other documents as they may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

6.04           Special Conditions with Respect to the Second Closing.  In addition to the other conditions of the Parties to effect the purchase of the Purchased Assets and assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement, the obligations of Vertex and Buyers with respect to consummating the portion of the Transaction at the Second Closing are also subject to the satisfaction at or prior to such Closing of each of the following conditions (any of which may be waived by Buyers in their sole discretion):

(a)           Bango Refining's facility in Fallon, Nevada (the "Bango Facility") shall have been fully restored to the reasonable satisfaction of Buyers to an operational condition that is at least consistent with its condition prior to the accident giving rise to the Bango Claim;

(b)           The Bango Facility shall be able to process annually at least 20 million gallons of spec used motor oil such that the Bango Facility has processed at least 1.67 million gallons of oil (with at least 1.1 million of such gallons constituting base oil) over any thirty (30) day consecutive period after the date hereof but prior to such Second Closing;

(c)           Buyers shall have been satisfied with the results of the environmental investigations and testing done with respect to the Bango Facility; and

(d)           No material third party claims shall have arisen related to the Bango Claim that have not been resolved by Sellers to the reasonable satisfaction of Buyers.

6.05           Frustration of Closing Conditions.  Neither Buyers, on the one hand, nor Sellers and Equity Owner, on the other hand, may rely on the failure of any condition set forth in this Section 6 to be satisfied if the principal cause of the failure of the condition to be satisfied was such Person's failure to act in good faith or comply in any material respect with any material provision of this Agreement.

7.          Representations and Warranties of Sellers and the Equity Owner.  Except as set forth in the Disclosure Schedule, Sellers and the Equity Owner jointly and severally represent and warrant to Buyers, as of the date hereof and as of each applicable Closing Date, as follows:

7.01           Organization and Qualification. Omega is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Bango Refining is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Equity Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Seller has the requisite power and authority to own, operate and lease its properties and carry on its business as now conducted.  Each Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that have not had and would not reasonably be expected to have a Seller Material Adverse Effect.  The issued and outstanding equity interests in Golden State to be transferred and assigned to Bango Buyer at the Initial Closing constitute all of the outstanding equity interests in Golden State. There are no other equity interests or classes of equity of Golden State other than the equity interests to be transferred to Bango Buyer hereunder.  Except as provided on Schedule 7.11, the transferor of such equity interests has good and valid title to such equity interests free and clear of all Encumbrances other than the Permitted Encumbrances.  Except as provided on Schedule 7.11, other than Liabilities under or pursuant to that certain Lease, Storage and Service Agreement dated as of April 6, 2011, as amended, by and between Golden State and Tricor Refining, LLC and Liabilities reflected by the Permitted Encumbrances, Golden State has no other Liabilities.

7.02           Authorization of Agreement; Validity of Agreement; Necessary Action.  Each Seller and the Equity Owner has all necessary or requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions provided for herein and therein.  The execution and delivery by each Seller and the Equity Owner of this Agreement and each Ancillary Agreement to which it is a party and the performance by each Seller and the Equity Owner of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary action of each Seller and the Equity Owner and no other proceedings on the part of any Seller or the Equity Owner are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which any Seller or the Equity Owner is a party has been duly and validly executed and delivered by such Person and, assuming the due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) (the "Bankruptcy and Equity Exception").

7.03           No Conflict; Required Consents and Filings.

(a)           Except as set forth on Schedule 7.03(a), the execution and delivery of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (i) will not violate any Law or any order, binding determination, writ, injunction, judgment, plan, stipulation or decree (each, an "Order" and collectively, the "Orders") of any Governmental Authority, in each case applicable to Sellers or by which any of their properties are bound or affected, (ii) will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or (iii) do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, [a] the terms or conditions of any Seller's Organizational Documents (in each case, as amended and/or restated, as applicable) or [b] any Contract or instrument to which any Seller or the Equity Owner is a party or by which any Seller, the Equity Owner or the Business are bound or affected (which shall be read so as to exclude the references to Section 2.02 regarding Non-Assignable Assets).

(b)           Except as set forth on Schedule 7.03(b), no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority and no consent, notice, approval or authorization of, or declaration, filing or registration with, any other third party is required in connection with the sale, transfer and assignment of the Purchased Assets to Buyers, the execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Sellers and the Equity Owner and/or the consummation or performance of any of the transactions contemplated hereby or thereby (which shall be read so as to exclude the references to Section 2.02 regarding Non-Assignable Assets).

7.04           Financial Statements.  Sellers and the Equity Owner have delivered to Buyers copies of the following financial statements prepared by Sellers, including in each case all notes thereto, all of which have been prepared from the books and records of Sellers in accordance with GAAP consistently applied throughout the periods involved (except as otherwise disclosed on Schedule 7.04), are correct and complete and fairly present the financial condition of Sellers (as applicable) as of their respective dates and the results of their operations and cash flows for the periods covered thereby (collectively, the "Financial Statements"):

(a)           audited balance sheets of Sellers (consolidated with the Equity Owner and its Affiliates) as of December 31, 2012 and 2011 (December 31, 2012 being referred to herein as the "Balance Sheet Date") and the related audited statements of income and cash flows of Sellers for each of the fiscal years then ended, including all notes thereto; and

(b)           unaudited balance sheets of Sellers as of December 31, 2013 (the "Interim Balance Sheet") and the related unaudited statements of income and cash flows for the twelve-month period ending December 31, 2013 (the "Interim Balance Sheet Date").

Such statements of income do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair representation.  Since the Balance Sheet Date there has been no material change in the accounting methods and practices used by Sellers.

7.05           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 7.05, Sellers have no Liabilities, except (a) as fully reflected or as specifically reserved against on the Interim Balance Sheet; (b) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date; (c) Liabilities (which are current) relating to future performance under the Assumed Contracts, but in no event any Liability arising out of any breach, nonperformance or defective performance by any Seller of any such Contract; (d) Liabilities under this Agreement and the Ancillary Agreements to which any Seller is a party; and (e) Liabilities which, in the aggregate, will not have a Seller Material Adverse Effect.

7.06           Absence of Certain Changes.  Except as specifically contemplated by this Agreement and as set forth on Schedule 7.06, since the Interim Balance Sheet Date, Sellers have conducted the Business only in the Ordinary Course of Business and there have been no events, developments or occurrences that, individually or in the aggregate, have resulted, or would reasonably be expected to result, in a Seller Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 7.06, since the Interim Balance Sheet Date, no Seller has:

(a)           incurred or assumed any Debt (whether directly or by way of Guarantee or otherwise) or incurred any Liability not in the Ordinary Course of Business or entered into any transaction other than in the Ordinary Course of Business, other than (i) advances for travel and entertainment to employees in the Ordinary Course of Business and (ii) sales of products or services in the Ordinary Course of Business on customary trade terms;

(b)           other than making tax distributions to its owners consistent with past practices, declared or made any payment (other than employment compensation in the Ordinary Course of Business), dividend or distribution to any equity owner or any other Affiliate of the Equity Owner, including equity splits, equity dividends, profit sharing payments and profit distributions or purchased or redeemed any membership interests, notes or other equity or other similar ownership or participation interests, excepting for these purposes payments made by or on behalf of Sellers on joint obligations of Sellers and Affiliates of Sellers;

(c)           issued, sold, distributed or disposed of any equity interests, notes or other securities or committed itself to do so;

(d)           placed or permitted any Encumbrance other than a Permitted Encumbrance on any of its assets, tangible or intangible;

(e)           sold, leased, licensed, abandoned or transferred any of its assets, tangible or intangible, except for (i) the sale of products or services in the Ordinary Course of Business on customary trade terms, (ii) the disposal of obsolete or worn-out assets and replacement thereof for fair value in the Ordinary Course of Business and (iii) the sale of the assets and the business related thereto conducted by Equity Owner through its Subsidiaries, CAM2 International, LLC and Hammond Lubricant Works, LLC;

(f)           cancelled any debts or claims, other than for fair value or that that are less than $25,000 for any individual debt or claim or $50,000 in the aggregate for all debts or claims or waived any material right or material Debt of any Seller and in no event for other than for fair value in the Ordinary Course of Business;

(g)           entered into or amended or modified any Material Contract or terminated any Contract that would have been a Material Contract if in effect on the date hereof;

(h)           terminated, amended in any material respect or instituted any Employee Benefit Plan or similar arrangement or plan or made any material increase in the benefits payable thereunder;

(i)           made any commitments for capital expenditures except for capital expenditures made in the Ordinary Course of Business not in excess of $50,000 in the aggregate;

(j)           made a capital investment in, loan to, or an acquisition of the securities of any Person, other than investments in money market funds or other similar liquid investments;

(k)           failed to keep its properties insured substantially to the same extent as they were previously insured or, except in connection with the Bango Claim, suffered any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business, assets or Liabilities of Sellers;

(l)           changed its credit, Tax or accounting policies or practices, or accelerated in any material respect the collection of receivables whether by offering discounts or incentives or otherwise, delayed in any material respect the payment of payables or other accruals or materially changed its policies or practices relating to the sale or maintenance of its products or services;

(m)           increased the rate or terms of compensation (including termination and severance pay) payable or to become payable to its managers, officers, directors, employees or agents, or increased the rate or terms of any bonus, insurance, pension or other Employee Benefit Plan, program or arrangement made to, for or with any such managers, officers, directors, employees or agents, except for normal merit, cost-of-living or promotional increases to employees occurring in the Ordinary Course of Business or as otherwise required by applicable Law;

(n)           experienced any resignation or termination of any officer, key employee or group of employees of any Seller and, to Sellers' Knowledge, no officer, key employee or group of employees is planning to resign from any Seller;

(o)           experienced any damage to or destruction or loss of any material asset, whether or not covered by insurance, other than with respect to the Bango Claim;

(p)           entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein); or

(q)           entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

7.07           Permits; Compliance.

(a)           Permits.  Each Seller and, where applicable, each of their employees, representatives and agents, has all Permits necessary to conduct the Business as currently conducted and own and use its respective assets and all such Permits are in full force and effect and are listed on Schedule 7.07(a). Except as set forth on Schedule 7.07(a), each Seller is in compliance with its respective Permits and no proceeding is pending or, to Sellers' Knowledge, threatened regarding the revocation or limitation of any such Permit and there is no reasonable basis or grounds for any such revocation or limitation.

(b)           Compliance with Laws. To Sellers' Knowledge, except as set forth on Schedule 7.07(b), the operation of the Business, and each Seller's use and ownership of its assets and the Real Property are in compliance in all material respects with all applicable Laws and Orders.  Schedule 7.07(b) lists any and all citations or fines issued to any Seller in the three years prior to the date hereof from any Governmental Authority, each of which citations or fines (whether listed or not) have been properly paid or remedied or will be paid or remedied by the applicable Closing Date.  Except as set forth in Schedule 7.07(b), no notice from any Governmental Authority or other Person has been served upon any Company claiming any violation or alleged violation of any Law or requiring, or calling attention to the need for, any corrective action on or in connection with the Sellers' assets or the Business with which Sellers have not complied or will not have complied with by the applicable Closing Date.  Except as set forth in Schedule 7.07(b), all reports and returns required to be filed by Sellers with any Governmental Authority have been filed and were accurate and complete when filed.  No payments of cash or other consideration have been made to any person, entity or government by any Seller or by any of their agents, employees, officers, directors, owners or by any other person or entity on behalf of such Seller which were unlawful under the laws of the United States or any foreign, state, local or other Governmental Authority.

7.08           Litigation and Proceedings.  Except as described on Schedule 7.08, there is no Claim or Proceeding pending or, to Sellers' Knowledge, threatened against any Seller or affecting any Seller's ownership or use of its assets, including the Purchased Assets or the operation of the Business, and there is no investigation pending or, to Sellers' Knowledge, threatened against any Seller with respect to any charge concerning violation of any Law relating to any Seller's ownership or use of its assets or the operation of the Business.  Set forth on Schedule 7.08 is a summary of all Claims or Proceedings that were made against a Seller in the three years prior to the date of this Agreement relating to the Business or the Purchased Assets.  Such summary includes a brief description of each such Claim or Proceeding, the estimated amount or value of each such Claim or Proceeding, and a brief description of its current status or final disposition.

7.09           Real Property.  Neither Seller owns any real property (or interest therein) in fee.  Schedule 7.09 sets forth a true and complete list and description of the real property and interests therein leased or otherwise used or occupied (but not owned) by Sellers or the Business (the "Real Property").  Except as set forth on Schedule 7.09, there are no leases, Contracts, options, agreements or enforceable rights or obligations relating to or affecting the Real Property to which any Seller is a party or, to Sellers’ Knowledge, by which the Business or the Real Property is otherwise bound or affected.  To Sellers’ Knowledge, no Person has any right or option to acquire or lease any portion of or interest in the Real Property except as set forth on Schedule 7.09.  To the extent required by applicable Law, there are currently in full force and effect duly issued Permits, including certificates of occupancy, permitting the Real Property (or portion thereof) and improvements located thereon to be legally used and occupied by the Business or any Seller as the same are currently constituted.  To Sellers' Knowledge, there are no material structural or nonstructural defects (including inadequacy for normal use of mechanical systems and fixtures) in any of the buildings or its systems or fixtures (including the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems) or other improvements situated on the Real Property and all building systems, fixtures, structures and improvements, owned, leased or used by Sellers, are in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity in all material respects for the normal operation of the Business and the Real Property.  To Sellers' Knowledge, there is no (i) planned or proposed increase of a material amount in assessed valuations of any Real Property, (ii) Order requiring repair, alteration or correction of any existing condition materially affecting any Real Property or the systems or improvements thereat or (iii) condition or defect that could reasonably be expected to give rise to an Order of the sort referred to in the foregoing subclause (ii).  All electric, gas, water, sewage, communications and other utilities necessary to conduct the Business on the Real Property are sufficient for the normal operations of the Business as presently conducted.  To Sellers' Knowledge, neither the whole nor any portion of the Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, and to Sellers' Knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

7.10           Inventory.  The inventory of Sellers (including the Inventory) is of a quality and quantity usable and saleable in the Ordinary Course of Business consistent with its past practices.  The value at which each Seller carries its inventory on the Financial Statements, including the Interim Balance Sheet, reflects its customary inventory valuation policy of stating inventory at the lower of cost (based upon the first-in, first-out method) or market all in accordance with GAAP, as consistently applied.  No such inventory has been consigned to others.  The quantity of such inventory set forth on the Interim Balance Sheet is sufficient and adequate for the conduct of the Business as it previously has been conducted.  Sellers have not made any purchase commitments in excess of normal, ordinary and usual requirements.

7.11           Title to Assets; Sufficiency and Condition of Assets.

(a)           Except as set forth on Schedule 7.11, Sellers have good and valid title to, or a valid and binding leasehold interest or license in, all of the Owned Assets and all of the Leased Assets or Licensed Assets, respectively, including the Owned Assets, the Leased Assets and the Licensed Assets, are free and clear of all Encumbrances other than Permitted Encumbrances.  Other than the consents listed on Schedule 7.03(b), none of the Owned Assets, Leased Assets or Licensed Assets are subject to any restrictions with respect to the transferability thereof and Sellers have complete and nonrestricted power and right to sell, assign, convey and deliver the Owned Assets, the Leased Assets and the Licensed Assets to Buyers as contemplated hereby.  At the applicable Closing, the applicable Buyer will receive good and valid title, or valid and binding leasehold interests, in all the applicable Owned Assets and Leased Assets, respectively, including the applicable Owned Assets, the Leased Assets and the Licensed Assets, will be free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           The Owned Assets and Leased Assets include all assets material to or necessary for the operation of the Business as presently conducted.  To Sellers' Knowledge and subject to the repairs necessary in connection with the Bango Claim, no maintenance outside the Ordinary Course of Business is needed with respect to such assets and such assets are in all material respects in good condition and working order (reasonable wear and tear excepted), consistent with their value reflected on the Financial Statements.  None of the Owned Assets, the Leased Assets and the Licensed Assets owned, leased, occupied or operated by Sellers in connection with the Business, or the ownership, leasing, occupancy or operation thereof, is in violation of any applicable Law, except to the extent any such violation would not have, individually or combined with all other such violations, a Seller Material Adverse Effect.  Subject to the repairs necessary in connection with the Bango Claim, the Purchased Assets, taken as a whole, are adequate, in quality and quantity, for the operation of the Business as presently conducted by Sellers.

7.12           Material Contracts.  Except as listed or described on Schedule 7.12, no Seller is a party to or bound by any written or, to Sellers' Knowledge, oral Contract, bid, quotation, proposal or other document or undertaking identified below which is related to, or affects the Purchased Assets or the Business (each Contract required to be disclosed pursuant to this Section is referred to as a "Material Contract" and, collectively, as the "Material Contracts"):

(a)           any Contract with any shareholder, director, officer, employee or consultant or for the employment of any Person, including any consultant, which is not terminable by Seller without penalty upon less than thirty (30) calendar days' notice;

(b)           Contracts with any labor union or other employee representative of a group of employees;

(c)           employee bonus, severance, pension, profit-sharing, retirement, equity, incentive or equity purchase or other Employee Benefit Plan;

(d)           Contracts with respect to the lease of real property or Contracts with respect to the lease of personal property by the Company whether as lessor or lessee involving with respect to leases of personal property payments of more than $50,000 per annum or $100,000 in the aggregate;

(e)           any Contract for the future purchase of, or payment for, materials, supplies or products, or for the performance of services by a third party, involving in any one case payments by Sellers in excess of $100,000 on an annual basis, or that relate to the performance or receipt of services or purchase or sale of goods which will extend over a period of more than one year unless terminable by the applicable Seller without penalty upon less than 60 calendar days' notice;

(f)            any Contract, bid, quotation or proposal to sell or supply products or to perform services, involving in any one case payments to Sellers in excess of $100,000 on an annual basis or (i) that relate to the performance or receipt of services or purchase or sale of goods by any Seller which will extend over a period of more than one year unless terminable by such Seller without penalty upon less than 60 calendar days' notice; (ii) that relate to a Contract to reduce prices in the future for customers of any Seller; (iii) that provide any customer so-called most favored nations status; or (iv) that designates any particular third party as a Seller's sole source of supply for a good or service;

(g)           any note, debenture, bond, conditional sale agreement, indenture, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for Debt or the borrowing or lending of money (including loans to or from officers, directors, shareholders or any member of their immediate families), agreement or arrangement for a line of credit or Guarantee, pledge or undertaking of the indebtedness of any other Person;

(h)           Contracts relating to the Intellectual Property of any Seller (excluding any license implied by the sale of a product and any generally commercially available, off-the-shelf software programs pursuant to which Sellers are collectively obligated to pay license or other fees not exceeding $20,000 per year);

(i)           any representative, sales agency, dealer or distributor Contract, involving payments in any one case more than $100,000 per year or granting exclusivity for any geographic area or any customer;

(j)           any joint ventures, partnerships or other agreements (however named) involving a sharing of the profits, losses, costs or liabilities of any Seller with any other Person;

(k)           confidentiality, nonsolicitation or noncompetition agreements not entered into in the Ordinary Course of Business;

(l)           Contracts containing covenants or conditions that in any way purport to restrict the business activity of any Seller, or limit the freedom of any Seller to engage in any line of business or to compete with any third party;

(m)           Contracts (other than any Contract that is otherwise required to be disclosed on Schedule 7.12) pursuant to which any Seller has indemnification obligations;

(n)           Contracts that are otherwise material to the Business (other than any Contract that is otherwise required to be disclosed on Schedule 7.12); and

(o)           any amendments, supplements, modifications or renewals in respect of any of the foregoing.

Except as set forth in Schedule 7.12, the written Material Contracts are legally valid and binding and in full force and effect with respect to the applicable Seller and with respect to each other party thereto.  Except as set forth in Schedule 7.12, no party to such Material Contract is in default or breach of any Material Contract, and, to Sellers' Knowledge, there is no threatened or claimed breach, or any occurrence of any event which after the passage of time or the giving of notice or both would constitute a breach by any party to any Material Contract.  Except as set forth in Schedule 7.12, no Seller has received any notice of termination of any Material Contract, nor has any Seller received any notice of any facts or events which, to Sellers' Knowledge, could result in any such termination.  None of the rights of any Seller under the Material Contracts have been or will be impaired in any respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.  All of the rights of Sellers under the Material Contracts will be enforceable by the applicable Buyer after the applicable Closing without the consent or agreement of any other party except as set forth on Schedule 7.03(b).  Sellers have delivered to Buyers copies of all written Material Contracts and written summaries of all oral Material Contracts.

7.13           Compliance with Environmental Laws.  Except as set forth on Schedule 7.13:

(a)           To Seller's Knowledge, each Seller has complied with and is in compliance with all Environmental Laws that relate to its assets or the operation of the Business, which compliance has included obtaining and complying with all Environmental Permits.  Except as set forth in Schedule 7.13, there is no material Claim pending or, to Sellers' Knowledge, threatened against the Business or any Seller relating to any Environmental Laws.  There is no Claim pending or, to Sellers' Knowledge, threatened against any other Person whose Liability therefor is reasonably likely to be retained or assumed by or is reasonably likely to be imputed or attributed to any Seller or the Business relating to any Environmental Laws.

(b)           To Seller's Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that are reasonably likely to (i) interfere with or prevent compliance or, to Sellers' Knowledge, continued compliance by the Business with all Environmental Laws or (ii) give rise to any Liability of any Seller or the Business, including Liability under CERCLA or any similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the reasonable basis of any Claim, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or threatened or anticipated Release into the environment, of any Hazardous Substance, except for any such Claims (individually or in the aggregate with all such Claims) that would not have nor would reasonably be expected to have a Seller Material Adverse Effect.

(c)           Sellers have not, other than in the Ordinary Course of Business, caused any Hazardous Substances to be present, used, manufactured, handled, generated, treated, stored,

accumulated, placed, processed or Released, in, on, at, upon, under or from any surface soil or surface water, any subsurface soil or subsurface water/groundwater, any building component or any structure or premises of any Real Property or any other real property leased or otherwise used at any time by Sellers in connection with the operation of the Business, except in compliance with Environmental Laws.

(d)           To Sellers' Knowledge, except as set forth in Schedule 7.13, no Seller is subject to any Liability in connection with any Environmental Laws, any Remedial Action or the Release, threatened Release, or presence of any Hazardous Substances in, on, at, upon, under or from any surface soil or surface water, any subsurface soil, subsurface water or groundwater, any building component or any structure.

(e)           Schedule 7.13 contains a complete and accurate list of the names and addresses of all disposal sites now or at any time in the past three (3) years utilized by Sellers in connection with the operation of the Business.  No such disposal site is listed on the Comprehensive Environmental Response, Compensation and Liability Information System list, as updated through the date of this Agreement and the applicable Closing Date, or the National Priorities List of Hazardous Waste Sites.

(f)           Except as set forth in Schedule 7.13, and except for such items on, in or under the Real Property that do not have and would not reasonably be expected to have a Seller Material Adverse Effect, there is not now nor, to Sellers' Knowledge, has there been on, in or under any Real Property: (i) any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any Hazardous Substance; (ii) any aboveground or underground storage tanks or surface impoundments; or (iii) except in compliance with applicable Environmental Laws, any asbestos or asbestos-containing material, any PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment or any mold, bacteria, or fungi.

(g)           To Sellers' Knowledge, and except as set forth in Schedule 7.13, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which have given or may give rise to any Liability or otherwise form the basis of any Claim, penalty, fine, hearing, notice of violation, directive or requirement to undertake any Remedial Action under any Environmental Law, common law or otherwise, relating to the operation of the Business, or the ownership or use of the Purchased Assets, for which any Seller is or may be held responsible, except insofar as any of the same will not have or is not reasonably expected to result in a Seller Material Adverse Effect.  Except as set forth in Schedule 7.13, no Seller has received any notice, report, Order, directive or other information regarding any actual or alleged violation of, or Liability under, Environmental Laws.

(h)           Sellers and the Equity Owner have furnished to Buyers true and correct copies of all environmental audits, assessments and reports, and all other documents materially bearing on environmental, health or safety Liabilities, relating to the past or current operations, properties or facilities of the Business (including the Real Property), in each case which are in their possession.

7.14           Taxes.  Except as set forth on Schedule 7.14:

(a)           Each Seller has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Tax Returns required to be filed (determined with regard to any timely extensions) by it on or before the applicable Closing Date and each such Tax Return (including any amendment thereto) is true, correct, and complete and all Taxes due with respect to, or shown to be due on, such Tax Returns (or in respect of subsequent assessments with regard thereto), have been timely paid, or an adequate reserve has been established therefor on the Interim Balance Sheet and there are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the assets of any Seller.  All Taxes required to be withheld by Sellers have been withheld and have been (or will be) duly and timely paid to the proper taxing authority and each Company has made all estimated income tax deposits and all other required tax payments or deposits (including all withholding taxes);

(b)           the amount of each Seller's liability for unpaid Taxes for all periods ending on or before the applicable Closing Date does not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Interim Balance Sheet and no deficiencies for any Taxes have been proposed, asserted or assessed against any Seller;

(c)           no Seller is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another Person or to pay the Tax obligations with respect to transactions relating to any other Person and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of any Seller for any period;

(d)           no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Seller and no Seller has received from any foreign, federal, state, or local taxing authority (including jurisdictions where they have not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Seller and, to Sellers' Knowledge, no Seller expects such a proceeding;

(e)           no Seller is a party to any Contract that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law);

(f)           since their formation, each Seller has been treated as a partnership (within the meaning of Section 7701(a)(2) of the Code and analogous state provisions) for federal and state income Tax purposes; and

(g)           the Equity Owner has delivered to Buyers true copies of the federal, state, and local Tax Returns relating to Sellers (and amended Tax Returns, revenue agents' reports, proposed and final assessments, statements of deficiencies and other notices from the IRS or other foreign, state or local taxing authorities) for each of their preceding three taxable years.

7.15           Employee Benefit Matters.

(a)           Schedule 7.15(a) lists all Employee Benefit Plans maintained, sponsored, or contributed to by any Seller or any ERISA Affiliate or under which any Seller or any ERISA Affiliate has any Liability, but excluding any such program that any Seller or an ERISA Affiliate is required by Law to maintain or contribute to (such as unemployment compensation insurance or the federal Social Security program).  There are no employees or contractors covered under an Employee Benefit Plan who are not resident in the United States or whose rights under any such Employee Benefit Plan are covered by the Laws of a jurisdiction outside the United States.

(b)           Sellers and the Equity Owner have delivered or made available to Buyers true and complete copies of:  (i) each Employee Benefit Plan and a written summary of any Employee Benefit Plan not in writing; (ii) the most recent determination letter received from the IRS with respect to any Employee Benefit Plan eligible to receive an IRS determination letter; (iii) the summary plan description, all summaries of material modifications, employee booklets, and all other material communications to employees with respect to any Employee Benefit Plan; (iv) any service agreement, including third-party administration agreements or other Contracts related to each Employee Benefit Plan; (v) the three most recent annual reports on Form 5500 required to be filed for each Employee Benefit Plan, including required attachments; (vi) the three most recent actuarial reports, if applicable; and (vii) all related trust agreements, annuity contracts, insurance contracts, including stop-loss insurance contracts or other funding arrangements which relate to any Employee Benefit Plan, and the most recent periodic accounting of related plan assets, if applicable.

(c)           Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan.  There are no required amendments or existing circumstances that could reasonably be expected to affect the qualified status of the Pension Plans. Any error or omission related to the Pension Plans has been corrected under correction programs provided by the IRS or the Department of Labor.  Sellers and the Business have never maintained a Pension Plan which is a defined benefit plan (as defined under Section 3(35) of ERISA) or subject to Section 302 of ERISA, or involves a "voluntary employee's beneficiary association" under Section 501(c)(9) of the Code.

(d)           There have been no "prohibited transactions" (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan, and, to Sellers' Knowledge, no event or omission has occurred in connection with which any Seller or any Employee Benefit Plan, directly or indirectly, would be subject to any material Liability under ERISA, the Code or any other Law or Order applicable to any Employee Benefit Plan, or under any Contract, Law or Order pursuant to which any Seller has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract, Law or Order.

(e)           With respect to each Employee Benefit Plan, (i) all payments due from the Employee Benefit Plan (or from the applicable Seller with respect to each such Employee

Benefit Plan) have been made; (ii) each Seller has complied with, and the Employee Benefit Plan conforms to, all applicable Laws and Orders; (iii) the Employee Benefit Plan has been administered in accordance with its terms; (iv) all reports and information relating to the Employee Benefit Plan required to be filed with any Governmental Authority or provided to participants or their beneficiaries have been timely filed (subject to the receipt of extensions to file) or disclosed and, when filed or disclosed, were true, correct and complete in all material respects; and (v) there is no Claim pending (other than routine claims for benefits being reviewed pursuant to the plan's internal claim and approval process) or, to Sellers' Knowledge, threatened with respect to the Employee Benefit Plan or against the assets of the Employee Benefit Plan and there is no governmental audit in process or pending with respect to any such Employee Benefit Plan.

(f)           With respect to any insurance policy or self-funded arrangement providing funding or benefits under any Employee Benefit Plan, there is no actual or, to Sellers' Knowledge, potential Liability of any Seller or any ERISA Affiliate in the nature of a retroactive or retrospective rate of adjustment, loss sharing arrangement or other actual or contingent Liability, nor would there be any such Liability if such insurance policy, self-funded arrangement or Employee Benefit Plan were terminated on the applicable Closing Date.  If an Employee Benefit Plan is self-funded and any Seller or its Affiliate is a party to a stop-loss insurance policy with respect to such plan, such persons have complied in all material respects with all terms of the stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the applicable Closing Date. The transactions contemplated by this Agreement will not cancel, impair or reduce amounts payable under any such stop-loss insurance policy.

(g)           Except as expressly required under Sections 601 through 609 of ERISA or similar state insurance law, no Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of any Seller beyond their retirement or other termination of service, and no Seller has any obligation to provide or contribute toward the cost of such coverage or benefits.

(h)           Except as set forth in Schedule 7.15(h), the consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (i) entitle any current or former employee, director or independent contractor of any Seller to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

7.16           Labor Matters.

(a)           Set forth on Schedule 7.16(a) is a list of the employees of each Seller (the "Employees"), including the rate of all base compensation, bonus compensation and, for those compensated on commission, commission and draw rights payable to each such person, the name of the Employee's employer, title, length of service and information as to whether each such employee is active or on a short-term leave of absence, together with a reason for such absence, and the amount of such Employee's accrued vacation, sick time, and personal leave as of a recent practical date.

(b)           Except as set forth on Schedule 7.16(b), (i) no Seller is a party to or bound by any union collective bargaining agreements or other similar labor contracts; (ii) except with respect to the Bango Claim, there has not been any worker's compensation liability, experience or matter outside of the Ordinary Course of Business with respect to the Business; (iii) no Seller has experienced any material labor disputes or work stoppages due to labor disagreements in connection with the Business, and there is currently no labor strike, dispute, slow down or stoppage with respect to the Business actually pending, or to Sellers' Knowledge, threatened against any Seller; (iv) Sellers have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar foreign, state or local Law with respect to employees of the Business; (v) Sellers have not implemented any mass layoffs, plant closings or shutdowns in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S. Stat. § 2101, et seq. or any similar foreign, state or local Law; (vi) except with respect to the Bango Claim, there are no pending employment discrimination, employee health and safety (including with respect to Hazardous Substances), unfair labor practice, wage and hour, unemployment compensation, worker's compensation, union grievances or other employment-related investigation, claim or allegation related to the Business or against any Seller; (vii) Sellers are in compliance with all Laws, Orders and Contracts respecting employment and employment practices, labor relations, employee health and safety (including with respect to Hazardous Substances), terms and conditions of employment and wages and hours, except for any instances of non-compliance that, individually or in the aggregate with all such other instances of non-compliance, do not have and are not reasonably expected to have a Seller Material Adverse Effect; (viii) to Sellers' Knowledge, all Employees are legally authorized to work in the United States; (ix) each Seller has completed and retained the necessary employment verification paperwork under applicable Law, including the Immigration Reform and Control Act of 1986, for the employees hired prior to the date of this Agreement; and (x) except as set forth in Schedule 7.16(b), there have been no, and there are currently no violations, citations, charges, claims or investigations, pending or, to Sellers' Knowledge, threatened, against any Seller under the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651, et seq. or any similar foreign, federal, state or local Law.

(c)           Sellers have provided Buyers copies of all of their material written employment policies, and written summaries of all of their material unwritten employment policies, presently in effect.

7.17           Intellectual Property.

(a)           Schedule 7.17(a) lists all of the following Intellectual Property owned by any Seller:  (i) all United States and foreign issued design patents and utility patents, all pending or provisional applications filed by any Seller with a Governmental Authority relating to any inventions or designs and all renewals, reissues, divisionals, continuations, continuations-in-part and extensions of the foregoing; (ii) all registered trademarks and service marks and all trademark and service mark applications filed by any Seller with a Governmental Authority; and (iii) all registered copyrights and all copyright applications filed by any Seller with a

Governmental Authority and all renewals and extensions thereof. Schedule 7.17(a) also lists all domain name registrations of which a Seller has an interest.  The applicable Seller owns all right, title and interest in and to the Intellectual Property identified on Schedule 7.17(a), free and clear of any Encumbrance (other than Permitted Encumbrances) or license.

(b)           All of the Intellectual Property licensed to any Seller or the Business by a third party (excluding any license implied by the sale of a product and any generally commercially available, off-the-shelf software programs pursuant to which a Seller is obligated to pay license or other fees not exceeding $20,000 per year) and/or licensed by any Seller or the Business to any third party is set forth on Schedule 7.17(b).

(c)           Each Seller owns, is properly licensed under, or otherwise possesses the valid and enforceable right to use all Intellectual Property owned or used by Sellers or the  Business.  Except as set forth on Schedule 7.17(c), there are no Claims or Proceedings pending challenging or, to Sellers' Knowledge, threatening to challenge any Seller's right, title, and interest with respect to its continued use and its right to preclude others from using any such Intellectual Property.  No such Intellectual Property right of Sellers or the Business is or has been judicially determined to be invalid or unenforceable.  No judicial, regulatory, or administrative proceeding is currently pending or, to Sellers' Knowledge, threatened which challenges the validity or enforceability of any such Intellectual Property rights.

(d)           Sellers are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any licenses, sublicenses or other agreements as to which they are a party or pursuant to which they are authorized to use any third-party Intellectual Property rights.  To Sellers' Knowledge, no third party is infringing upon, misappropriating, or otherwise violating any Intellectual Property of any Seller or the Business, nor has any third party infringed upon, misappropriated, or otherwise violated any Intellectual Property right of any Seller or the Business in the past.  No Seller has infringed upon, misappropriated, or otherwise violated any third-party Intellectual Property rights and, to Sellers' Knowledge, there exists no reasonable basis for any claim of such infringement, misappropriation, or other violation of any third-party Intellectual Property rights.  Sellers have not received from any third party any notice that any of them have infringed upon, misappropriated, or otherwise violated any third-party Intellectual Property rights.

7.18           Accounts Receivable.  All Receivables reflected on the Interim Balance Sheet represent, and those existing as of the applicable Closing Date will represent, valid claims for bona fide, arm's length sales of goods and services actually made by the applicable Seller in the Ordinary Course of Business.  Schedule 7.18 sets forth an aging schedule of the Receivables as of the Interim Balance Sheet Date, and such schedule is correct and complete.

7.19           Insurance.  Schedule 7.19 sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to any Seller, the Business and the assets of any Sellers, or of which any Seller is the owner, or beneficiary, or under which any Seller or the Business is an insured or loss payee.  True and correct copies of such policies of insurance have been delivered to Buyers.  Other than with respect to the Bango Claim, Schedule 7.19 includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amounts of annual premiums, date of expiration and date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $50,000 and any single claim or set of related claims in excess of $100,000 made against such policies in the last two (2) years.  All such policies are valid, binding, outstanding and enforceable policies.  No notice of cancellation or termination has been received by any Seller or its Affiliates with respect to any such policy, and no act or omission has occurred which could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date.  No Seller has been refused any insurance with respect to any material aspect of the operations of the Business nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance.  Sellers have not received any notice from any insurance carrier issuing any such policy that insurance rates therefore will hereafter be materially increased or that there will hereafter be a cancellation or a material increase in a deductible or a nonrenewal of any such policy.  Such policies of insurance are sufficient in all material respects for compliance by Sellers with all applicable requirements of Law and with the applicable requirements of all Material Contracts to which they are a party.

7.20           Certain Transactions.  Except as set forth on Schedule 7.20, to Sellers' Knowledge, following the Closing, no equity owner, officer, director or employee of any Seller or Equity Owner or any family member of any such equity owner, officer, director or employee or other affiliate participates in, engages in or has any ownership or interest in any of the assets used in the Business or in the Real Property or in any business that competes with or is engaged in the Business.  Except as set forth on Schedule 7.20, during the two years prior to the date hereof, no Seller has, directly or indirectly, had any transaction or agreement with any of their equity owners, officers or directors, or any of their family members or other Affiliates, except for remuneration for ordinary course employment services performed on behalf of the applicable Seller.  Except as set forth on Schedule 7.20, no Seller owes any amount to, or has any outstanding Contract with or commitment to, any of its equity owners, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the Ordinary Course of Business), and none of such persons owe any amount to any Seller.  No part of the property or assets of any of the equity owners of any Seller or any direct or indirect subsidiary or affiliate of any of such Person is used by the Business.

7.21           Customers and Suppliers.  Schedule 7.21 sets forth an accurate and complete list of the ten largest customers of the Business for each of the fiscal years ended December 31, 2012 and December 31, 2013 (determined on the basis of the total dollar amount of net revenues) showing the dollar amount of net revenues from each such customer during each such period.  Schedule 7.21 also sets forth a list of the ten largest suppliers of the Business in terms of dollar volume of purchases during such complete fiscal years.  No customer described on Schedule 7.21 has provided notice that it will not continue to be a customer after the applicable Closing at substantially the same level of purchases and on substantially the same terms made during the periods noted above in this Section and no Seller has any Knowledge of any facts reasonably likely to result in such a change in the level or terms of purchases with any such customer save and except to the extent of any customer whose Contract with a Seller expires by its terms.  No supplier described in Schedule 7.21 has provided notice that it will not continue to be a supplier to the applicable Seller after the applicable Closing with substantially the same quantity and quality of goods and services and substantially the same pricing levels as was provided during the periods noted above in this Section and no Seller has Knowledge of any facts reasonably likely to result in such a change in the quantity and quality of such goods and services or the pricing levels for such goods and services with any such supplier save and except with respect to any supplier whose contract with a Seller expires by its terms.  To Sellers' Knowledge, no customer of the Business has any right to set off any outstanding claims or amounts against any current or future receivables or fees for products or services.

7.22           Brokerage and Finders Fees.  Except as disclosed on Schedule 7.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of the Equity Owner or any Seller.

7.23           Warranties; Products.

(a)           Schedule 7.23 sets forth (i) a specimen copy of the form of written warranties of the Business covering products sold or services provided by Sellers or the Business that have not expired, and (ii) a summary of the warranty expense incurred by the Business during each of its last two complete fiscal years.  Except as disclosed on Schedule 7.23, Sellers have not made any warranties regarding the products sold or services provided by Sellers or the Business during each of their last two complete fiscal years.

(b)           Sellers are not a party to any pending Claims or Proceedings and, to the Sellers' Knowledge, there is not any threatened Claims relating to alleged defects in the products sold or services provided by Sellers or the failure of any such products or services to meet the warranty specifications applicable thereto, other than Claims arising in the Ordinary Course of Business consistent with the past experience as reflected on Schedule 7.23.  During the past three years there have been no product recalls, market withdrawals, embargoes, off sale orders, warning letters or seizures with respect to any products sold by the Sellers.

(c)           Each product sold by the Sellers has been distributed and sold in conformity with all applicable Laws and Contractual commitments and all express and implied warranties of Sellers, and to Sellers' Knowledge, Sellers do not have any material Liability (and to Sellers' Knowledge, no event has occurred and no circumstances exist that with notice or lapse of time or both would be reasonably likely to have a Seller Material Adverse Effect) for any replacement, recall, relabeling or other corrective measures in respect thereof or other Losses in connection therewith, other than Claims arising in the Ordinary Course of Business consistent with past experience as reflected on Schedule 7.23.

(d)           To Sellers' Knowledge and other than with respect to the Bango Claim, no Seller has any material Liability (and, to the Sellers' Knowledge, no event has occurred and no circumstances exist that with notice or lapse of time or both would be reasonably likely to result in any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Sellers.

7.24           Export Control Laws.  Sellers have conducted their export transactions in compliance with applicable provisions of all applicable Laws relating to export controls and regulations.  Without limiting the foregoing:

(a)           Sellers have obtained all export licenses and other approvals required for their export of technologies, each of which are listed on Schedule 7.24;

(b)           Sellers are in compliance with the terms of such applicable export licenses or other export approvals;

(c)           There are no pending or, to the Sellers' Knowledge, threatened claims against any Seller with respect to such export licenses or other approvals;

(d)           There are no actions or conditions or circumstances pertaining to any Seller's export transactions that may give rise to any future claims or liabilities; and

(e)           There are no payment arrangements that could violate the Foreign Corrupt Practices Act or any similar Law.

7.25           Gifts and Benefits.  No employee or agent of any Seller acting on the behalf of such Seller has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder any Seller or the Business (or assist any Seller in connection with any actual or proposed transaction relating to the Business):  (a) any illegal gift or benefit or (b) any gift or similar benefit which if not continued or repeated in the future, would have a Seller Material Adverse Effect on the relationship of the Business with such Person.

7.26           Investment Purpose; Accredited Investor Status.  Each Seller (and indirectly its equity owners) is acquiring the Vertex Common Stock for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution (other than to the ultimate beneficial owners of the Equity Owner), as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities Laws.  Each Seller can bear the economic risk of its investment in the Vertex Common Stock, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Vertex Common Stock and is an "accredited investor" as defined in Regulation D under the Securities Act. Each Seller recognizes that, except as provided in Section 9.18, the Vertex Common Stock has not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Vertex Common Stock is registered under the Securities Act or unless an exemption from registration is available. Each Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Vertex Common Stock for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Vertex Common Stock is a suitable investment for it.

7.27           No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7 or in any Ancillary Agreement to which it is a party,

neither Sellers, the Equity Owner nor any other Person makes any other express or implied representation or warranty on behalf of Sellers or Equity Owner.

8.           Representations and Warranties of Vertex and Buyers.  Except as disclosed in (a) Vertex's Annual Report on Form 10-K for the year ended December 31, 2012, Vertex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, Vertex's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, Vertex's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, or any of Vertex's Current Reports on Form 8-K dated after December 31, 2012 filed by Vertex with the SEC prior to the date hereof or (ii) the Vertex Disclosure Letter delivered in connection with the execution of this Agreement, Vertex and Buyers each represent and warrant, jointly and severally, to the Sellers and the Equity Owner that:

8.01           Organization, Good Standing and Qualification. Each of Vertex and each Buyer is validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Vertex Material Adverse Effect or to prevent, materially delay or materially impair the ability of Vertex or Buyers to consummate the transactions contemplated hereby. Vertex has made available to Sellers a complete and correct copy of the Organizational Documents of Vertex and Buyers, each as amended and in effect. The Organizational Documents of Vertex and Buyers so made available to the Sellers are in full force and effect.

8.02            Capital Structure.  As of December 31, 2013, the authorized share capital of Vertex consists of (a) 750,000,000 shares of Vertex Common Stock, of which 21,205,609 shares were issued and outstanding and (b) 50,000,000 shares of preferred stock of Vertex, of which (i) 5,000,000 shares of preferred stock have been designated as Series A Convertible Preferred stock and of which 1,319,002 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock and of which no shares were issued and outstanding. All of the issued and outstanding shares of Vertex Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. All shares of Vertex Common Stock which are to be issued pursuant to the Transaction have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests or other securities of each of Vertex's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Vertex or a direct or indirect wholly owned Subsidiary of Vertex, free and clear of any Lien, pledge, security interest, claim or other encumbrance.

            8.03            Operation of Buyers. All of the issued and outstanding membership interests of Buyers are, and at the Effective Time of the applicable Closing will be, owned by Vertex. Buyers were formed solely for purposes of effecting the Transaction. Buyers have not conducted any business prior to the date hereof and have no, and prior to the Effective Time of the applicable

Closing will have no, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement and the Transaction and the other transactions contemplated by this Agreement.

8.04           Corporate or Limited Liability Company Authority.

(a)           Each of Vertex and the Buyers have all requisite corporate or limited liability company, as applicable, power and authority and have taken all corporate or limited liability company, as applicable, action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of the approval of Vertex as the sole member of Buyers and the Vertex Required Statutory Approvals. This Agreement has been duly executed and delivered by Vertex and the Buyers, and, assuming due authorization, execution and delivery by Sellers and the Equity Owner, is a valid and legally binding agreement of Vertex and Buyers, enforceable against each of Vertex and Buyers in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Vertex and Buyers have taken all required actions under corporate or limited liability company law to approve and adopt this Agreement and the transactions contemplated hereby (including, without limitation, the Transaction).

8.05            Governmental Filings; No Violations.

(a)           Other than any reports, filings, registrations, approvals and/or notices (i) required to be made under the Securities Act, the Exchange Act or state securities and "blue sky" laws (including, without limitation, the filing of the Registration Statement), and (ii) required to be made with The NASDAQ Capital Market (items (i) and (ii), the "Vertex Required Statutory Approvals"), no notices, reports, registrations or other filings are required to be made by Vertex or Buyers with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Vertex or Buyers from, any Governmental Authority, in connection with the execution and delivery by Vertex or Buyers of this Agreement and the consummation by Vertex and Buyers of the Transaction and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Vertex Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by Vertex and Buyers does not, and the consummation by Vertex and Buyers of the Transaction and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Vertex or any Buyer, (ii) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a Lien on the assets of Vertex, Buyers or any of Vertex's other Subsidiaries (with or without notice, lapse of time or both) pursuant to any material Contracts binding upon Vertex or any of Vertex's Subsidiaries (the "Vertex Contracts") or any Law or governmental or non-governmental permit or license to which Vertex or any Buyer is subject or (iii) any change in the rights or obligations of any party under any of the Vertex Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate, a Vertex Material Adverse Effect.

8.06            Vertex Reports; Financial Statements.

(a)           The reports, forms and documents required to be filed by Vertex since December 31, 2011 under the Exchange Act have been filed with or furnished to the SEC, and complied, as of their respective filing dates, in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder (collectively, including any amendments of any such reports, forms or documents filed with or furnished to the SEC by Vertex prior to the date hereof, the "Vertex Reports"). None of the Vertex Reports, as of their respective filing dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of Vertex and its Subsidiaries included in the Vertex Reports complied, as of the dates thereof, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. The consolidated financial statements of Vertex and its Subsidiaries included in or incorporated by reference into the Vertex Reports (including the related notes and schedules) presented fairly, in all material respects, the financial position of Vertex and its Subsidiaries as of the dates thereof, and the results of operations and cash flows for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in conformity with GAAP, except as may be noted therein. Any material change by Vertex in the accounting principles, practices or methods used in the preparation of such financial statements of Vertex and its Subsidiaries included in the Vertex Reports has been appropriately disclosed as required by GAAP in such financial statements.

                         (c)           All matters and statements made in all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), with respect to any report referred to in any of the Vertex Reports, were accurate.

8.07           Independent Auditors. LBB & Associates, LLP, Vertex's current auditors, to Buyers' Knowledge, is and has been at all times since January 1, 2011 (a) "independent" with respect to Vertex within the meaning of Regulation S-X promulgated by the SEC and (b) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

8.08           NASDAQ Rules and Regulations. Vertex is in material compliance with the applicable listing and corporate governance rules and regulations of The NASDAQ Capital Market.

8.09           Information Supplied. None of the information supplied or to be supplied by Vertex for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. When filed, the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Vertex with respect to statements made or incorporated by reference therein based on information supplied by Sellers or the Equity Owner for inclusion or incorporation by reference in the Registration Statement.

8.10           No Undisclosed Liabilities. There are no Liabilities of Vertex or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known or unknown, determined, determinable or otherwise, required by GAAP to be set forth or disclosed in Vertex's consolidated financial statements included in the Vertex Reports (or in any similar such report filed with or furnished to the SEC by Vertex after the date hereof but prior to the applicable Closing), other than: (i) liabilities or obligations disclosed or provided for in Vertex's balance sheet as of September 30, 2013 included in the Vertex Reports or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 2013; (iii) liabilities and obligations related to this Agreement or the Transaction; (iv) liabilities and obligations under Contracts entered into by Vertex and its Subsidiaries in effect as of the date hereof; and (v) liabilities or obligations that do not have and are not reasonably likely to have, individually or in the aggregate, a Vertex Material Adverse Effect.

8.11           Absence of Certain Changes. Since September 30, 2013, except as expressly contemplated by this Agreement or as set forth in the Vertex Reports (or in any similar such report filed with or furnished to the SEC by Vertex after the date hereof but prior to the applicable Closing), there has not been a Vertex Material Adverse Effect.

8.12           Litigation. There are no Litigation Claims pending or, to the knowledge of Vertex, threatened against Vertex or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Vertex Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to Buyers' Knowledge, threatened, in each case regarding any accounting practices of Vertex or any of its Subsidiaries.

8.13           Brokers and Finders. Except for Craig-Hallum, LLC, Wunderlich Securities, Inc. and BA Securities, LLC, the fees, commissions and expenses of which will be paid by Vertex, neither Vertex, Buyers nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finder's fees to any broker or finder employed or engaged thereby in connection with the Transaction or the other transactions contemplated in this Agreement for which Vertex or Buyers would be liable.

8.14           Financial Capability; Vertex Common Stock. Vertex will have at the Effective Time of the Initial Closing, sufficient funds available to pay the Closing Cash Payment pursuant to Section 5.01(a). Vertex will have at the Effective Time of the Second Closing sufficient authorized but unissued shares of Vertex Common Stock to issue the Closing Stock Consideration pursuant to Section 5.01(c) and, if applicable, the Contingent Consideration pursuant to Section 5.04.

8.15           No Vertex Vote Required. Except as set forth herein, no vote of the holders of shares of Vertex Common Stock is or will be necessary for the adoption of this Agreement by Vertex or for Vertex to consummate the transactions contemplated hereby (including, without limitation, the Transaction).

8.16           No Other Representations or Warranties. Except for the representations and warranties contained in this Section 8 or in any Ancillary Agreement to which it is a party, neither Vertex, Buyers nor any other Person makes any other express or implied representation or warranty on behalf of Vertex or any of its Subsidiaries.

9.          Covenants and Agreements of the Parties.

9.01           Conduct of Business by Sellers.

(a)           Sellers hereby covenant and agree with Buyers that prior to the Second Closing, unless the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed) shall have been obtained and except as specifically set forth in this Agreement, or subject to applicable Law, they shall conduct the Business only in, and not take any action except in, the Ordinary Course of Business and shall make all required payments when due under the capital leases entered into by the Business.  Subject to applicable Law, Sellers shall use their commercially reasonable efforts to keep Buyers informed as to the operations and activities of the Business and to consult with representatives of Buyers on material matters relating to or affecting the Business, the Purchased Assets or Sellers' Liabilities.  Sellers shall take such actions as are reasonably necessary to maintain, preserve, renew and keep in force and effect the existence, rights, qualifications, Permits and franchises of the Business.  Sellers shall use their commercially reasonable efforts to preserve the Business, to keep available to Buyers the current employees of Sellers and to preserve their current relationships with vendors, clients or customers, officers, employees and agents and others having business dealings with Sellers or the Business.

(b)           Without limiting the generality of the foregoing Section 9.01(a), except as specifically set forth in this Agreement, from the date of this Agreement until the Second Closing, Sellers will not do, without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), any of the following:

(i)           amend either Seller's Organizational Documents;

(ii)           enter into any agreements relating to the acquisition of any part of the assets or equity interests of Sellers or the Business outside the Ordinary Course of Business, save and except with respect to the sale of the assets and business of CAM2 International, LLC and Hammond Lubricant Works, LLC and the disposition of the Equity Owner's (or its Affiliate's) interest in FCC Lubricant Works, LLC;

(iii)           split, combine, subdivide or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests of Sellers;

(iv)           issue, deliver, grant, sell or dispose of, or authorize or propose the issuance (whether from treasury or otherwise), delivery, grant, sale or disposition of, any equity interests in Sellers or any securities convertible into, exchangeable for or evidencing the right to subscribe for any such equity interests, or any rights, warrants, options or any other agreements of any character to acquire any such equity interests;

(v)           increase the compensation or benefits (including severance or termination pay) of, or grant additional benefits to, any director, officer or employee, other than reasonable increases to employees in the Ordinary Course of Business, or otherwise materially change the composition of the personnel and workforce;

(vi)           otherwise take any action that would constitute an intentional material breach of Section 7.06 if occurring prior to the date hereof and not listed or disclosed on Schedule 7.06; or

(vii)           make any commitment to take any of the actions prohibited by this Section 9.01(b).

(c)           Without limiting the other provisions of this Section 9.01, between the Initial Closing Date and the Second Closing Date, Sellers and the Equity Owner further agree to keep Vertex and Buyers reasonably informed with respect to the status of the restoration of the Bango Facility and any Claims or material events relevant thereto.  In furtherance of the foregoing, Sellers and the Equity Owner agree, between the Initial Closing Date and the Second Closing Date, to (without the prior written consent of Vertex, which consent shall not be unreasonably withheld, delayed or conditioned):

(i)           provide Buyers and Vertex with monthly financial statements related to the business of Bango Refining;

(ii)           not sell, lease or otherwise dispose of any material assets, except as contemplated hereby or in the Ordinary Course of Business;

(iii)           refrain from taking any action that would constitute a material breach of Section 7.06;

(iv)           not enter into or terminate any Contract or otherwise bind the business of Bango Refining to any commitment that is in each case in excess of $50,000 in the aggregate or which has a performance period or term longer than six (6) months;

(v)           not modify in any material respect any Contract with any customer, vendor, supplier or other third party that would have a material adverse impact on the business operated by Bango Refining;

(vi)           make available one or more of its officers or other appropriate representatives to confer on a regular and frequent basis, but not less frequently than weekly, with representatives of Vertex and to report the general status of Bango Refining's ongoing operations to Vertex; or

(vii)           except related to the restoration of the Bango Facility and covered by insurance proceeds related thereto, not make any commitments for capital expenditures except for capital expenditures made in the Ordinary Course of Business not in excess of $50,000 in the aggregate.

9.02           Access Prior to Closing.

(a)           General. From the date hereof through the Second Closing Date, upon reasonable advance written notice and without unreasonable disruption to the Business, except as prohibited by applicable Law, Sellers and the Equity Owner shall afford Buyers and their representatives reasonable access during normal business hours to (a) the Real Property as Buyers may from time to time reasonably request, (b) the assets, books and records of Sellers and the Business as Buyers may from time to time reasonably request, (c) subject to the prior approval of Sellers, the employees, suppliers, customers and contractors of Sellers as Buyers may from time to time reasonably request, provided that each of such applicable Buyer and Seller, at its election, may have a representative present in connection with such Buyer's access to any such employee, supplier, customer or contractor, and (d) financial and operating data and other information relating to the Business as Buyers may from time to time reasonably request.  Buyers reaffirm their obligations under that certain Confidentiality Agreement entered into between Vertex and the Equity Owner dated as of October 10, 2013 and delivered in connection with the proposed Closing of the transactions contemplated hereby.

(b)           Environmental Testing. Sellers shall (and shall cause the Business to) provide Buyers and their representatives reasonable access to the Real Property to conduct Phase I environmental assessments or such other environmental and/or safety investigations of the items of the Real Property designated by Buyers (each an "Environmental Assessment").  Each Party will pay its own environmental expert fees in connection with the Environmental Assessments.  Sellers shall (and shall cause the Business to) cooperate in all reasonable respects with Buyers and their representatives in the Environmental Assessments, including making a designee or designees of the Business available for interview by Buyers who have or may have knowledge of conditions and events relevant to the operating history or environmental condition of the Real Property.  Based on the results of the Environmental Assessments, Buyers may determine that additional environmental assessment activities are required with respect to any portions of the Real Property.  In such an event and after Buyers furnish Sellers written notice, Sellers shall (and shall cause the Business to) provide Buyers and their representatives reasonable access to the Real Property to perform such additional environmental assessment activities, but subject to, and strictly in accordance with, the terms and conditions of the Access Agreement attached hereto as Schedule 9.02(b). Upon Sellers' request, Buyers shall provide Sellers with a copy of any report prepared by Buyers' environmental consultant in connection with the performance of the Environmental Assessments.

9.03           Exclusivity.  In consideration of the substantial expenditures of time and expense to be undertaken by Buyers in connection with the consummation of the transactions contemplated by this Agreement, for a period ending on the earlier of (a) September 30, 2014, (b) the termination of this Agreement or (c) the Second Closing, Sellers and the Equity Owner shall deal exclusively with Buyers with respect to the sale of the Purchased Assets, the Business, or the issuance of the equity interests of, or the sale of all or substantially all of the assets or properties of, Sellers.  In addition, during such time period, Sellers shall not, and shall direct their officers, directors, financial advisors, accountants, attorneys, and other Affiliates (collectively, together with Sellers and the Equity Owner, the "Selling Group") not to (a) solicit submission of proposals or offers from any Person other than Buyers (or their Affiliates) relating to any acquisition or purchase of all or any part of the equity interests, assets or properties of Sellers, the sale or issuance of any equity interests of Sellers or any entity formed by the Equity Owner or any Affiliate thereof to which any of the equity interests or any assets or properties of the Business may be contributed, or any merger or consolidation of any Seller or of any entity formed by the Equity Owner or its Affiliates to which any assets or properties of the Business may be contributed (each an "Acquisition Proposal"); provided, however, in no event shall the foregoing prohibit Sellers or the Equity Owner (or their Affiliates) from selling the assets and businesses of Hammond Lubricant Works, LLC or CAM2 International, LLC, (b) participate in any discussions or negotiations regarding, or furnish any information to any Person other than Buyers (and its representatives), or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than Buyers or (c) enter into any agreement or understanding, whether oral or written, that would prevent the consummation of the transactions contemplated hereby.  The Equity Owner and Sellers agree to (w) notify Buyers immediately if any member of the Selling Group receives any indication of interest, request for information, or offer in respect of an Acquisition Proposal, (x) inform the persons sending such indication, request, or offer that Sellers and the Business are bound by an exclusivity arrangement (without any reference to Buyers or its respective Affiliates), (y) communicate to Buyers in reasonable detail the terms of any such indication, request, or proposal, and (z) provide to Buyers copies of all written communications relating to any such indication, request, or proposal. Except as provided in the proviso contained in this paragraph above, the Equity Owner and Sellers represent that no member of the Selling Group is a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.

9.04           Appropriate Action; Consents; Filings.  Each Buyer and Vertex, on the one hand, and the Equity Owner and Sellers, on the other hand, shall use all commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all consents, licenses, Permits, waivers, approvals, authorizations, or Orders required under Law (including all foreign and domestic (federal, state, and local) governmental and regulatory rulings and approvals and parties to Contracts) in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under applicable Law; provided, however, that Buyers and Sellers (and the Equity Owner) shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith.  Each Buyer and Vertex, on the one hand, and the Equity Owner and Sellers, on the other hand, shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Prior to the applicable Closing Date, each Buyer and Vertex and each Seller and the Equity Owner shall use commercially reasonable efforts and cooperate to (i) respond at the earliest practicable date to any requests for additional information made by any Governmental Authority with respect to all filings made under applicable Laws, (ii) take all actions reasonably necessary to cause the waiting periods for all filings made under applicable Laws to terminate or expire as soon as practical and (iii) take or cause to be taken all actions reasonably necessary to obtain any appropriate approvals of any Governmental Authority, all to the end of expediting consummation of the transactions contemplated hereby.  Buyers and Sellers each agree to promptly inform each other of any material communication from any Governmental Authority regarding any of the transactions contemplated hereby and shall permit each other to review in advance any proposed communication to any Governmental Authority, subject to applicable Law, and provided that each such Party shall not be required to provide to each other with any documents or other materials related to a Party's valuation of the transactions contemplated by this Agreement.

9.05           Notification of Certain Matters.

(a)           Prior to the Second Closing, (a) each Party shall promptly provide the other Party (after they have notice thereof) with written notice of, and keep such other Party advised as to, the existence of any Seller Material Adverse Effect, in the case of Sellers, or Vertex Material Adverse Effect in the case of Vertex and Buyers, or of any condition, circumstance or event that is reasonably likely to result in a Seller Material Adverse Effect, in the case of Sellers, or Vertex Material Adverse Effect in the case of Vertex and Buyers, and (b) Vertex and Buyers, on the one hand, and the Equity Owner and Sellers, on the other hand, shall promptly provide the other party (after such Person has notice thereof) with written notice of, and keep the other party advised as to any pending or threatened Claim that challenges the transactions contemplated hereby.

(b)           Each Party shall promptly notify the other Party in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the applicable Schedule or Disclosure Letter on the date hereof or would cause the representations and warranties of such Party, made pursuant to this Agreement not to be correct and complete as of the date hereof or the date on which such matter arose or was discovered. Should any such matter require any change to the Disclosure Schedule, Sellers shall promptly deliver a supplement to the Disclosure Schedule specifying such change. To the extent such matter existed as of or before the date hereof and causes or constitutes a breach of any of the representations or warranties made hereunder, such notice shall not be deemed to amend or replace any part of the Disclosure Schedule and at the election of the Party: (i) the other Party shall be entitled to continue to hold its rights under this Agreement and seek indemnification from the other Party after the applicable Closing Date under Section 11 in respect of the substance of the matter of the written notice made pursuant to this Section 9.05(b), or (ii) be deemed to have amended the Disclosure Schedule or Disclosure Letter, as applicable, to have qualified the representations and warranties contained in Section 3 or 4, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, provided, however, if any such amendment to the Disclosure Schedule or Disclosure Letter involves a Seller Material Adverse Effect or Vertex Material Adverse Effect, as applicable, any resulting breach of a representation or warranty shall not be deemed cured, and the applicable Party shall continue to hold all its rights under this Agreement resulting from such breach.  To the extent such matter did not exist as of or before the date hereof or did not cause or constitute a breach of any of the representations or warranties made hereunder, unless the non-breaching Party has the right to terminate this Agreement pursuant to Section 6.02(a) or 6.03(a), as applicable, or Section 10.01(d) or (e), as applicable, by reason of such development and exercises that right, subject to the proviso below, the written notice pursuant to this Section 9.05(b) shall be deemed to have amended the Disclosure Schedule or Disclosure Letter, as applicable, to have qualified the representations and warranties contained in Section 3 or 4, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development; provided, however, the amending Party who is updating such disclosures shall be responsible for up to $500,000 in connection with addressing, resolving or correcting the matter to the reasonable satisfaction of the other Party which matter arose after the date hereof and which forms the basis of the Party's update to its disclosures.

9.06           Reporting Assistance Obligations of Buyers.  Buyers and Vertex shall use commercially reasonable efforts to assist Sellers and the Equity Owner in preparing information for various Governmental Authorities after either Closing Date on the condition that such information relates to the transactions contemplated by this Agreement, the Business and/or the Purchased Assets.  Such information includes accounting and Tax workbooks, responses to audit requests, other filings to Tax authorities (e.g., payroll, property, sales and use Taxes) and other information necessary to comply with federal, provincial, state and local Laws.  Notwithstanding the foregoing, and except as otherwise provided in Section 9.17, Sellers and the Equity Owner shall be responsible for all of their own Tax reporting and payment of their Tax obligations (or portion thereof with respect to a Tax period that includes both periods before and after the applicable Closing).

9.07           Reporting Assistance Obligations of Sellers and the Equity Owner.  Sellers and the Equity Owner shall use commercially reasonable efforts to assist Buyers in preparing information for various Governmental Authorities after either Closing Date on the condition that such information relates to the transactions contemplated by this Agreement, the Business and/or the Purchased Assets.  Such information includes accounting and Tax workbooks, responses to audit requests, other filings to Tax authorities (e.g., payroll, property, sales and use Taxes) and other information necessary to comply with federal, provincial, state and local Laws.  Notwithstanding the foregoing, Buyers shall be responsible for all of their own Tax reporting and payment of their Tax obligations (or portion thereof with respect to a Tax period that includes both periods before and after the applicable Closing).

9.08           Employees.

(a)           Offer to Hire.  Effective as of the Initial Closing, Louisiana Buyer agrees to make offers of employment to substantially all persons who are employees of Omega and to each other person identified on Schedule 9.08(a), and effective as of the Second Closing, Bango Buyer agrees to make offers of employment to substantially all persons who are employees of

Bango Refining (each such employee of Omega or Bango Refining or other person who accepts such Buyer's offer shall be known as a "Transferred Employee"), it being understood that Buyers' offer of employment shall not (except if listed on Schedule 9.08(a)) include any person who is not a Seller dedicated employee of the Business and that Louisiana Buyer's offer shall be directed to employees of Omega and Bango Buyer's offer shall be directed to employees of Bango Refining.  Buyers' offer of employment shall be on such continued terms of employment as are substantially comparable in the aggregate to those in place and offered by the applicable Seller immediately prior to the applicable Closing.

(b)           Wages and Benefits through the Closing Date.  The applicable Seller (i) shall pay all wages of all of its employees earned or accrued through and including the applicable Closing Date, including any bonuses and commissions earned (or earned subject only to the passage of time) and (ii) shall be responsible for, in accordance with the terms and conditions of such benefits, all employee benefits of all of such Seller's employees earned or accrued through the applicable Closing Date, including accrued sick time, personal time, vacation, sabbaticals or disability pay.

(c)           Buyers' Ability to Amend, Modify or Terminate Plans.  Nothing contained in this Agreement shall limit the right of Buyers or their Affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the employee benefit plans of Buyers (including, if applicable, any assumed Employee Benefit Plans), except to the extent otherwise specifically provided by Law, and Buyers hereby reserve such right.

(d)           No Third Party Rights.  No employee of any Seller (including any Transferred Employee) shall be entitled to any rights of enforcement or otherwise under this Section 9.08.

(e)           Second Closing.  The Parties acknowledge that Buyers will make offers of employment to certain employees of the Business at the Initial Closing that provide services to both Sellers and who will continue to provide services to Bango Refining after the Initial Closing and through the Second Closing even though such persons are expected to become employees of one of the Buyers (or an Affiliate of a Buyer) at the Initial Closing.  Accordingly, the Parties agree to cooperate and work together in good faith in determining Buyers' and Seller's responsibility for the compensation and benefits of such persons during the period between the Initial Closing and the Second Closing.

9.09           Change of Names.  As soon as reasonably practicable following the applicable Closing, the applicable Seller shall change its name to a name that is not similar to and does not contain any confusingly similar words as such Seller's current name and any trade names used by or in the Business, and each Seller shall file any and all documents required by the applicable Governmental Authority designated by Buyers, or by the United States Patent and Trademark Office or other Governmental Authority, if applicable, to allow Buyers to register the name formerly used by such Seller or any variation thereof with such Governmental Authority.

9.10           Litigation Assistance.  Following each Closing, from time to time upon the written request of a Party, the other Party shall cooperate with and assist the Party making the request (to the extent not subject to indemnity rights hereunder of the Party making the request, at the requesting Party’s expense) in defending any claim, lawsuit or Proceeding relating to the operation of the Business or ownership of the Purchased Assets.  Except to the extent the requesting Party has indemnity rights under any provision of Section 11 below, the requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses actually incurred by such Party in connection with providing the cooperation and assistance requested under this Section 9.10.

9.11           Access to Books and Records.  Sellers and the Equity Owner shall maintain in a reasonably accessible place any files and records not delivered by Sellers hereunder relating to the Business and shall provide copies of such records to Buyers or their representatives upon written request at Buyers' expense.  Sellers and the Equity Owner shall notify Buyers prior to disposing of any such records and, upon request made within 30 days after receipt of such notice, shall deliver such records to Buyers at Buyers' expense.

9.12           Delivery of Certain Payments.  Sellers and the Equity Owner shall promptly deliver to Buyers any cash, checks or other instruments of payment that may be received by them after the applicable Closing due to Buyers, including amounts with respect to payments generated by Buyers' operation of the Business after the applicable Closing or which are included in the Purchased Assets.  The Parties acknowledge that from and after the Initial Closing both Buyers and Sellers will be receiving money into and/or paying money out of various operating and other bank accounts related to the Business and the Parties will work together to account for such funds and ensure the funds are forwarded to the appropriate Party. The Parties shall in good faith cooperate with each other with respect to the collection and the disposition of  Excluded Assets and the payment of outstanding Liabilities of the Business which are Excluded Liabilities so that such collection, disposition and payment efforts do not unreasonably disrupt and deteriorate the value of the Business being acquired by Buyers.

9.13           Board Position.  After the Initial Closing and through the end of the Bango Earnout Period, but subject to the prior approval of the Nominating and Corporate Governance Committee of Vertex, Buyers shall cause Vertex to allow the Equity Owner to designate three persons to fill one position for nomination to serve on the Board of Directors of Vertex, which nomination shall be subject to compliance with any rules of the SEC and further subject to the rights of the stockholders of Vertex to vote for such nominee for election to the Board of Directors of Vertex.

9.14           Further Assurances.  Upon request, from time to time, each Party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other Party to consummate the transactions contemplated hereby.

9.15           Publicity. Buyers, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by applicable Law or by any Governmental Authority; provided, however, if Sellers believe they are required by applicable Law or by any Governmental Authority to make a public statement regarding this Agreement or any of the transactions contemplated hereby such party shall use commercially reasonable efforts to first consult with Buyers.  Sellers shall allow Buyers first to review the text of any such public statement. Buyers shall consult with Sellers prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the other transactions contemplated hereby and shall incorporate any reasonable comments proposed by Sellers, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange.

9.16           Landlord Estoppel Certificates.  Sellers shall use their commercially reasonable efforts to obtain a written estoppel certificate in the form attached as Exhibit J (the "Estoppel Certificate") from each party to each lease for the Real Property acknowledging and certifying that (a) such party is a party to a lease of a certain date with the applicable Seller; (b) such lease has not been amended or modified, or if it has, reciting the dates and substance of such modifications; (c) such lease is in full force and effect; (d) as of the date of the certificate, the applicable Seller is not in default under such lease; and (e) such party waives any right to permit or cause the termination of such lease by virtue of any request to consent to an assignment of the lease or by virtue of the transactions contemplated by this Agreement.

9.17           Treatment of Certain Taxes and Fees; Cooperation on Taxes.

(a)           Transfer Taxes.  Except as otherwise provided herein, Buyers, on the one hand, and Sellers and the Equity Owner, on the other hand, agree to each bear their own expenses, fees, and costs in connection with the transactions contemplated by this Agreement; provided, however, all transfer, documentary, stamp, registration, recording and other such similar Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement ("Transfer Taxes") shall be paid by Sellers and all sales, use and similar taxes arising as a result of the Transaction and the sale or transfer of the Purchased Assets by Sellers to Buyer ("Sales Taxes") shall be paid by Buyers. Sellers and the Equity Owner, at their own cost, will properly file, or cause to be filed, on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax.  Buyers, at their own cost, will properly file, or cause to be filed, on a timely basis all necessary Tax Returns and other documentation with respect to any Sales Tax.

(b)           Records. Each Party hereto shall provide to the respective other Parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return or claim for refund or for the preparation of any audit, litigation or other Proceeding with respect to the Business. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and relevant records and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party will retain all Tax Returns and all material records and other documents relating to Tax matters of Sellers during the applicable statute of limitations period for an audit of the period covered by such Tax Returns.

(c)           Employment Taxes. The Parties agree that, with respect to Louisiana Buyer and the Transferred Employees from Omega and with respect to Bango Buyer and the Transferred Employees from Bango Refining, they respectively meet the definition of "predecessor" and "successor" as defined in IRS Revenue Procedure 2004-53.  For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the applicable Closing Date occurs, the Parties shall utilize the "Alternative Procedure" described in Section 5 of IRS Revenue Procedure 2004-53.  The Parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act purposes for the calendar year within which the applicable Closing Date occurs, each Seller meets the definition of "predecessor" and each Buyer meets the definition of "successor" as defined in the IRS Regulation Section 31.3121(a)(1)1(b).  Sellers shall supply Buyers, with respect to all Transferred Employees, all cumulative payroll information as of the applicable Closing Date.  Notwithstanding the foregoing, Buyers shall not assume any liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of Sellers.  Each Party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local or other Laws.

9.18           Vertex Common Stock Matters.

(a)           Registration Statement.

(i)           Within thirty (30) days following the Initial Closing, Buyers shall cause Vertex to prepare and file with the SEC a registration statement under the Securities Act on Form S-3 or on such other registration statement as is then available to Vertex (together with the prospectus and any amendments, including post-effective amendments, or supplements thereto, and all exhibits and all material incorporated by reference therein, the "Registration Statement") providing for the registration for resale by the Sellers under the Securities Act of the applicable number of shares of the Vertex Common Stock issued to Sellers pursuant to this Agreement. Buyers shall use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible and, in any event, within ninety (90) days following the Initial Closing (the "Effectiveness Date"). The Registration Statement(s) shall comply in all material respects with the requirements of the Securities Act and the applicable SEC form and shall include all information, financial statements, financial statement schedules, and exhibits required by the SEC to be included therein.  At such time as the registration statement becomes effective, Buyers will cause Vertex to keep such registration statement continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or until such shares have been sold or may be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without volume or other restriction pursuant to Rule 144 of the Securities Act. Notwithstanding anything to the contrary in this Section 9.18, in the event that the SEC does not permit Vertex to register all of the shares of Vertex Common Stock issued to the Sellers pursuant to this Agreement, Vertex shall promptly notify the Sellers and thereafter register in the initial registration statement the maximum number of shares on behalf of the Sellers as permitted by the SEC. In the event that the SEC does not permit Vertex to register all of the shares of Vertex Common Stock issued to the Sellers in the initial registration statement, Vertex shall prepare and file subsequent registration statements to register the shares that were not registered in the initial registration statement as promptly as practicable and in a manner permitted by the SEC. Sellers and the Equity Owner shall provide Vertex with such information to be included in the Registration Statement as Buyers may reasonably request.  Buyers shall

(and Buyers shall cause Vertex to) make any and all filings and take any and all other actions that may be necessary, appropriate, or advisable under the applicable state securities laws in furtherance of the offer and sale of the applicable shares of the Vertex Common Stock issued hereunder.  Buyers and Vertex shall furnish, without charge, and on a timely basis, to each holder of the Vertex Common Stock named as a selling shareholder in the Registration Statement such number of copies of the Registration Statement (including the prospectus), each amendment and supplement thereto, and such other documents as such holder may reasonably request in order to facilitate the disposition of the shares of Vertex Common Stock included therein owned by such holder, including any opinion of counsel reasonably requested by Vertex's transfer agent to effect a resale of shares under the Registration Statement, and Buyers hereby consent to the use of each prospectus and such other documents by each such holder in connection with the offering and sale of the shares of the Vertex Common Stock covered by the Registration Statement.  Buyers and Vertex agree to cause the shares of the Vertex Common Stock (whether included in the Registration Statement or not) to be listed on each securities exchange or market where Vertex securities of the same class are listed.

(ii)           Buyers agree to indemnify and reimburse and hold harmless, to the extent permitted by Law, each holder of shares of the Vertex Common Stock named as a selling shareholder in the Registration Statement against all losses, claims, damages, liabilities and expense (including reasonable legal expenses and any expenses incurred in investigating any claims) caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement or prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any other violation or breach of the Securities Act, the Exchange Act, or any state securities or blue sky laws ("Blue Sky Laws") by Buyers and Vertex or any other Person acting on their behalf, except, as to the holder of shares of the Vertex Common Stock, insofar as the same are caused by or contained in any information furnished in writing to Buyers by such holder of the shares of Vertex Common Stock specifically for use in the preparation of the Registration Statement or by such holder's failure to deliver a copy of the Registration Statement or prospectus after Buyers and Vertex have furnished a sufficient number of copies of the same.

(iii)           In connection with the Registration Statement, Buyers shall use their reasonable best efforts to (and to cause Vertex to):  (i) promptly prepare and file with the SEC any such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective for the period of time set forth in Section 9.18(a)(i) above; and (ii) prepare and promptly file with the SEC and promptly notify the selling shareholders named in the Registration Statement of the filing of such amendment or supplement to the Registration Statement or prospectus that is part of the Registration Statement as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(iv)           Buyers and Vertex shall pay all of their own expenses incident to their performance of or compliance with this Section 9.18(a), including all registration and filing fees, printing, messenger, telephone and delivery expenses, fees and disbursements of counsel for them and fees and disbursements of all independent auditors of Vertex.  Each holder of shares of the Vertex Common Stock named as a selling shareholder in the Registration Statement shall pay all of its own expenses, including, but not limited to, fees and disbursements of its counsel and any broker fees and commissions.

(v)           If any registration statement is not declared effective by the SEC (or otherwise does not become effective) on or prior to the Effectiveness Date (any such failure or breach being referred to as an "Event" and the date on which such Event occurs being referred to as the "Event Date"), then in addition to any other rights available to the Sellers, for each thirty (30) day period following the Event Date until the applicable Event is cured, Vertex shall issue to the Sellers a number of additional shares of Vertex Common Stock, as liquidated damages and not as a penalty, equal to 1% of the aggregate number of shares of Vertex Common Stock issued to the Sellers for each thirty (30) day period following the Effectiveness Date that the registration statement has not been declared effective; provided, however, that Vertex shall not be obligated to pay any liquidated damages if Vertex is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases or actions taken by the SEC, and Vertex registers at such time the maximum number of shares of Common Stock as permitted by the SEC.

(vi)           Subject to Section 9.18(b) below which shall take priority over this Section 9.18(a)(vi), all or any portion of the rights under this Agreement shall be automatically assignable (but only with all related obligations) by Seller to any transferee or assignee (as the case may be of all or a portion of such securities if: (i) Seller agrees in writing with such transferee or assignee (as the case may be) to assign all or any portion of such rights, and a copy of such agreement is furnished to Vertex within a reasonable time after such transfer or assignment (as the case may be); (ii) Vertex is, within a reasonable time after such transfer or assignment (as the case may be), furnished with written notice of (a) the name and address of such transferee or assignee (as the case may be), and (b) the securities with respect to which such registration rights are being transferred or assigned (as the case may be); (iii) immediately following such transfer or assignment (as the case may be) the further disposition of such securities by such transferee or assignee (as the case may be) is restricted under the Securities Act or applicable state securities laws if so required; (iv) at or before the time Vertex receives the written notice contemplated by clause (ii) of this sentence such transferee or assignee (as the case may be) agrees in writing with Vertex to be bound by all of the provisions contained herein; (v) such transfer or assignment (as the case may be) shall have been made in accordance with the applicable requirements of this Agreement, if any; (vi) such transfer or assignment (as the case may be) shall have been conducted in accordance with all applicable federal and state securities laws, and Sellers' counsel shall have provided Vertex a legal opinion confirming such compliance with applicable federal and state securities laws; and (vii) such transferee or assignee shall provide Vertex any and all documentation and information reasonably requested to file amendments to the Registration Statement(s) or prospectus supplements in connection therewith to document the transfer or assignment.

(b)           Transfer Restrictions.  Each Seller further acknowledges and agrees that, in order to align each Seller's interest with the interests of the ongoing business of the Buyers and Vertex following the Initial Closing, in addition to the restrictions set forth in Section 9.18(a) above related to compliance with applicable SEC rules, stock exchange requirements or other Laws, for a period of twelve (12) months following the Initial Closing Date, the Closing Stock Consideration (other than with respect to 500,000 shares of the Closing Stock Consideration which are not subject to such twelve month restriction, but are subject to the provisions and limitations of Section 9.18(a) above) may not be sold, pledged, assigned, transferred, conveyed, hypothecated or otherwise transferred or disposed of (which shall include the creation of any Encumbrance on such shares, or transfer of any legal, beneficial or economic interest in such shares, whether or not for value), including any short sale, purchase of publicly traded options with respect to such shares or the entry into hedging or monetization transactions with respect to such shares (the "Transfer Restrictions"). The Transfer Restrictions will expire with respect to each Seller's Closing Stock Consideration in such proportions among Sellers as is determined by Sellers and the Equity Owner.

Additionally, once the Registration Statement is effective, but subject to the Transfer Restrictions, up to 50,000 shares of the Vertex Common Stock issued hereunder may be sold in the aggregate by all Sellers or their Affiliates (with such amount of shares determined in the aggregate for all such persons) each week, if permissible by the rules and guidelines of the SEC, any exchange upon which such shares are listed, the Financial Industry Regulatory Authority, Inc. (FINRA) or any other Governmental Authority.  Additionally, any block trade or sale by Sellers (or their Affiliates) of more than 50,000 shares of Vertex Common Stock each week must be approved in advance in writing by Vertex, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)           Legend. Each Seller acknowledges and agrees that the stock certificates representing the Vertex Common Stock issued hereunder shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable Law or as Vertex may reasonably deem necessary or advisable (and a stop transfer order may be placed against the transfer of such shares); provided, however, that only the Vertex Common Stock subject to the Escrow Agreement shall bear the first legend identified below:

THESE SECURITIES ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER AND THE ESCROW AGENT NAMED THEREIN (THE "ESCROW AGREEMENT"), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES. THESE SECURITIES WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF (EACH A "TRANSFER") FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.

THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT DATED MARCH 17,

2014, BY AND AMONG CERTAIN AFFILIATES OF THE ISSUER AND CERTAIN OTHER PERSONS, WHICH RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THESE SECURITIES.  A COPY OF SUCH ASSET PURCHASE AGREEMENT IS AVAILABLE FOR REVIEW BY THE RECORD HOLDER OF THESE SECURITIES AT THE PRINCIPAL OFFICES OF THE ISSUER.

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(d)           Sellers Cooperation with Respect to Financial Matters.  Sellers and the Equity Owner will cooperate with any reasonable requests of Buyers or Vertex in connection with Vertex's compliance with applicable laws regarding the transactions hereunder, including (i) providing access to Sellers' management upon reasonable prior notice during normal business hours to assist with Vertex's SEC reporting obligations of the transactions hereunder, including the preparation by Vertex of pro forma financial information under Regulation S-X, Form 8-K and the other rules and regulations of the SEC, addressing purchase accounting issues and preparation of any SEC waiver letters and (ii) allowing access to Sellers' independent registered public accounting firm and discussing with such accounting firm its audit work on the Sellers' financial statements (including, to the extent required by such firm, consent to the release of their work papers to Buyers or their independent registered public accounting firm), and discussing with and obtaining from Sellers' independent registered public accounting firm consents to fulfill Vertex's reporting requirements, including financial statements and the notes thereto.  Without limiting the foregoing, not later than 30 days after each Closing Date, the Equity Owner shall provide to Buyers such information as Vertex may reasonably require to prepare pro forma financial information regarding the Business required to be filed in an amendment to the Closing Form 8-K in accordance with the requirements of Regulation S-X, Form 8-K and the other applicable rules and regulations of the SEC.  In the event that Buyers, Vertex or their independent registered public accounting firm or the SEC has comments or questions on such information after the applicable Closing, the Equity Owner will (and will cause its independent registered public accounting firm to) assist and cooperate with Vertex to resolve any such comments or questions and take such reasonable actions with respect to such information as are necessary for Vertex to satisfy its obligations under Regulation S-X, Form 8-K and the other applicable rules and regulations of the SEC with respect to the pro forma financial information.

(e)           Removal of Securities Act Legends.  Certificates or other instruments evidencing the shares of Vertex Common Stock issued to Seller pursuant to this Agreement shall not be required to contain the third legend set forth above (the "Securities Act Legend") (i) following the sale of any shares pursuant to the plan of distribution of a registration statement covering the resale of such shares that is effective under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144, (iii) if such shares are eligible to be sold, assigned or transferred under Rule 144 without any limitation or the need to be in compliance with Rule 144(c)(1), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that Seller provides the Company with an opinion of counsel to Seller, in a generally acceptable form, to the effect that such sale, assignment or transfer of the shares may be made without registration under the applicable requirements of the Securities Act or (v) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, Vertex shall immediately but in no event later than five trading days following the delivery by Seller to Vertex or Vertex's transfer agent (with notice to Vertex) of a legended certificate representing such shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from Seller as may be required by Vertex or Vertex's counsel, as directed by Seller, either: (A) provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer Program and such shares are Vertex Common Stock, credit a number of shares of Vertex Common Stock equal to the number of shares of Vertex Common Stock represented by the certificate so delivered by Seller to Seller's or its designee's balance account with DTC through its Deposit/Withdrawal Custodian system or (B) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to Seller a certificate representing such shares that is free from all restrictive and other legends, registered in the name of Seller or its designee (the date by which such credit is so required to be made to the balance account of Sellers or Seller's nominee with DTC or such certificate is required to be delivered to Investor pursuant to the foregoing is referred to herein as the "Required Delivery Date").

(f)           Failure to Timely Deliver; Buy-In. If Vertex fails to properly deliver certificates without the Securities Act Legend or so properly credit the balance account of Sellers or Seller's nominee with DTC by the Required Delivery Date, and if on or after the Required Delivery Date Seller purchases (in an open market transaction or otherwise) shares of Vertex Common Stock to deliver in satisfaction of a sale by Seller of shares of Vertex Common Stock that Seller anticipated receiving from Vertex without any restrictive legend, then, in addition to all other remedies available to such Seller, Vertex shall, within five trading days after the Required Delivery Date, promptly honor its obligation to deliver to Seller a certificate or certificates or credit Seller's DTC account representing such number of shares of Vertex Common Stock that would have been issued if Vertex timely complied with its obligations hereunder and pay cash to Seller in an amount equal to the excess (if any) of the Buy-In Price (as defined below) over the product of (A) such number of shares of Vertex Common Stock that Vertex was required to deliver to Seller by the Required Delivery Date times (B) the closing price of the Vertex Common Stock on the trading day immediately preceding the Required

Delivery Date. If within five trading days following the Required Delivery Date, Vertex fails to deliver to Seller a certificate or certificates or credit Seller's DTC account representing such number of shares of Vertex Common Stock that would have been issued if Vertex timely complied with its obligations hereunder, Vertex shall pay cash to Seller in an amount equal to Seller's total purchase price (including brokerage commissions, if any) for the shares of Vertex Common Stock so purchased (the "Buy-In Price"), at which point Vertex's obligation to deliver such certificate or credit Seller's balance account shall terminate and such shares shall be cancelled.

9.19           Vertex Additional Covenants.  Vertex covenants and agrees as to itself and its Subsidiaries (as applicable) that, from and after the date hereof and continuing until the Initial Closing Date, except (x) as otherwise set forth below or as otherwise required by this Agreement, (y) as required by applicable Law or (z) with the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           Vertex and its Subsidiaries shall use their respective reasonable best efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition (ordinary wear and tear excepted) and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates;

(b)           neither Vertex nor its Subsidiaries shall (i) amend its Organizational Documents or any of the Organizational Documents of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement, (ii) declare, set aside or pay any dividends or make any distributions (whether payable in cash, stock or property) in respect of any capital stock, (iii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Closing Stock Consideration and/or the Contingent Consideration pursuant to Section 5.06, (iv) authorize or issue additional shares or new classes of stock, except for issuances of shares of Vertex Common Stock (or securities convertible into shares of Vertex Common Stock) in connection with grants of equity compensation to its employees, officers, directors and consultants under and in accordance with the terms and conditions of the existing Vertex stock incentive plans or in connection with securing financing to consummate the transactions contemplated hereby, or (v) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than as required by currently in effect stock incentive programs;

(c)           neither Vertex nor any of its Subsidiaries shall adopt a plan of liquidation or dissolution;

(d)           Vertex shall not take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated hereby; and

(e)           neither Vertex nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

9.20           Capital Expenditures.  Prior to the Second Closing, Vertex and Buyers agree to cooperate in all reasonable respects in assisting Sellers with purchasing a fuel stripper and scrubber for the Bango Facility, including providing Bango Refining with loaned funds to acquire such capital equipment on terms mutually agreed upon and otherwise taking such other reasonable actions to assist Sellers in connection therewith.

9.21           Reports Under the Exchange Act. With a view to making available the benefits of certain rules and regulations of the SEC, including Rule 144, that may at any time permit the Seller to sell Vertex Common Stock to the public without registration or pursuant to a registration on Form S-1 or Form S-3, until the earlier of (i) two years from the date hereof or (ii) such time as the shares of Vertex Common Stock issued to Seller pursuant to this Agreement may be sold without volume restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), Vertex agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144;

(b)           file with the SEC in a timely manner all reports and other documents required of Vertex under the Securities Act and the Exchange Act; and

(c)           furnish to Seller forthwith upon request (i) a written statement by Vertex that it has complied with the reporting requirements of Rule 144 the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-1 or Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Vertex and such other reports and documents so filed by Vertex, and (iii) such other information as may be reasonably requested in availing Buyer of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

9.22           Covenants Relating to Finished Goods Inventory.  Subsequent to each of the Initial Closing and the Second Closing, Buyers, as applicable, shall cooperate in all reasonable with Sellers to allow Sellers to sell, market and deliver all Finished Goods Inventory including: (a) with respect to Omega Refining, the sale of vacuum gas oil, asphalt, and condensate pursuant to the terms of existing contracts; (b) with respect to the Bango Facility, allow Sellers to sell, market and deliver base oils consistent with past practices; and (c) to the extent the applicable Buyer receives payment for sales contemplated under subsections (a) and (b), promptly remit such payments to each applicable Seller; provided, however, Buyers' obligations under this Section shall not unreasonably interfere with the operation of the Business by the applicable Buyer.

9.23           Used Motor Oil Buy/Sell Contract. Between the date hereof and the Second Closing, the Parties agree to in good faith cooperate in all reasonable respects in connection with the termination or amendment of that certain second used motor oil buy/sell contract dated as of August 1, 2012 (and any other predecessor or related agreement binding upon the Business)

entered into by Sellers and the Equity Owner with Thermo Fluids Inc. (collectively, the "TFI Contract") in order to terminate or modify the noncompetition and other restrictive covenants imposed upon the Business in the TFI Contract. The terms of such amendment, modification or termination shall be subject to Vertex's sole approval and, if approved by Vertex, the TFI Contract, as modified or amended, if applicable, shall be deemed an Assumed Contract hereunder.

10.          Termination and Waiver.

10.01           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Closing (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 10.01 shall give prompt written notice of such termination to the other Party or Parties hereto):

(a)           by mutual written agreement of the Parties;

(b)           by either Vertex and Buyers, on the one hand, or Sellers and the Equity Owner, on the other hand, if the Initial Closing shall have not been consummated by April 15th, 2014, or such other date as the Parties shall agree upon in writing; provided, however, that Buyers and Vertex may not terminate this Agreement pursuant to this Section 10.01(b) if Buyers or Vertex are in material breach of this Agreement and such breach is intentional and the principal cause for the failure of the Initial Closing to not have occurred by such date, and Sellers and the Equity Owner may not terminate this Agreement pursuant to this Section 10.01(b) if any of Sellers and the Equity Owner is in material breach of this Agreement and such breach is intentional and the principal cause for the failure of the Initial Closing to not have occurred by such date;

(c)           by either Buyers and Vertex, on the one hand, or Sellers and the Equity Owner, on the other hand, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits or materially limits the consummation of the transactions contemplated hereby;

(d)           by Buyers and Vertex, if (i) there has been a material violation, material breach or material failure to perform by any Seller or the Equity Owner of any of its representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within ten (10) days after written notice thereof to Sellers and the Equity Owner or waived in writing by Vertex and Buyers or (ii) an event has occurred (other than a material breach of this Agreement by Vertex or any Buyer) such that a condition to the obligations of Vertex and Buyers cannot be satisfied or is reasonably likely not to be capable of satisfaction, then Vertex and Buyers may, upon written notice to Sellers and the Equity Owner at any time prior to the applicable Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effects set forth in Section 10.02; or

(e)           by Sellers and the Equity Owner, if (i) there has been a material violation, material breach or material failure to perform by Vertex and/or Buyers of any of their respective representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within ten (10) days after written notice thereof to Vertex and/or Buyers or waived in writing by Sellers and the Equity Owner or (ii) an event has occurred (other than a material breach of this Agreement by Sellers or the Equity Owner) such that a condition to the obligations of Sellers and the Equity Owner cannot be satisfied or is reasonably likely not to be capable of satisfaction, then Sellers and the Equity Owner may, upon written notice to Vertex and/or Buyers at any time prior to the applicable Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effects set forth in Section 10.02.

10.02           Notice of Termination; Effect of Termination.

(a)           Termination of this Agreement pursuant to Sections 10.01 shall not in any way affect the rights of any Party against any other Party that has violated or breached any of such Party's representations, warranties or covenants of this Agreement prior to termination hereof.  If Vertex or a Buyer is the breaching party, then Vertex and Buyers shall indemnify Sellers and their Affiliates for all Losses arising out of such breach. If a Seller or the Equity Owner is the breaching party, then Sellers and the Equity Owner shall indemnify Buyers and their Affiliates for all Losses arising out of such breach.  Subject to the foregoing, the Parties' payment obligations under Section 9.17(a) shall survive the termination of this Agreement.

(b)           Any proper and valid termination of this Agreement pursuant to Section 10.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.  In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall be of no further force or effect and no Party (or any partner, owner, director, officer, employee, affiliate, agent or other representative of such Party) shall have any Liability to any other Party hereto, as applicable, except (a) as otherwise provided by the terms of this Section 10.02 and Section 12, all of which shall survive the termination of this Agreement, and (b) subject to the terms of Section 10.02(a), nothing herein shall relieve any Party or Parties hereto, as applicable, from Liability for any willful breach of, fraud or intentional misrepresentation in connection with, this Agreement.

10.03           Extension; Waiver.  At any time and from time to time prior to the Initial Closing, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein.  Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.          Indemnification.

11.01           Indemnification by Vertex and Buyers.  Notwithstanding any Closing, and regardless of any investigation made at any time by or on behalf of Sellers or the Equity Owner or any information Sellers or the Equity Owner may have, subject to the limitations and conditions set forth in this Section 11, Vertex and Buyers hereby jointly and severally covenant and agree to indemnify, defend and hold harmless each Seller, the Equity Owner and each of their successors, assigns, Affiliates, directors, officers, employees, owners and agents (Sellers, the Equity Owner and such other Persons, collectively, the "Seller Indemnified Parties") from, against and in respect of any Losses suffered, sustained, paid or incurred by the Seller Indemnified Parties, directly or indirectly, arising out of, resulting from, in connection with or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of Vertex and/or Buyers contained in or made pursuant to this Agreement, whether or not the Seller Indemnified Parties relied thereon or had knowledge thereof, including in any schedules, certificates, and documents delivered pursuant hereto;

(b)           any breach by or failure of Vertex and/or Buyers to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Vertex and/or Buyers contained in or made pursuant to this Agreement or any document contemplated by this Agreement;

(c)           any failure by Buyers to perform or pay when due the Assumed Liabilities;

(d)           any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Vertex and/or Buyers (or any Person acting on its behalf) in connection with the transactions contemplated hereby; and/or

(e)           any failure of Buyers to pay and perform all of Golden State's obligations under that certain Lease, Storage and Service Agreement dated as of April 6, 2011, as amended, by and between Golden State and Tricor Refining, LLC.

11.02           Indemnification by Sellers and the Equity Owner.  Notwithstanding any Closing, and regardless of any investigation made at any time by or on behalf of Vertex or Buyers or any information or knowledge Vertex or Buyers may have, subject to the limitations and conditions set forth in this Section 11, Sellers and the Equity Owner hereby jointly and severally covenant and agree to indemnify, defend and hold harmless Vertex, Buyers and each of their subsidiaries, assignees, owners, Affiliates, officers, directors, employees, agents, successors and assigns (Vertex, each Buyer and such other Persons, collectively, the "Buyer Indemnified Parties") from, against and in respect of any Losses suffered, sustained, paid or incurred by the Buyer Indemnified Parties, directly or indirectly, arising out of, resulting from, in connection with or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of Sellers or the Equity Owner contained in or made pursuant to this Agreement, whether or not the Buyer

Indemnified Parties relied thereon or had knowledge thereof, including in any schedules, certificates, and documents delivered pursuant hereto;

(b)           any failure of Sellers or the Equity Owner to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Sellers or the Equity Owner contained in or made pursuant to this Agreement or any document contemplated by this Agreement;

(c)           any and all Liabilities or obligations of Sellers or the Equity Owner other than the Assumed Liabilities (including any Excluded Liabilities, any Liabilities or Claims arising in connection with a Seller's operation of the Business before the applicable Closing, except to the extent an Assumed Liability, any and all Liabilities related to the Excluded Assets or any and all Environmental Conditions arising in connection with a Seller's operation of the Business and/or ownership of, or tenancy in, the Real Property, before the applicable Closing); provided, however, Sellers and the Equity Owner shall not be obligated to indemnify, defend or hold harmless the Buyer Indemnified Parties to the extent of (i) any environmental Claims arising from any act or omission by Vertex and/or Buyers or the failure of Vertex and/or Buyers to comply with any Environmental Law, or (ii) any individual environmental Claim (or series of related Claims) or any single instance (or series of related instances) of the failure to comply by a Seller with any Environmental Law, in each case that is de minimis (for the purposes of this paragraph, an environmental Claim or a failure to comply with an Environmental Law is "de minimis" if it can be corrected, remediated, brought into compliance or otherwise resolved at a cost of less than $10,000.00 for each such Claim or instance or series of related Claims or instances, as applicable); provided, further, however, that the foregoing "de minimis" limitation on Sellers' and the Equity Owner's indemnification obligations with respect to such environmental Claims and with respect to such instances of the failure of Sellers to comply with Environmental Laws shall no longer apply once the aggregate amount of Losses of the Buyer Indemnified Parties with respect to all such environmental Claims and all such instances of the failure of Sellers to comply with Environmental Laws (determined on an aggregate basis) exceeds $50,000.

(d)           except as set forth herein, including as provided on Schedule 5.03(c) with respect to Buyer's portion of the retention bonuses, any Transaction Expenses incurred or payable by any Seller or the Equity Owner that are payable or paid by either Buyer on or after the Initial Closing, including any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with any Equity Owner and/or any Seller (or any Person acting on any of their behalf) in connection with the transactions contemplated hereby;

(e)           any Debt of the Business or Sellers (or their Affiliates) paid by Buyers in excess of the amount included as an Assumed Liability; and/or

(f)           to the extent not covered by insurance or in excess of any insurance proceeds or payments received by or assigned to Buyers, any Liabilities (including any deductibles or co-insurance payments) or Claims related to the Bango Claim, including, without limitation, Claims for violation of applicable Laws, property damage Claims, personal injury Claims and all costs and expenses (or other Losses) incurred by Buyers to fully restore such facility to its normal state of operations to the extent required to comply with applicable Laws and Permits or to the extent required to bring such facility and its operations into a condition that enables Buyers to operate the facility consistent with Sellers' past practices.

11.03           Procedures.

(a)           Claims Among the Parties. Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Claim for Losses hereunder, the Party seeking indemnification under this Agreement (the "Indemnified Party") shall, within thirty (30) days thereafter, provide written notice (the "Claim Notice") to the Party from whom indemnification is sought (the "Indemnifying Party"), specifying the factual basis of the Claim in reasonable detail to the extent then known by the Indemnified Party; provided, however, that the failure to give such notice in such time period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is materially adversely affected thereby, and then only to the extent of such material adverse effect.  If such Losses are final and liquidated, the Claim Notice shall so state and such amount shall be deemed the amount of the Claim of the Indemnified Party.  If such Losses are not final and adjudicated, the Claim Notice shall so state and in such event, a Claim shall be deemed asserted against the Indemnifying Party by the Indemnified Party in the amount specified in the Claim Notice.

(b)           Third Party Claims. The following provisions shall apply to any Claim for Losses subject to indemnification under this Agreement that is a Proceeding filed or instituted by, or the making of any Claim or demand by, any third party, including any Governmental Authority (a "Third Party Claim"):

(i)           The Indemnified Party or Parties shall give the Indemnifying Party or Parties prompt written notice of the Third Party Claim (the "Third Party Claim Notice"), specifying the factual basis of the Third Party Claim in reasonable detail to the extent then known by the Indemnified Party.  If such Losses are final and liquidated, the Third Party Claim Notice shall so state and such amount shall be deemed the amount of the Third Party Claim of the Indemnified Party.  If such Losses are not final and adjudicated, the Third Party Claim Notice shall so state and in such event, a Third Party Claim shall be deemed asserted against the Indemnifying Party by the Indemnified Party in the amount specified in the Third Party Claim Notice.  Failure to promptly give the Third Party Claim Notice shall not affect the Indemnifying Party's duties or obligations under this Section 11, to the extent it does not materially adversely affect the Indemnifying Party's ability to defend such Claim, and then only to the extent of such adverse effect.

(ii)           Within 30 days after the Third Party Claim Notice is received from the Indemnified Party, or such shorter period as is required to avoid prejudice in any Claim, suit or Proceeding, the Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party has assumed the defense of the Third Party Claim as provided herein, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses actually paid or incurred in connection with such defense.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided herein.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim, must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights and may not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all Liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the business of the Indemnified Party.

(c)           Defense of Claim. Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 11.03(b) above, the Indemnified Party may defend against the Third Party Claim in any manner it deems appropriate, and any reasonable costs or expenses incurred by the Indemnified Party in connection with such defense shall constitute Losses which are the responsibility of the Indemnifying Party.

(d)           Conflicts. Notwithstanding anything to the contrary in this Section 11, if (i) there is a reasonable probability that any Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, or (iii) with respect to Claims for Losses hereunder by a Buyer Indemnified Party, if any Third Party Claim is reasonably likely to [a] result in an amount of Claims for Losses hereunder involving money damages or other money payments in an aggregate amount that exceeds the Escrow Amount then held in the Escrow Account, or [b] is asserted directly or on behalf of a Person that is a supplier or customer of the Business, then the Indemnified Party (and not the Indemnifying Party) shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim so long as it does so actively and in good faith and the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned).  In such circumstances, if the Indemnified Party undertakes and controls the defense of the Third Party Claim, it shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

11.04           Payment.  The Indemnifying Party shall promptly pay (or through application of the Indemnified Party's offset right pursuant to Section 11.08, if applicable, or cause the Escrow Agent to pay in connection with a Claim for Losses hereunder by a Buyer Indemnified Party that is to be satisfied from the Escrow Account) the Indemnified Party any amount finally determined to be due under this Section 11.  Upon final judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay (or through application of the Indemnified Party's offset right pursuant to Section 11.08, if applicable, or cause the Escrow Agent to pay in connection with a Claim for Losses hereunder by a Buyer Indemnified Party that is to be satisfied from the Escrow Account) promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment, determination, settlement or compromise and all other Losses of the Indemnified Party with respect thereto, unless, in the case of a judgment, an appeal is made from the judgment, in each case subject to the limitations and conditions contained in this Section 11.

11.05           Limitations on Indemnification.  Except in the case of fraud or an intentional misrepresentation, as to which Claims may be brought without limitation as to time or amount:

(a)           Survival Period. No claim or action shall be brought under Section 11.01(a) or 11.02(a), as the case may be, for breach of or inaccuracy in a representation or warranty after the date which is equal to September 15, 2015 with respect to the representations and warranties provided in connection with the Initial Closing or eighteen (18) months after the Second Closing Date with respect to the representations and warranties provided in connection with the Second Closing.  Notwithstanding the foregoing or any other provision of this Agreement:

(i)           The foregoing time limitations shall not apply to any claim or action brought for breach of or inaccuracy in any representation or warranty made in or pursuant to Section 7.01 (Organization and Qualification), Section 7.02 (Authorization of Agreement; Validity of Agreement; Necessary Action), Section 7.03 (No Conflict; Required Consents and Filings), Section 7.11(a) (Title to Assets), Section 7.22 (Brokerage and Finders Fees), Section 8.01 (Organization, Good Standing and Qualification), Section 8.02 (Capital Structure), Section 8.04 (Corporate or Limited Liability Company Authority) and/or Section 8.13 (Brokers and Finders) (collectively, the "Fundamental Representations"), and Sellers and the Equity Owner, on the one hand, and Vertex and Buyers, on the other hand, hereby waive all applicable statutory limitation periods with respect thereto.

(ii)           A claim or action brought for breach of or inaccuracy in any representation or warranty made in or pursuant to Section 7.13 (Compliance with Environmental Laws) and Section 7.14 (Taxes) (collectively, the "Surviving Representations") may be brought until the date that is 30 days after the expiration of all applicable statutes of limitation under applicable Laws related thereto (including extensions or waivers thereof).

(iii)           Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of or inaccuracy in a representation or warranty prior to the expiration of the survival period for such claim or action, if any, shall be preserved despite the subsequent expiration of such survival period.

(b)           Basket. Except with respect to claims for breaches of or inaccuracies in the Fundamental Representations or the Surviving Representations (as to which the limitations in this Section 11.05(b) shall not apply), the Indemnified Parties shall not be entitled to indemnification under Section 11.01(a) or 11.02(a), as applicable, for breaches of or inaccuracies in representations and/or warranties unless the aggregate amount of all indemnification obligations under Section 11.01(a) or 11.02(a), as applicable, for breaches of or inaccuracies in representations and/or warranties (but for this Section 11.05(b)) exceeds Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the "Basket"); provided, however, if such aggregate Losses exceed the Basket, indemnification for all Losses incurred shall be fully payable without any deductible.  By way of clarification, for purposes of the limitations to indemnification in this Section 11.05(b), the Indemnifying Party shall collectively mean Sellers and the Equity Owner and their successors and assigns, on the one hand, or Buyers and Vertex and their successors and assigns, on the other hand, and the application of the Basket (and whether it is met) shall be done separately with respect to Sellers and the Equity Owner and their successors and assigns, on the one hand, or Vertex and Buyers and their successors and assigns, on the other hand.

(c)           Cap.  Except with respect to claims for breaches of or inaccuracies in the Fundamental Representations or the Surviving Representations, or any claim pursuant to Section 11.01(b), (c) or (d) or Section 11.02(b), (c), (d), (e) or (f) (as to which the limitations in this Section 11.05(c) shall not apply), the aggregate amount of all Losses paid by an Indemnifying Party under this Section 11 shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) (the "Cap").  Further, the aggregate amount of Losses paid by all Seller Indemnifying Parties under this Section 11 shall not exceed the Purchase Price actually received by Sellers.  By way of clarification, for purposes of the limitations to indemnification in this Section 11.05(c), the Indemnifying Party shall collectively mean Sellers and the Equity Owner (and their successors and assigns), on the one hand, or Vertex and Buyers (and their successors and assigns), on the other hand.

(d)           Collateral Sources.  The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Party (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance claims) in connection with or as a result of any Claim giving rise to an indemnification Claim hereunder.  If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Party's actual receipt of insurance proceeds related thereto, the Indemnified Party shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to or at the direction of the Indemnifying Party the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party.  Notwithstanding the foregoing, no Indemnified Party shall be required to (i) pursue such insurance prior to seeking indemnification under this Section 11 or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable do so.

(e)           Other Limits. No Indemnified Party shall be entitled to indemnification hereunder for any Loss in respect of any Claim to the extent that (i) such Loss would not have arisen but for the enactment of any legislation not in effect on the date hereof or on the applicable Closing Date or any change of any law or administrative practice of any governmental agency after the applicable Closing Date or any change in any generally accepted accounting principles after the applicable Closing Date, including in each case any legislation or change which takes effect retrospectively, (ii) such Loss has arisen as a result of any act or omission by the Party seeking indemnification on or after the applicable Closing Date (including without limitation resulting from any change in accounting principles, practices or methodologies) and to the extent of any Loss arising from any breach by the Party seeking indemnification of its obligations under this Agreement (provided such party's breach is a principal cause or principal contributing factor to such party's Losses related thereto), and (iii) such Loss is offset by a corresponding gain accruing after the applicable Closing Date, directly or indirectly, to the benefit of the Party seeking indemnification, as a direct result of the act, matter, omission or circumstance giving rise to such Loss.

(f)           Taxes; Third Party Rights. The amount of any Loss incurred by an Indemnified Party shall be reduced by (i) the net amount of the Tax benefits actually realized by the Indemnified Party, or its Affiliates, in the Taxable year of such Loss which is generated by reason of such Loss (and no such Indemnified Party shall be entitled to any indemnification under Section 11.01 or 11.02, as applicable, in relation to any Tax adjustment or assessment that only has a timing effect and results in the mere shifting of Tax over time, including without limitation depreciation and amortization), or (ii) any amount equivalent to any damages, indemnification, restitution or reimbursement or any other amounts, net of Taxes, actually recovered after the applicable Closing Date by the Indemnified Party, or its Affiliates, from a third party (other than any insurer) in relation to the act, matter, omission or circumstance giving rise to the claim for indemnification.

(g)           Exclusivity of Indemnification Provision.  Except for the resolution of disputes related to Section 5.02 or Section 5.06 to be resolved by the Arbitrating Accountant, the indemnity provided for in Section 11 shall be the sole and exclusive remedy of Buyers, and Sellers, and their respective Affiliates and their Indemnified Parties after the applicable Closing for any inaccuracy of any representation or warranty of the other party or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the other party, other than claims of, or causes of action arising from common law fraud or willful, wanton or intentional misconduct.  In furtherance of the foregoing, each Party hereto, on its own behalf and on behalf of its Affiliates and its other Indemnified Parties, hereby waives, from and after the applicable Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action, other than claims of, or causes of action arising from common law fraud or willful, wanton or intentional misconduct, such Person may have against the other party or any of its Affiliates or its other Indemnified Parties relating to the subject matter of this Agreement arising under or based upon any Law or otherwise (except in each case pursuant to the indemnification provisions and rights related thereto set forth in this Agreement).

11.06           Materiality.  Solely for purposes of calculating Losses under this Section 11 to determine whether the Basket has been met (and not as to the determination of whether or not there has been a breach), any breach of any representation or warranty shall be determined without regard to any materiality, Seller Material Adverse Effect, Vertex Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

11.07           Treatment of Indemnification Payments.  Any payment made hereunder in respect of an indemnification obligation shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted under applicable Law.

11.08           Offset.

(a)           By Buyer.  Subject to the procedures set forth in this Section 11.08, the Buyer Indemnified Parties shall be entitled to offset against any payments due to any Seller (including in connection with the post-Closing Purchase Price adjustment procedure set forth in Section 5.02, in connection with any Contingent Payment or in connection with any other amounts due Sellers or their Affiliates hereunder), any amounts due the Buyer Indemnified Parties pursuant to Sellers' obligation under the post-Closing Purchase Price adjustment procedure set forth in Section 5.02 or pursuant to Sellers' and the Equity Owners' obligation to indemnify the Buyer Indemnified Parties under Section 11.02 above and such offset amounts shall be deemed a payment against such obligations and shall not trigger a default under this Agreement.  Buyers shall provide Sellers a written notice of their intent to offset any payments due Sellers specifying in reasonable detail the basis for the offset and Buyers' calculation of the amount of such offset (the "Buyer Offset Notice"), which may be part of a Claim Notice or a Third Party Claim Notice.  If Sellers dispute Buyers' exercise of its offset right, then Sellers shall furnish Buyers an objection notice within 15 days of Sellers' receipt of the Buyer Offset Notice specifying in reasonable detail the basis for any such dispute.  If Sellers do not deliver the dispute notice to Buyers' exercise of its offset right within such 15 day period, then Buyers shall be entitled to offset against any payments due Sellers, the amounts so specified in the Buyer Offset Notice.  Any disputed items stemming from Buyers' submittal of the Buyer Offset Notice shall be resolved in accordance with the procedures set forth in Section 12.06.  No amounts otherwise due and payable to Sellers need be paid after the Buyer Offset Notice is given until such time as the dispute is resolved; provided, however, Buyers shall not be entitled to withhold payment of amounts in excess of the disputed amount.  No default shall be deemed to have occurred after the Buyer Offset Notice is given until the dispute is resolved.

(b)           By Sellers.  Subject to the procedures set forth in this Section 11.08, the Seller Indemnified Parties shall be entitled to offset against any amounts due to Vertex or any Buyer or their Affiliates hereunder, any amounts due the Seller Indemnified Parties pursuant to Vertex's and Buyers' obligation to indemnify the Seller Indemnified Parties under Section 11.01 above and such offset amounts shall be deemed a payment against such obligations and shall not trigger a default under this Agreement.  Sellers shall provide Buyers a written notice of their intent to offset any payments due Vertex or Buyers specifying in reasonable detail the basis for the offset and Sellers' calculation of the amount of such offset (the "Seller Offset Notice"), which may be part of a Claim Notice or a Third Party Claim Notice.  If Buyers dispute Sellers' exercise of its offset right, then Buyers shall furnish Sellers an objection notice within 15 days of Buyers' receipt of the Seller Offset Notice specifying in reasonable detail the basis for any such dispute.  If Buyers do not deliver the dispute notice to Sellers' exercise of its offset right within such 15 day period, then Sellers shall be entitled to offset against any payments due Vertex or Buyers, the amounts so specified in the Buyer Offset Notice.  Any disputed items stemming from Sellers' submittal of the Seller Offset Notice shall be resolved in accordance with the procedures set forth in Section 12.06.  No amounts otherwise due and payable to Buyers need be paid after the Seller Offset Notice is given until such time as the dispute is resolved; provided, however, Sellers shall not be entitled to withhold payment of amounts in excess of the disputed amount.  No default shall be deemed to have occurred after the Seller Offset Notice is given until the dispute is resolved.

11.09           Value of Vertex Common Stock.  For all purposes of this Section 11 (including in connection with payment or satisfaction of indemnification Claims), the per share value of the

Vertex Common Stock in the Escrow Account or otherwise shall be equal to the Share Reference Price.

12.          Miscellaneous.

12.01           Disclosure Schedules. Sellers and the Equity Owner have prepared the schedules attached to this Agreement (individually, a "Schedule" and collectively, the "Disclosure Schedule") and delivered them to Buyers on the date hereof.  The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement. Any fact or item disclosed on any Schedule of the Disclosure Schedule shall be deemed to be disclosed on all Schedules of the Disclosure Schedule to which an appropriate cross reference is made or in all other Schedules where it is reasonably apparent on its face that such disclosure applies to such other Schedules of the Disclosure Schedule.

12.02           Amendment and Severability. This Agreement may be amended only by a written agreement of the Parties.  If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of such provision and this Agreement, or the application of each provision, clause or part under other circumstances, shall not be affected thereby.

12.03           Waiver.  The failure of Buyers, on the one hand, or Sellers and the Equity Owner, on the other hand, to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

12.04           Notices.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile or e-mail transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(a)           If to Vertex or Buyers, to:
Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, TX 77058
Attention:  Benjamin P. Cowart, Chief Executive Officer
Facsimile:  (281) 486-0217
E-mail: benc@vertexenergy.com

with a copy to (which shall not constitute notice), to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attention:  Timothy P. Reardon
Facsimile:  414-298-8097
E-mail: treardon@reinhartlaw.com

(b)           If to Sellers or the Equity Owner, to:
Omega Holdings Company, LLC
211 Violet Street, Unit 100
Golden, CO  80401
Attention: Ric Silverberg
Facsimile: (303) 679-8988
E-mail: ricsilverberg@cam2.com

with a copy to (which shall not constitute notice), to:

Gregory & Plotkin
1125 17th Street, Suite 2100
Denver, CO  80202
Attention: James P. Gregory, Esq.
Facsimile: (303) 296-7343
E-mail: jpgreg78@hotmail.com

or to such other person or address as any Party shall have specified by notice in writing to the other Parties.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile or e-mail transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day before 5:00 p.m. (Central Time) at the place of receipt, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

12.05           Benefit.  This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by the Parties, and their successors and permitted assigns.  Notwithstanding the foregoing, (a) the lenders providing financing to Vertex and Buyers are beneficiaries of any liability cap or limitation on damages contained in this Agreement that are for the benefit of Vertex or Buyers and (b) such lenders are express third party beneficiaries of Section 12.06(d) of this Agreement. This Agreement may not be assigned by any Party without the written consent of the other Parties.  Notwithstanding the immediately preceding sentence, without the prior written consent of any Party, Vertex or either Buyer may at any time, in its sole discretion, assign, in whole or in part, its rights under this Agreement for collateral security purposes to any lender providing financing to Vertex, either Buyer or any of their Affiliates.

12.06           Dispute Resolution.  This Agreement shall be governed by the laws of the State of Delaware and the Federal laws of the United States without giving effect to any rule or provision thereof which would cause the application of the law of any other state.

(a)           Process.  If a dispute arises in connection with this Agreement (other than in the event of fraud or an intentional misrepresentation) (a "Dispute"), the Parties shall follow the procedures specified in this Section 12.06; provided, however, nothing contained herein shall limit a Party's right to seek, in accordance with the terms of this Agreement, a decree of specific performance or to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b)           Negotiations.  The Parties shall promptly attempt to resolve any Dispute by negotiations between Buyers and Sellers (or their Affiliates).  Either Buyers or Sellers may give the other party written notice of any Dispute not resolved in the normal course of business.  Representatives of Buyers (who may include the CEO or the CFO of Vertex) and Sellers (who may include the CEO or COO of Equity Owner) shall meet at a mutually acceptable time and place within 30 calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute.  If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three Business Days prior notice of such intention and may also be accompanied by legal counsel.  If the Dispute has not been resolved by these Persons within 60 calendar days of the disputing party's notice, or if the parties fail to meet within such 30 calendar days, either Buyers or Sellers may initiate binding arbitration as provided in Section 12.06(c) below.

(c)           Arbitration.  If the Dispute is not resolved by negotiations pursuant to Section 12.06(b), all Disputes shall be determined by binding arbitration in New York, New York in accordance with the commercial rules of the American Arbitration Association ("AAA") then in effect unless the parties mutually agree in writing to waive this provision.  This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  Notice of the demand for arbitration shall be filed in writing with the other Party or Parties to this Agreement and with the AAA in Chicago, Illinois. The demand shall be made within a reasonable time after the Claim, dispute or other matter in question has arisen.  In no event shall the demand for arbitration be made after the date when an institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by this Agreement or the applicable statute of limitations. The arbitration shall be before three arbitrators, one chosen by each of Buyers and Sellers and the third independent arbitrator chosen jointly by the other two arbitrators, who shall interpret this Agreement in accordance with the internal Laws of the State of Delaware without reference to any law thereof that would cause the application of the law of any other state.  The arbitrators shall each be a lawyer neutral as to each Party who is experienced in commercial and business affairs. The award rendered by the arbitrator shall be final and binding and any judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof.

(d)           Notwithstanding anything to the contrary contained herein, each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the lenders providing financing to Vertex and Buyers or any of their respective affiliates arising out of or relating to the transactions contemplated hereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the City of New York and (ii) to waive any right to trial by jury in respect of any such dispute, claim or controversy.

12.07           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.08           Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties.  No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.09           Entire Agreement.  This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) and the other agreements executed simultaneously herewith constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations, written and oral, among the Parties with respect to the subject matter of this Agreement (including any letter of intent entered into among the Parties).  Except as explicitly set forth herein, neither this Agreement nor any provision hereof is meant to confer upon any person other than the parties hereto any rights or remedies hereunder.

12.10           Post-Closing Matters.  Each Party shall execute such documents, and perform such other actions, as any other Party may reasonably request after the applicable Closing to further consummate the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed effective as of the day, month and year first above written. SELLERS: OMEGA REFINING, LLC By: (signature) Manager (title) Richard A. Silverberg (print name) BANGO REFINING NV, LLC By: (signature) Manager (title) James P Gregory (print name)  EQUITY OWNER: OMEGA HOLDINGS COMPANY LLC By: (signature) Manager (title) Richard A Silverberg (print name) [Signature Page to Asset Purchase Agreement]

BUYERS: VERTEX REFINING LA, LLC By:  (signature) President & CEO (title) Benjamin P. Cowart (print name) VERTEX ENERGY, INC. By:  (signature) President & CEO (title) Benjamin P. Cowart (print name) VERTEX REFINING NV, LLC  By:  (signature) President & CEO (title) Benjamin P. Cowart (print name) [Signature Page to Asset Purchase Agreement]

EXHIBIT A

$____________	Golden, Colorado
___________, 2014

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned Bango Refining NV, LLC, a Delaware limited liability company, and Omega Refining, LLC, a Delaware limited liability company (collectively, "Sellers"), hereby promise to pay to the order of Vertex Refining NV, LLC, a Nevada limited liability company, and Vertex Refining LA, LLC, a Louisiana limited liability company (collectively, "Buyers"), at such address as is directed by Buyers from time to time, up to a maximum principal amount of ______________________ Dollars and 00/100 ($_____________) (the "Principal"), or such lesser amount as is shown to be outstanding according to the records of Buyers, in lawful money of the United States due and payable together with interest (the "Interest") on so much of the Principal balance of this Secured Promissory Note (this "Note") as may be outstanding and unpaid from time to time, calculated on the basis of a 365-day year and actual days elapsed, all payable as hereinafter provided at the rate of:

(a)           Zero percent (0.00%) per annum for the six month period commencing upon the date hereof and continuing until the six month anniversary of the date hereof; and

(b)           Nine and one-half percent (9.5%) per annum for the period commencing upon the day following the six month anniversary of the date hereof and continuing until the Principal and all accrued interest are repaid or satisfied in full as provided by the Purchase Agreement (as defined below).

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Asset Purchase Agreement, dated as of March __, 2014 (as amended or modified from time to time, the "Purchase Agreement"), among Sellers, Omega Holdings Company LLC, Buyers and Vertex Energy, Inc., pursuant to which Buyers have agreed to acquire and purchase from Sellers the Purchased Assets (as defined in the Purchase Agreement) and assume certain liabilities of Sellers. Capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Purchase Agreement.  Sellers acknowledge that certain loans made by Buyers to Sellers under Section 9.20 of the Purchase Agreement will be evidenced by this Note and will be become a part of the Principal due hereunder.

1.           Principal and Interest Payments.  Accrued and unpaid Interest, if applicable, shall be due and payable on a monthly basis commencing on the seven month anniversary date of the date hereof and continuing on the same day of each subsequent month, with a final payment of all accrued and unpaid interest, if applicable, due and payable on the date of full repayment or satisfaction of this Note as provided in the Purchase Agreement.  The Principal shall be due and payable, as provided in the Purchase Agreement, in full on the Second Closing Date.

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Each payment of Principal, Interest or other amounts due under this Note shall be paid to Buyers, as provided in the Purchase Agreement, in United States Dollars, at Buyers' address as provided in the Purchase Agreement or by wire transfer to the account designated by Buyers so that it is received by Buyers on the date specified for payment under this Note.  Except as expressly set forth herein or in the Purchase Agreement, all payments under this Note shall be made without any set-off, counterclaim or deduction whatsoever, and Sellers hereby irrevocably waive all rights of set-off, counterclaim and deduction (other than any such rights arising pursuant to the Purchase Agreement).

2.           Representations and Warranties.  Sellers hereby represent and warrant that: (a) each of them has the requisite power and authority, and all necessary actions have been taken, for Sellers to execute and deliver this Note, to borrow and repay the Principal, Interest, and other obligations hereunder, and to perform their other obligations hereunder, and each of the other documents, instruments, and agreements executed or delivered in connection herewith or therewith (collectively with this Note, and the Purchase Agreement, the "Note Documents"); (b) Sellers' obligations under this Note and the other Note Documents are valid and binding obligations, enforceable against Sellers in accordance with their terms (subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application).  The representations and warranties set forth herein shall be cumulative and in addition to any and all other representations and warranties which Sellers shall now or hereafter give, or cause to be given, to Buyers in any Note Document or otherwise.

3.           Covenants.  In addition to the covenants contained in the Purchase Agreement, Sellers hereby covenant and agree that from and after the date of this Note and for so long as any of the obligations under this Note are outstanding:

(a)           Compliance with Laws.  Sellers shall comply, in all material respects, with all laws, statutes, rules, regulations, judgments, or orders which are applicable to their business.

(b)           Notice of Events of Default.  Sellers shall promptly provide written notice to Buyers of the occurrence of any Event of Default (as defined below), or any event or condition which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c)           Reporting.  Sellers shall provide the following financial information and statements in form and content reasonable acceptable to Buyers, and such additional information as may be reasonably requested by Buyers from time to time:

(i)           Within 20 days of each calendar month, monthly financial statements of Sellers, certified and dated by an authorized financial officer; and

(ii)           Unless disclosed pursuant to the Purchase Agreement, promptly upon the occurrence thereof, [a]  notice of any litigation affecting Sellers claiming damages of $50,000 or more, individually or when aggregated with other litigation pending against Sellers, whether or not covered by insurance if adversely determined, could reasonably be expected to have a Seller Material Adverse Effect; [b] notice of any Event of Default hereunder or of any event or condition which, with notice, the passage of time or both would constitute an Event of Default

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hereunder; [c] notice of any event or condition which could reasonably be expected to have a Seller Material Adverse Effect; and [d] either Seller defaults under any document governing any other indebtedness of such Seller.

4.           Events of Default; Remedies.  The occurrence of any of the following events or conditions shall constitute an "Event of Default" hereunder:

(a)           Sellers shall fail to make any payment on this Note when due and such failure continues for ten (10) days after written notice of such default is given by Buyers to Sellers;

(b)           Sellers or the Equity Owner (or any of their Affiliates) shall default in the observance or performance of any covenant or agreement contained in this Note or in any other Note Document (including any breach or nonperformance by Sellers of any representation, warranty, covenant or agreement made by Sellers under the terms of the Purchase Agreement) and such default shall continue uncured for a period of thirty (30) days after written notice of such default is given by Buyers to Sellers (the "Default Notice"), provided, however, that should such default not be susceptible of cure within such thirty (30) day period so long as Seller is diligently prosecuting curing such default, and such cure is effected within ninety (90) days of the Default Notice, no default shall be deemed to have occurred hereunder;

(c)           Sellers or the Equity Owner shall:  (i) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or any other relief under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"), or under any other act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign, now or hereafter existing; (ii) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (iii) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of all or a substantial part of its property; or (iv) make a general assignment for the benefit of its creditors;

(d)           There occurs (i) a filing or issuance against Sellers or the Equity Owner or an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; (ii) the involuntary appointment of a receiver, liquidator, custodian or trustee of Sellers or the Equity Owner or for all or a substantial part of its property; or (iii) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Sellers or the Equity Owner; provided that in each case (subsections (d)(i), (d)(ii) or (d)(iii)) such shall not have been discharged (or provision shall not have been made for such discharge), or stay of execution thereof shall not have been procured, within sixty (60) days from the date of entry thereof;

(e)           If any representation or warranty made by Sellers or the Equity Owner herein or in any of the other Note Documents at any time under or in connection herewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

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(f)           The dissolution, suspension, discontinuance of business of Sellers or the Equity Owner;

(g)           If Sellers or the Equity Owner shall sell all, or substantially all, of their assets (other than to Buyers); or

(h)           If Sellers or the Equity Owner suffers involuntarily a change in control, or permits a change in control, of Sellers or the Equity Owner's equity interests, or if Sellers or the Equity Owner is a party to a merger or consolidation that is not permitted by Buyers.

Upon the occurrence and during the continuance of any Event of Default hereunder, any and all of the indebtedness evidenced by this Note (including the outstanding Principal and all unpaid Interest accrued thereon) may be immediately declared due and payable and thereupon shall become immediately due and payable in full, and Buyers shall have all of the rights and remedies described herein (or in the Purchase Agreement) and may exercise any and all such remedies in their sole discretion.  Further, Sellers hereby agree to pay all reasonable and actual out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by Buyers following an Event of Default in the collection of the indebtedness evidenced by this Note or in enforcing any of the rights, powers, remedies and privileges of Buyers hereunder.  Interest on such costs shall accrue at 9.5% per annum.

In the event that any payment of any outstanding Principal of, Interest on or other amount due under this Note is not paid when due (taking into account any grace period), whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of any attorney or attorneys for representation of Buyers in connection with bankruptcy or insolvency proceedings related to or affecting this Note, Sellers hereby promise to pay to the order of Buyers, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof).  Interest on such costs shall accrue at 9.5% per annum.

5.           Usury.  In no event shall the amount or rate of Interest due and payable under this Note exceed the maximum amount or rate of Interest allowed by applicable law and, in the event any such excess payment is made by Sellers or received by Buyers, such excess sum shall be credited as a payment of Principal (or if no Principal shall remain outstanding, shall be refunded to Sellers).  It is the express intent of the parties that Sellers not pay and Buyers not receive, directly or indirectly or in any manner, Interest in excess of that which may be lawfully paid under applicable law.  All Interest (including all charges, fees or other amounts deemed to be Interest) which is paid or charged under this Note shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the actual term of this Note and any extension or renewal hereof.

6.           Security Agreement. To secure the prompt payment and performance of the Secured Obligations (as defined below), Bango Refining NV, LLC hereby pledges, assigns and

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grants to Buyers, a security interest in all of such Seller's right, title and interest in, to and under its assets, regardless of where located (all of which will be collectively referred to as the "Collateral"), including:  (a) all accounts and accounts receivable; (b) all chattel paper; (c) all documents; (d) all equipment; (e) all buildings, fixtures and other leasehold improvements; (f) all general intangibles; (g) all goods; (h) all instruments; (i) all inventory; (j) all commercial tort claims; and (k) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any general intangibles at any time evidencing or relating to any of the foregoing; to secure the prompt and complete payment and performance of all of such Seller's indebtedness, obligations and liabilities owed to Buyers whether absolute or contingent and whether now existing or hereafter incurred under and evidenced by, this Note (collectively, the "Secured Obligations").  Such Seller hereby authorizes Buyers, or its representatives, to file a UCC financing statement with the Delaware Secretary of State (or other applicable jurisdictions) as necessary to perfect its security interest granted herein.

7.           Waivers.  Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by each and every maker, guarantor, surety and other person or entity primarily or secondarily liable on this Note.  Additionally, Sellers, without affecting their liability hereunder, consent to and waive the withdrawal or extension of credit or time to pay, the release of the whole or any part of the obligations of Sellers under or in connection with this Note, renewal, indulgence, settlement, compromise or failure to exercise due diligence in collection, the acceptance or release of security, extension of the time to pay or perform for any period or periods whether or not longer than the original period, or any surrender, substitution or release of any other person directly or indirectly liable for payment or performance of any of the obligations arising under or in connection with this Note or any collateral security for the obligations hereunder.

8.           Miscellaneous.  Time is of the essence of this Note.  Buyers shall not be deemed to waive any of their rights under this Note unless such waiver is in writing and signed by Buyers.  No delay or omission by Buyers in exercising any of their rights under this Note shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.  Except as set forth in the Purchase Agreement, this Note shall be payable without any defense of want or failure of consideration, nonperformance of any condition precedent, nondelivery or delivery for a special purpose or any other defense of any nature whatsoever, each of which is waived by Sellers.

This Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of a jurisdiction other than the State of Delaware to this Note.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

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Buyers as used herein shall include transferees, successors and assigns of Buyers, and all rights of Buyers hereunder shall inure to the benefit of their transferees, successors and assigns.  All obligations of Sellers hereunder shall bind Sellers' successors and permitted assigns; provided, however, that Sellers may not assign or delegate its obligations under this Note or any other Note Document.

All notices delivered hereunder shall be delivered and sent via the methods set forth in Section 12.04 of the Purchase Agreement.

This Note was executed and delivered by Sellers to Buyers pursuant to the terms of the Purchase Agreement and is subject to all of the provisions contained therein, including the provisions related to offset, dispute resolution and waiver of jury trial.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the day and year first above written.

SELLERS:

BANGO REFINING NV, LLC, a Delaware limited liability company

By:
Print Name: ______________________
Title: ____________________________

OMEGA REFINING, LLC, a Delaware limited liability company

By:
Print Name: ______________________
Title: ____________________________

7

EXHIBIT B

$1,600,000	Golden, Colorado
___________, 2014

INTERIM FUNDING REVOLVING PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned Bango Refining NV, LLC, a Delaware limited liability company, and Omega Refining, LLC, a Delaware limited liability company (collectively, "Sellers"), hereby promise to pay to the order of Vertex Refining NV, LLC, a Nevada limited liability company, and Vertex Refining LA, LLC, a Louisiana limited liability company (collectively, "Buyers"), at such address as is directed by Buyers from time to time, up to a maximum principal amount of One Million Six Hundred Thousand Dollars and 00/100 ($1,600,000) (the "Principal"), or such lesser amount as is shown to be outstanding according to the records of Buyers, in lawful money of the United States due and payable together with interest (the "Interest") on so much of the Principal balance of this Revolving Promissory Note (this "Note") as may be outstanding and unpaid from time to time, calculated on the basis of a 365-day year and actual days elapsed, all payable as hereinafter provided at the rate of nine and one-half percent (9.5%) per annum until the Principal and all accrued interest are repaid or satisfied in full as provided herein.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Asset Purchase Agreement, dated as of March __, 2014 (as amended or modified from time to time, the "Purchase Agreement"), among Sellers, Omega Holdings Company LLC, Buyers and Vertex Energy, Inc., pursuant to which Buyers have agreed to acquire and purchase from Sellers the Purchased Assets (as defined in the Purchase Agreement) and assume certain liabilities of Sellers. Capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Purchase Agreement.

1.           Principal and Interest Payments.  Accrued and unpaid Interest, if applicable, shall be due and payable on a monthly basis commencing on the six month anniversary date of the date hereof and continuing on the same day of each subsequent month, with a final payment of all accrued and unpaid interest, if applicable, due and payable on the date of full repayment or satisfaction of this Note.  As of the Second Closing Date, the outstanding amount due hereunder (Principal and accrued Interest) shall be paid down to a Principal balance not to exceed $600,000.  All remaining amounts due under this Note (Principal and all accrued but unpaid Interest) shall be due and payable in full on March 31, 2015.

Each payment of Principal, Interest or other amounts due under this Note shall be paid to Buyers in United States Dollars, at Buyers' address as provided in the Purchase Agreement or by wire transfer to the account designated by Buyers so that it is received by Buyers on the date specified for payment under this Note.  Except as expressly set forth herein or in the Purchase Agreement, all payments under this Note shall be made without any set-off, counterclaim or deduction whatsoever, and Sellers hereby irrevocably waive all rights of set-off, counterclaim and deduction (other than any such rights arising pursuant to the Purchase Agreement).

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This Note may be prepaid in whole or in part any time without premium or penalty, but together with all Interest then accrued under this Note. Partial prepayments shall be applied first against accrued but unpaid Interest and then against the Principal.

2.           Representations and Warranties.  Sellers hereby represent and warrant that: (a) each of them has the requisite power and authority, and all necessary actions have been taken, for Sellers to execute and deliver this Note, to borrow and repay the Principal, Interest, and other obligations hereunder, and to perform their other obligations hereunder, and each of the other documents, instruments, and agreements executed or delivered in connection herewith or therewith (collectively with this Note, and the Purchase Agreement, the "Note Documents"); (b) Sellers' obligations under this Note and the other Note Documents are valid and binding obligations, enforceable against Sellers in accordance with their terms (subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application).  The representations and warranties set forth herein shall be cumulative and in addition to any and all other representations and warranties which Sellers shall now or hereafter give, or cause to be given, to Buyers in any Note Document or otherwise.

3.           Covenants.  In addition to the covenants contained in the Purchase Agreement, Sellers hereby covenant and agree that from and after the date of this Note and for so long as any of the obligations under this Note are outstanding:

(a)           Compliance with Laws.  Sellers shall comply, in all material respects, with all laws, statutes, rules, regulations, judgments, or orders which are applicable to their business.

(b)           Notice of Events of Default.  Sellers shall promptly provide written notice to Buyers of the occurrence of any Event of Default (as defined below), or any event or condition which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c)           Reporting.  Sellers shall provide the following financial information and statements in form and content reasonable acceptable to Buyers, and such additional information as may be reasonably requested by Buyers from time to time:

(i)           Within 20 days of each calendar month, monthly financial statements of Sellers, certified and dated by an authorized financial officer; and

(ii)           Unless disclosed pursuant to the Purchase Agreement, promptly upon the occurrence thereof, [a]  notice of any litigation affecting Sellers claiming damages of $50,000 or more, individually or when aggregated with other litigation pending against Sellers, whether or not covered by insurance if adversely determined, could reasonably be expected to have a Seller Material Adverse Effect; [b] notice of any Event of Default hereunder or of any event or condition which, with notice, the passage of time or both would constitute an Event of Default hereunder; [c] notice of any event or condition which could reasonably be expected to have a Seller Material Adverse Effect; and [d] either Seller's default under any document governing any other indebtedness of such Seller.

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4.           Events of Default; Remedies.  The occurrence of any of the following events or conditions shall constitute an "Event of Default" hereunder:

(a)           Sellers shall fail to make any payment on this Note when due and such failure continues for ten (10) days after written notice of such default is given by Buyers to Sellers;

(b)           Sellers or the Equity Owner (or any of their Affiliates) shall default in the observance or performance of any covenant or agreement contained in this Note or in any other Note Document (including any breach or nonperformance by Sellers of any representation, warranty, covenant or agreement made by Sellers under the terms of the Purchase Agreement) and such default shall continue uncured for a period of thirty (30) days after written notice of such default is given by Buyers to Sellers (the "Default Notice"), provided, however, that should such default not be susceptible of cure within such thirty (30) day period so long as Seller is diligently prosecuting curing such default, and such cure is effected within ninety (90) days of the Default Notice, no default shall be deemed to have occurred hereunder;

(c)           Sellers or the Equity Owner shall:  (i) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or any other relief under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"), or under any other act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign, now or hereafter existing; (ii) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (iii) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of all or a substantial part of its property; or (iv) make a general assignment for the benefit of its creditors;

(d)           There occurs (i) a filing or issuance against Sellers or the Equity Owner or an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; (ii) the involuntary appointment of a receiver, liquidator, custodian or trustee of Sellers or the Equity Owner or for all or a substantial part of its property; or (iii) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Sellers or the Equity Owner; provided that in each case (subsections (d)(i), (d)(ii) or (d)(iii)) such shall not have been discharged (or provision shall not have been made for such discharge), or stay of execution thereof shall not have been procured, within sixty (60) days from the date of entry thereof;

(e)           If any representation or warranty made by Sellers or the Equity Owner herein or in any of the other Note Documents at any time under or in connection herewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(f)           The dissolution, suspension, discontinuance of business of Sellers or the Equity Owner;

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(g)           If Sellers or the Equity Owner shall sell all, or substantially all, of their assets (other than to Buyers); or

(h)           If Sellers or the Equity Owner suffers involuntarily a change in control, or permits a change in control, of Sellers or the Equity Owner's equity interests, or if Sellers or the Equity Owner is a party to a merger or consolidation that is not permitted by Buyers.

Upon the occurrence and during the continuance of any Event of Default hereunder, any and all of the indebtedness evidenced by this Note (including the outstanding Principal and all unpaid Interest accrued thereon) may be immediately declared due and payable and thereupon shall become immediately due and payable in full, and Buyers shall have all of the rights and remedies described herein (or in the Purchase Agreement) and may exercise any and all such remedies in their sole discretion.  Further, Sellers hereby agree to pay all reasonable and actual out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by Buyers following an Event of Default in the collection of the indebtedness evidenced by this Note or in enforcing any of the rights, powers, remedies and privileges of Buyers hereunder.  Interest on such costs shall accrue at 9.5% per annum.

In the event that any payment of any outstanding Principal of, Interest on or other amount due under this Note is not paid when due (taking into account any grace period), whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of any attorney or attorneys for representation of Buyers in connection with bankruptcy or insolvency proceedings related to or affecting this Note, Sellers hereby promise to pay to the order of Buyers, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof).  Interest on such costs shall accrue at 9.5% per annum.

5.           Usury.  In no event shall the amount or rate of Interest due and payable under this Note exceed the maximum amount or rate of Interest allowed by applicable law and, in the event any such excess payment is made by Sellers or received by Buyers, such excess sum shall be credited as a payment of Principal (or if no Principal shall remain outstanding, shall be refunded to Sellers).  It is the express intent of the parties that Sellers not pay and Buyers not receive, directly or indirectly or in any manner, Interest in excess of that which may be lawfully paid under applicable law.  All Interest (including all charges, fees or other amounts deemed to be Interest) which is paid or charged under this Note shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the actual term of this Note and any extension or renewal hereof.

6.           Security Agreement. To secure the prompt payment and performance of the Secured Obligations (as defined below), Bango Refining NV, LLC hereby pledges, assigns and grants to Buyers, a security interest in all of such Seller's right, title and interest in, to and under its assets, regardless of where located (all of which will be collectively referred to as the "Collateral"), including:  (a) all accounts and accounts receivable; (b) all chattel paper; (c) all documents; (d) all equipment; (e) all buildings, fixtures and other leasehold improvements; (f) all

4

general intangibles; (g) all goods; (h) all instruments; (i) all inventory; (j) all commercial tort claims; and (k) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any general intangibles at any time evidencing or relating to any of the foregoing; to secure the prompt and complete payment and performance of all of such Seller's indebtedness, obligations and liabilities owed to Buyers whether absolute or contingent and whether now existing or hereafter incurred under and evidenced by, this Note (collectively, the "Secured Obligations").  Such Seller hereby authorizes Buyers, or its representatives, to file a UCC financing statement with the Delaware Secretary of State (or other applicable jurisdictions) as necessary to perfect its security interest granted herein.

Additionally, as provided in the Purchase Agreement, in the event this Note is not fully paid or satisfied in connection with the Second Closing, certain shares of the Vertex Common Stock due Sellers under the Purchase Agreement shall be pledged to and retained by Buyers as security for the repayment of the amounts due hereunder.

7.           Waivers.  Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by each and every maker, guarantor, surety and other person or entity primarily or secondarily liable on this Note.  Additionally, Sellers, without affecting their liability hereunder, consent to and waive the withdrawal or extension of credit or time to pay, the release of the whole or any part of the obligations of Sellers under or in connection with this Note, renewal, indulgence, settlement, compromise or failure to exercise due diligence in collection, the acceptance or release of security, extension of the time to pay or perform for any period or periods whether or not longer than the original period, or any surrender, substitution or release of any other person directly or indirectly liable for payment or performance of any of the obligations arising under or in connection with this Note or any collateral security for the obligations hereunder.

8.           Miscellaneous.  Time is of the essence of this Note.  Buyers shall not be deemed to waive any of their rights under this Note unless such waiver is in writing and signed by Buyers.  No delay or omission by Buyers in exercising any of their rights under this Note shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.  Except as set forth in the Purchase Agreement, this Note shall be payable without any defense of want or failure of consideration, nonperformance of any condition precedent, nondelivery or delivery for a special purpose or any other defense of any nature whatsoever, each of which is waived by Sellers.

This Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of a jurisdiction other than the State of Delaware to this Note.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

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Buyers as used herein shall include transferees, successors and assigns of Buyers, and all rights of Buyers hereunder shall inure to the benefit of their transferees, successors and assigns.  All obligations of Sellers hereunder shall bind Sellers' successors and permitted assigns; provided, however, that Sellers may not assign or delegate its obligations under this Note or any other Note Document.

All notices delivered hereunder shall be delivered and sent via the methods set forth in Section 12.04 of the Purchase Agreement.

This Note was executed and delivered by Sellers to Buyers pursuant to the terms of the Purchase Agreement and is subject to all of the provisions contained therein, including the provisions related to offset, dispute resolution and waiver of jury trial.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the day and year first above written.

SELLERS:

BANGO REFINING NV, LLC, a Delaware limited liability company

By:
Print Name: ______________________
Title: ____________________________

OMEGA REFINING, LLC, a Delaware limited liability company

By:
Print Name: ______________________
Title: ____________________________

7

Exhibit C

Closing Statement

EXHIBIT D-1

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, by this Bill of Sale made and entered into effective as of ___________, 2014, OMEGA REFINING, LLC, a Delaware limited liability company ("Seller"), for good and valuable consideration paid to it this date by VERTEX REFINING LA, LLC, a Louisiana limited liability company ("Buyer"), the receipt and sufficiency of which consideration is hereby acknowledged by Seller, pursuant to the terms and provisions of that certain Asset Purchase Agreement made and entered into effective as of March ___, 2014 by and among Vertex Energy, Inc., a Nevada corporation, Buyer, Vertex Refining NV, LLC, a Nevada limited liability company, Seller, Bango Refining NV, LLC, a Delaware limited liability company, and Omega Holdings Company LLC, a Delaware limited liability company, for certain purposes described therein (the "Purchase Agreement"), does hereby sell, convey, assign, transfer and deliver to Buyer and its successors and assigns all of the Purchased Assets (as such term is defined in the Purchase Agreement) owned, utilized or held for use by Seller (the "Omega Purchased Assets").

TO HAVE AND TO HOLD, the Omega Purchased Assets conveyed hereby unto Buyer, its successors and assigns, absolutely and unconditionally, and, subject to the terms and conditions of the Purchase Agreement, Seller does hereby bind itself, its successors and assigns to  convey good and valid title to the Omega Owned Assets to Buyer and its successors and assigns against every person lawfully making claim thereto, by, through or under Seller, and Seller does hereby quitclaim, remise and release unto Buyer each and every other right, title and interest of Seller in and to the Omega Purchased Assets.

Seller shall execute and deliver, or cause to be executed and delivered, from time to time hereafter, upon request, such further documents and instruments and shall do and perform such further acts as may be reasonably necessary to give full effect to the intent of this document.

The provisions of this Bill of Sale are subject, in all respects, to the terms and conditions of the Purchase Agreement and all of the representations and warranties, covenants and agreements contained therein, all of which shall survive the execution and delivery of this Bill of Sale as provided in the Purchase Agreement.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the date first above written.

SELLER:

OMEGA REFINING, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

EXHIBIT D-2

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, by this Bill of Sale made and entered into effective as of ___________, 2014, BANGO REFINING NV, LLC, a Delaware limited liability company ("Seller"), for good and valuable consideration paid to it this date by VERTEX REFINING NV, LLC, a Nevada limited liability company ("Buyer"), the receipt and sufficiency of which consideration is hereby acknowledged by Seller, pursuant to the terms and provisions of that certain Asset Purchase Agreement made and entered into effective as of March __, 2014 by and among Vertex Energy, Inc., a Nevada corporation, Vertex Refining LA, LLC, a Louisiana limited liability company, Buyer, Omega Refining, LLC, a Delaware limited liability company, Seller, and Omega Holdings Company LLC, a Delaware limited liability company, for certain purposes described therein (the "Purchase Agreement"), does hereby sell, convey, assign, transfer and deliver to Buyer and its successors and assigns all of the Purchased Assets (as such term is defined in the Purchase Agreement) owned, utilized or held for use by Seller (the "Bango Purchased Assets").

TO HAVE AND TO HOLD, the Bango Purchased Assets conveyed hereby unto Buyer, its successors and assigns, absolutely and unconditionally, and, subject to the terms and conditions of the Purchase Agreement, Seller does hereby bind itself, its successors and assigns to convey good and valid title to the Bango Owned Assets to Buyer and its successors and assigns against every person lawfully making claim thereto by, through or under Seller, and Seller does hereby quitclaim, remise and release unto Buyer each and every other right, title and interest of Seller in and to the Omega Purchased Assets.

Seller shall execute and deliver, or cause to be executed and delivered, from time to time hereafter, upon request, such further documents and instruments and shall do and perform such further acts as may be reasonably necessary to give full effect to the intent of this document.

The provisions of this Bill of Sale are subject, in all respects, to the terms and conditions of the Purchase Agreement and all of the representations and warranties, covenants and agreements contained therein, all of which shall survive the execution and delivery of this Bill of Sale as provided in the Purchase Agreement.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the date first above written.

SELLER:

BANGO REFINING NV, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into effective as of ______________, 2014, by and between OMEGA REFINING, LLC, a Delaware limited liability company ("Seller"), and VERTEX REFINING LA, LLC, a Louisiana limited liability company ("Buyer").

RECITALS

A.           Seller and Buyer are parties to that certain Asset Purchase Agreement made and entered into effective as of March ___, 2014 by and among Vertex Energy, Inc., a Nevada corporation, Buyer, Vertex Refining NV, LLC, a Nevada limited liability company, Seller, Bango Refining NV, LLC, a Delaware limited liability company, and Omega Holdings Company LLC, a Delaware limited liability company, for certain purposes described therein (the "Purchase Agreement").  Capitalized terms not defined herein shall have the meanings assigned such terms in the Purchase Agreement.

B.           Pursuant to the terms of the Purchase Agreement, Buyer has agreed to assume, and Seller has agreed to assign, Seller's rights and obligations under certain Assumed Liabilities (the "Omega Assumed Liabilities"), including the Assumed Contracts to which Seller is a party (the "Omega Assumed Contracts").

C.           Seller desires to assign to Buyer the Omega Assumed Liabilities (including the Omega Assumed Contracts) and Buyer desires to accept from Seller such assignment and assume Seller's obligations and liabilities under the Omega Assumed Liabilities (including the Omega Assumed Contracts) to the extent provided in the Purchase Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Assignment and Assumption.  Seller hereby assigns, sets over and transfers to Buyer all of Seller's right, title and interest in and to the Omega Assumed Liabilities (including the Omega Assumed Contracts).  Buyer hereby accepts such assignment and assumes and agrees to pay, perform, timely discharge and be bound by all of the covenants, terms and obligations contained in the Omega Assumed Liabilities (including the Omega Assumed Contracts) to the same extent as if Buyer had been named in the Omega Assumed Liabilities in the place and stead of Seller, but subject to and only to the extent provided in the Purchase Agreement.

2.           Relationship to the Purchase Agreement.  The provisions of this Agreement are subject, in all respects, to the terms and conditions of the Purchase Agreement and all of the representations and warranties, covenants and agreements contained therein, all of which shall survive the execution and delivery of this Agreement to the extent indicated in the Purchase Agreement.

3.           General.  The introductory language and the recitals set forth above shall be deemed incorporated herein by reference.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures delivered by facsimile or via e-mail in portable document format ("pdf") shall be binding for all purposes hereof.  Section headings are intended for convenience of reference only and shall not affect in any way the meaning or interpretation of this instrument.  This instrument shall be governed by and construed in accordance with the laws of the State of Delaware.  The delivery of this instrument shall not otherwise affect the respective representations, warranties and agreements of Buyer and Seller set forth in the Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

SELLER:

OMEGA REFINING, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

BUYER:

VERTEX REFINING LA, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

EXHIBIT E-2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into effective as of ______________, 2014, by and between BANGO REFINING NV, LLC, a Delaware limited liability company ("Seller"), and VERTEX REFINING NV, LLC, a Nevada limited liability company ("Buyer").

RECITALS

A.           Seller and Buyer are parties to that certain Asset Purchase Agreement made and entered into effective as of March ___, 2014 by and among Vertex Energy, Inc., a Nevada corporation, Vertex Refining LA, LLC, a Louisiana limited liability company, Buyer, Omega Refining, LLC, a Delaware limited liability company, Seller, and Omega Holdings Company LLC, a Delaware limited liability company, for certain purposes described therein (the "Purchase Agreement").  Capitalized terms not defined herein shall have the meanings assigned such terms in the Purchase Agreement.

B.           Pursuant to the terms of the Purchase Agreement, Buyer has agreed to assume, and Seller has agreed to assign, Seller's rights and obligations under certain Assumed Liabilities (the "Bango Assumed Liabilities"), including the Assumed Contracts to which Seller is a party (the "Bango Assumed Contracts").

C.           Seller desires to assign to Buyer the Bango Assumed Liabilities (including the Bango Assumed Contracts) and Buyer desires to accept from Seller such assignment and assume Seller's obligations and liabilities under the Bango Assumed Liabilities (including the Bango Assumed Contracts) to the extent provided in the Purchase Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Assignment and Assumption.  Seller hereby assigns, sets over and transfers to Buyer all of Seller's right, title and interest in and to the Bango Assumed Liabilities (including the Bango Assumed Contracts).  Buyer hereby accepts such assignment and assumes and agrees to pay, perform, timely discharge and be bound by all of the covenants, terms and obligations contained in the Bango Assumed Liabilities (including the Bango Assumed Contracts) to the same extent as if Buyer had been named in the Bango Assumed Liabilities in the place and stead of Seller, but subject to and only to the extent provided in the Purchase Agreement.

2.           Relationship to the Purchase Agreement.  The provisions of this Agreement are subject, in all respects, to the terms and conditions of the Purchase Agreement and all of the representations and warranties, covenants and agreements contained therein, all of which shall survive the execution and delivery of this Agreement to the extent indicated in the Purchase Agreement.

3.           General.  The introductory language and the recitals set forth above shall be deemed incorporated herein by reference.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures delivered by facsimile or via e-mail in portable document format ("pdf") shall be binding for all purposes hereof.  Section headings are intended for convenience of reference only and shall not affect in any way the meaning or interpretation of this instrument.  This instrument shall be governed by and construed in accordance with the laws of the State of Delaware.  The delivery of this instrument shall not otherwise affect the respective representations, warranties and agreements of Buyer and Seller set forth in the Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

SELLER:

BANGO REFINING, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

BUYER:

VERTEX REFINING LA, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

EXHIBIT F

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this "Assignment") is made effective as of ___________, 2014 between BANGO REFINING NV, LLC, a Delaware limited liability company ("Assignor"), and VERTEX REFINING NV, LLC, a Nevada limited liability company ("Assignee").

RECITALS

A.           Pursuant to an Asset Purchase Agreement dated as of March ___, 2014 (the "Purchase Agreement") by and among Vertex Energy, Inc., a Nevada corporation, Vertex Refining LA, LLC, a Louisiana limited liability company, Assignee, Omega Refining, LLC, a Delaware limited liability company, Assignor and Omega Holdings Company LLC, a Delaware limited liability company, Assignee has agreed to purchase certain assets from Assignor, including the Assigned Trademarks (as defined below).

B.           Assignor is the owner of the Assigned Trademarks.

C.           Assignor desires by execution of this Assignment to confirm the assignment of all rights, title and interest in and to the Assigned Trademarks to Assignee, and Assignee desires by execution of this Assignment to confirm the assignment of all of Assignor's rights, title, and interest in the Assigned Trademarks to Assignee.

AGREEMENTS

For good and valuable consideration, including that recited in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns the Assigned Trademarks as follows:

1.           Definition of the Assigned Trademarks.  The term "Assigned Trademarks" shall mean the trademarks listed on Exhibit A attached hereto and made a part hereof, as well as: (a) all common law rights therein, (b) all goodwill associated therewith, (c) all registrations and renewals thereof and (d) all rights of action, powers and benefits accrued thereto, including the right to sue for and/or initiate any proceeding to collect damages and payments for past or future infringements thereof.

2.           Assignment of the Assigned Trademarks.  Assignor hereby sells, assigns and transfers to Assignee, its successors and assigns all of Assignor's right and title to and interest in the Assigned Trademarks.

3.           Further Assurances.  Assignor further agrees to take all reasonable and necessary steps to implement the provisions of this Assignment.  Assignor shall provide Assignee, its successors, and assigns, or their legal representatives, cooperation and assistance at Assignee's reasonable request (including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation) as may be reasonably required in the implementation or perfection of this Assignment.  Assignor warrants that

Assignor has the full and unencumbered right to sell, assign and transfer the Assigned Trademarks.  This Assignment of the Assigned Trademarks is granted free and clear of all security interests, liens, encumbrances, claims or interests of any kind or nature.

4.           Incorporation of Representations, Covenants and Warranties.  Notwithstanding anything in this Assignment to the contrary, the representations, covenants and warranties, including the limitations set forth therein, of Assignor contained in the Purchase Agreement are incorporated herein by reference.  If there is any conflict between the terms of this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.  The parties agree to indemnify and hold harmless one another for violations of this Assignment as provided in the Purchase Agreement.

5.           General.  The introductory language and the recitals set forth above shall be deemed incorporated herein by reference.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures delivered by facsimile or via e-mail in portable document format ("pdf") shall be binding for all purposes hereof.  Section headings are intended for convenience of reference only and shall not affect in any way the meaning or interpretation of this instrument.  This instrument shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America.  The delivery of this instrument shall not otherwise affect the respective representations, warranties and agreements of Assignor and Assignee set forth in the Purchase Agreement.

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IN WITNESS WHEREOF, this Trademark Assignment has been duly executed by the parties as of the date first written above.

ASSIGNOR:

BANGO REFINING, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

ASSIGNEE:

VERTEX REFINING LA, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

EXHIBIT A

Assigned Trademarks

Mark	Reg. No./ Serial No.	Owner
BEE GREEN & Design	4076015	BANGO REFINING NV, LLC

EXHIBIT G

WORLDWIDE PATENT ASSIGNMENT

This WORLDWIDE PATENT ASSIGNMENT (this "Assignment") is made effective as of ______________, 2014, between OMEGA REFINING, LLC, a Delaware limited liability company ("Assignor"), and VERTEX REFINING LA, LLC, a Louisiana limited liability company ("Assignee").

RECITALS

A.           Pursuant to an Asset Purchase Agreement dated as of March ___, 2014 (the "Purchase Agreement") by and among Vertex Energy, Inc., a Nevada corporation, Assignee, Vertex Refining NV, LLC, a Nevada limited liability company, Assignor, Bango Refining NV, LLC, a Delaware limited liability company, and Omega Holdings Company LLC, a Delaware limited liability company, Assignee has agreed to purchase certain assets from Assignor, including the Assigned Patents (as defined below).

B.           Assignor is the owner of the Assigned Patents.

C.           Assignor desires by execution of this Assignment to confirm the assignment of all rights, title and interest in and to the Assigned Patents to Assignee, and Assignee desires by execution of this Assignment to confirm the assignment of all of Assignor's rights, title, and interest in the Assigned Patents to Assignee.

AGREEMENTS

For good and valuable consideration, including that recited in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns the Assigned Patents as follows:

1.           Definition of the Assigned Patents.  The term "Assigned Patents" shall mean the patents listed on Exhibit A attached hereto and made a part hereof, as well as:  (a) all rights to claim priority in any Assigned Patents and all rights in and to any and all inventions which are disclosed in any Assigned Patents; (b) any and all patents maturing from a continuation, continuation-in-part, division, reissue or reexamination of any Assigned Patents and regardless of whether such patent matures from a convention or non-convention application, or any other substitution, renewal, extension, addition, utility model or other United States or foreign patent;  (c) all registrations and renewals thereof; and (d) all rights of action, powers and benefits accrued thereto, including the right to sue for and/or initiate any proceeding to collect damages and payments for past or future infringements thereof.

2.           Assignment of the Assigned Patents.  Assignor hereby sells, assigns and transfers to Assignee, its successors and assigns all of Assignor's right and title to and interest in the Assigned Patents, including the right to claim priority in and to the same.

3.           Further Assurances. (a) Assignor further agrees to take all reasonable and necessary steps to implement the provisions of this Assignment; (b) Assignor agrees to assist

Assignee in the prosecution of any assigned patent applications upon Assignee’s reasonable request; and (c) Assignor shall provide Assignee, its successors, and assigns, or their legal representatives, cooperation and assistance at Assignee's reasonable request (including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation) as may be reasonably required in the implementation or perfection of this Assignment.  Assignor warrants that Assignor has the full and unencumbered right to sell, assign and transfer the Assigned Patents.  This Assignment of the Assigned Patents is granted free and clear of all security interests, liens, encumbrances, claims or interests of any kind or nature.

4.           Incorporation of Representations, Covenants and Warranties.  Notwithstanding anything in this Assignment to the contrary, the representations, covenants and warranties, including the limitations set forth therein, of Assignor contained in the Purchase Agreement are incorporated herein by reference.  If there is any conflict between the terms of this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.  The parties agree to indemnify and hold harmless one another for violations of this Assignment as provided in the Purchase Agreement.

5.           General.  The introductory language and the recitals set forth above shall be deemed incorporated herein by reference.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures delivered by facsimile or via e-mail in portable document format ("pdf") shall be binding for all purposes hereof.  Section headings are intended for convenience of reference only and shall not affect in any way the meaning or interpretation of this instrument.  This instrument shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America.  The delivery of this instrument shall not otherwise affect the respective representations, warranties and agreements of Assignor and Assignee set forth in the Purchase Agreement.

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IN WITNESS WHEREOF, this Worldwide Patent Assignment has been duly executed by the parties as of the date first written above.

ASSIGNOR:

OMEGA REFINING, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

ASSIGNEE:

VERTEX REFINING LA, LLC

By: _____________________________________
Print Name: ___________________________
Title: _________________________________

EXHIBIT A

ASSIGNED PATENTS

Document No.	Document Title	Applicable Dates
US Patent No. 5,306,419	Used Lubricating Oil Reclaiming	Patent issued on 4/26/94 from an application filed on 8/5/93
US Patent No. 5,447,628	Reconstituting Lubricating Oil	Patent issued on 9/5/95 from an application filed on 11/15/93; there is a terminal disclaimer on this patent
US Patent No. 6,203,606	Performance Grade Asphalt and Methods	Patent issued on 3/20/01 from an application filed on 11/20/98

EXHIBIT H

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into effective as of __________, 2014, by and among VERTEX REFINING LA, LLC, a Louisiana limited liability company ("Louisiana Buyer"), VERTEX REFINING NV, LLC, a Nevada limited liability company ("Bango Buyer;" and along with Louisiana Buyer, individually a "Buyer" and collectively, the "Buyers"), OMEGA REFINING, LLC, a Delaware limited liability company ("Omega"), BANGO REFINING NV, LLC, a Delaware limited liability company ("Bango Refining;" and along with Omega, each a "Seller" and collectively, the "Sellers"), and OMEGA HOLDINGS COMPANY LLC, a Delaware limited liability company (the "Equity Owner").

RECITALS

A.           Buyers have agreed to purchase substantially all of the assets of Sellers used in connection with the operation of its business of (1) operating oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services (the "Business"), pursuant to the terms and conditions of an Asset Purchase Agreement made and entered into as of March __, 2014 by and among Vertex Energy, Inc., a Nevada corporation, Buyers, Sellers and the Equity Owner (the "Purchase Agreement").

B.           The Equity Owner will benefit from the consummation of the transactions contemplated by the Purchase Agreement.  The value of the Business would be diminished substantially if Sellers or the Equity Owner were to compete with the Business and Buyers after the closing of the transactions contemplated by the Purchase Agreement.

C.           In light of each Seller's and the Equity Owner's intimate knowledge of the Business and relations with customers, suppliers, employees and others having business dealings with the Business, each Seller and the Equity Owner acknowledges that its competition with the Business within a reasonable period of time after the date of this Agreement, or disclosure or use of Confidential Information (as defined below) after the date of this Agreement, would cause Buyers and its affiliates to suffer significant and irreparable damage, including damage resulting from a significant decrease in the value of the Business.

D.           The execution and delivery of this Agreement by each Seller and the Equity Owner is a condition to the obligations of Buyers to consummate the transactions contemplated by the Purchase Agreement.

AGREEMENTS

In consideration of the Recitals and covenants set forth in this Agreement and the receipt of substantial consideration as a result of the transactions contemplated by the Purchase

Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.           Definitions.  Capitalized terms not expressly defined in this Agreement shall have the meanings given to them in the Purchase Agreement.  For purposes of this Agreement:

(a)           "Active Customer" means any customer of the Business as of the date hereof and any prospective customer of the Business that any employee or agent of either Seller actively solicited during the 12-month period immediately preceding the date of this Agreement.

(b)           "Competitive Business" means any person or entity, including Sellers or the Equity Owner, (i) that competes directly, or becomes engaged in a business that competes directly, with Buyers with respect to the Business, and, with respect to the Equity Owner, which business or other competitive activities was within the Equity Owner's management, operational, marketing, purchasing or sales responsibility, including the responsibility of personnel reporting directly to management personnel of the Equity Owner, or about which the Equity Owner (or its management personnel) received any Confidential Information or trade secrets at any time within twelve (12) months prior to the date of this Agreement, and (ii) which engages or becomes engaged in such competitive business in any location or geographic region in which either Seller had engaged in the Business within the twelve (12) months prior to the date hereof.

(c)           "Confidential Information" means information, whether or not a trade secret, possessed by or developed for (pursuant to a confidential arrangement) either Seller and that relates to the Business, including but not limited to, Inventions (as defined below), business plans and strategies, existing or proposed bids, technical or engineering developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiation strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists, customer purchasing history and information generated for customer engagements.  Confidential Information also includes information received by the Business from others, which either Seller has an obligation to treat as confidential, including all information obtained in connection with customer engagements.  Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include information that is or becomes generally known to the public (without violation of this Agreement).

(d)           "Inventions" means all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, processes, techniques, formulae, trademarks, data and other intellectual property other than trade secrets (whether or not protectable under intellectual property laws or similar laws) made solely by either Seller's agents and affiliates (or jointly with others) that (i) relate to the Business; or (ii) were developed or conceived using the assets of the Business.

(e)           "Noncompetition Period" means the five (5) year period commencing on the date hereof.

2.           Acknowledgments by Sellers and the Equity Owner.  Each Seller and the Equity Owner (each, a "Restricted Party" and collectively, the "Restricted Parties") acknowledge and

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agree that: (a) Buyers have required that the Restricted Parties make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the purchase of the assets by Buyers contemplated by the Purchase Agreement; (b) the covenants contained herein are being entered into in connection with the sale of the Business and not in connection with employment or any other principal-agent relationship; (c) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Business that was acquired by Buyers; (d) Buyers and the Business would be irreparably damaged if any Restricted Party were to breach the covenants set forth in Sections 3 and 4 of this Agreement; and (e) the consideration provided by Buyers to Sellers in connection with the transactions contemplated by the Purchase Agreement is sufficient to fully and adequately compensate each Seller and the Equity Owner for agreeing to the terms and restrictions of this Agreement.

3.           Confidential Information.  Each Restricted Party acknowledges and agrees that the Confidential Information is the property of Buyers and the Business and constitutes a Purchased Asset under the terms of the Purchase Agreement, has been established and maintained at great expense, and is of great value to the Business.  Therefore, each Restricted Party agrees that it will not, directly or indirectly (through its agents or controlling persons), in the territory or geographic region where such Restricted Party's use or disclosure of the Confidential Information would reasonably be expected to materially harm any Buyer (or its Affiliate) or the Business, disclose to any unauthorized persons or use for its own benefit or for the benefit of any third party any Confidential Information without Buyers' prior written consent, until the earlier of (a) such time as the Confidential Information no longer provides a benefit to a Buyer or the Business, (b) the date the Confidential Information is or becomes generally known to and available for use by the public other than by the fault of any Restricted Party (or any of its agents or controlling persons) or (c) the end of the Noncompetition Period; provided, however, the Restricted Parties may disclose any Confidential Information as is required by subpoena or other legal process or in response to any governmental inquiry, proceeding or investigation; and provided, further, that such Restricted Party shall promptly notify Buyers of such request and, if possible, prior to disclosure so that Buyers may take appropriate action to safeguard such Confidential Information.  At Buyers reasonable request, the Restricted Parties agree to deliver to Buyers all tangible copies of, and destroy all digital copies of (certifying to Buyers in writing such destruction or delivery), all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices or computer software (and all copies of all of the foregoing), relating to the Business and any other Confidential Information that any Restricted Party may then possess or have under its control.  Nothing in this Agreement reduces any obligation of the Restricted Parties to comply with applicable laws or orders relating to trade secrets, confidential information and unfair competition.  If, at any time on or after the date of this Agreement, any Restricted Party discovers that such Restricted Party is in possession of any records containing any Confidential Information, then such Restricted Party shall immediately deliver such records to Buyers, without retaining any copy or summary thereof.

4.           Noncompetition; Nonsolicitation.  Each Restricted Party (and each controlling person or Affiliate of Restricted Party) agrees as follows:

(a)           During the Noncompetition Period, such person will not, directly or indirectly, in any capacity, either individually, or as agent, principal, partner, member, manager, owner, trustee, beneficiary, co-venturer, distributor, consultant on its own behalf or on behalf of

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any other corporation, limited liability company, partnership, proprietorship, firm, association or other business entity:

(i)           participate in, provide assistance to, or have a financial or other interest in any Competitive Business; provided, however, that the ownership of less than a 2% interest in an entity whose securities are traded on a recognized stock exchange or traded in the over-the-counter market, even though that entity is a competitor of the Business, shall not be deemed in itself to be a breach of this Section 4(a)(i);

(ii)           except on behalf of the Business, make an offer to, solicit or induce or attempt to make an offer to, solicit or induce any person who is an employee, officer, agent, customer, supplier or other business relation of the Business to terminate, withdraw, curtail or cancel such relationship with any Buyer or the Business or to breach any agreement with any Buyer or the Business; provided, however, that publication of general solicitations not targeted [a] to an individual employee, sales representative, consultant or other agent of the Business or either Buyer or [b] solely to employees, sales representatives, consultants or other agents of the Business or either Buyer, shall not constitute a violation of this Section 4(a)(ii);

(iii)           make any disparaging remarks about any Buyer or the Business or their officers, directors, affiliates or employees;

(iv)           solicit or accept any business that is competitive with the Business from any Active Customer or other business contact of the Business or advise any person or entity with respect to any such solicitation; and/or

(v)           engage in any practice the purpose of which is to evade the provisions of these foregoing covenants.

(b)           Each Restricted Party agrees that the covenants set forth in the subsections of Section 4 are each reasonable with respect to its duration, geographical area, and scope.

5.           Priority of Covenants.  Each Restricted Party's covenants in this Agreement are not intended to supersede any covenant or agreement given in the Purchase Agreement or any other agreement executed by such Restricted Party in connection with the closing of the transactions contemplated under the Purchase Agreement, and the covenants herein shall be cumulative with respect to the covenants and agreements in the Purchase Agreement or in any such other agreement.

6.           Operation of Bango Refining's Business.  The parties acknowledge and agree that nothing contained in this Agreement shall prohibit Bango Refining and the Equity Owner from continuing to operate the portion of the Business related to such Seller until the Second Closing (but not thereafter), provided that such operation is consistent with the covenants and agreements contained in the Purchase Agreement.

7.           Remedies.  If a Restricted Party breaches any of the covenants set forth in Sections 3 or 4 of this Agreement, Buyers will be entitled to (a) any money damages proved and awarded by a trier of fact, arbitrator or mediator or otherwise agreed to by the parties, and (b) injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to

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specifically enforce the provisions of Sections 3 and 4 of this Agreement, without the necessity to post any bond, it being agreed that money damages alone would be inadequate to compensate Buyers and would be an inadequate remedy for such breach.  Without limiting the foregoing, the parties agree that the rights and remedies of the parties to this Agreement are cumulative and not alternative.  If a court of competent jurisdiction finally determines that a Restricted Party has breached this Agreement, in addition to and not in lieu of any other remedies available in connection with any suit at law or in equity, Buyers will be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties or other remuneration which such person, or any other person, may have either directly or indirectly realized and/or may realize, as a result of, growing out of, or in connection with such violation.  In addition to the foregoing, Buyers will be entitled to collect from each Restricted Party any reasonable attorneys' fees and costs incurred in bringing any action to enforce the terms of this Agreement against such person, as well as any attorneys' fees and costs for the collection of any judgments in favor of Buyers or their respective affiliates arising out of this Agreement.

8.           Trade Secrets.  The parties agree that nothing in this Agreement shall be construed to limit or negate any common or statutory law regarding torts or trade secrets where it provides Buyers or the Business with broader protection than that provided herein.  Each Restricted Party shall take all reasonable steps necessary to prevent unauthorized misappropriation or disclosure of the trade secrets of the Business and shall not use or disclose such trade secrets as long as they remain trade secrets.

9.           Successors and Assigns; Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.  In addition, each Restricted Party acknowledges and agrees that Buyers' respective affiliates are third-party beneficiaries of this Agreement and shall have the right to enforce the provisions of this Agreement to protect their respective rights and interests.  There are and shall be no other third-party beneficiaries of this Agreement.

10.           Waiver.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.           Law Governing Agreement; Consent to Jurisdiction; No Jury Trial.  This Agreement shall be governed by the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each party stipulates that if there is any dispute or disagreement between or among any of the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (a "Dispute"), any Dispute shall be commenced and prosecuted in its entirety in accordance with

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Section 12.06 of the Purchase Agreement.  Each party waives any right to trial by jury with respect to any Dispute.

12.           Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any of the covenants set forth in Section 3 or 4 (or any subsections thereof) of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants may be modified by a court of competent jurisdiction, with respect to scope, time, and geographic area, and such lesser scope, time and geographic area, will be effective, binding and enforceable against each Restricted Party.

13.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  Signatures delivered by facsimile transmission or by e-mail in portable document format ("pdf"), or a similar format, shall constitute an original thereof.

14.           Section Headings; Construction.  The headings of sections in this Agreement are provided for convenience only and shall not affect this Agreement's construction or interpretation.  All references to "section" or "sections" refer to the corresponding section or sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.  This Agreement was jointly drafted by the parties hereto and no rule of strict construction shall be applied versus either party.

15.           Notices.  Any notice required or permitted to be given hereunder shall be given in accordance with Section 12.04 of the Purchase Agreement.

16.           Entire Agreement.  This Agreement and the Purchase Agreement (along with the other Exhibits and Schedules thereto) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

17.           Assignment.  Buyers may sell, assign or otherwise transfer this Agreement, in whole or in part, to any person or entity that purchases all or any portion of the Business.  No Restricted Party shall assign, transfer or otherwise encumber this Agreement or his or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Buyers, and any such attempted assignment without such consent shall be void and without legal effect.

[Remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Noncompetition Agreement as of the date first above written.

BUYERS:	SELLERS:

VERTEX REFINING LA, LLC By:_________________________________ Print Name:_______________________ Title_____________________________	OMEGA REFINING, LLC By:_________________________________ Print Name:_______________________ Title_____________________________
VERTEX REFINING NV, LLC By:_________________________________ Print Name:_______________________ Title_____________________________	BANGO REFINING NV, LLC By:_________________________________ Print Name:_______________________ Title_____________________________
EQUITY OWNER: OMEGA HOLDINGS COMPANY LLC By:_________________________________ Print Name:_______________________ Title_____________________________

EXHIBIT I

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of ___________, 2014 (the “Effective Date”), between VERTEX REFINING LA, LLC, a Louisiana limited liability company (the “Company”), and __________ (“Employee”) (each of the Company and Employee is referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to purchase substantially all of the assets of Bango Refining NV, LLC, a Delaware limited liability company, and Omega Refining, LLC, a Delaware limited liability company (collectively, "Sellers"), used in connection with the operation of their business of (1) operating oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services (the “Business”), pursuant to the terms and conditions of an Asset Purchase Agreement made and entered into as of March __, 2014 by and among Vertex Energy, Inc., a Nevada corporation (the “Parent Corporation”), the Company, Sellers and certain other parties named therein (the “Purchase Agreement”).

WHEREAS, Employee is currently employed by Sellers and has been since May 1, 2008, and is accepting employment by Employer as a continuation of his existing employment relationship with substantially the same duties and responsibilities as those the Employee is currently performing;

WHEREAS, the execution and delivery of this Agreement by the Company and Employee are conditions to the consummation of the transactions contemplated by the Purchase Agreement.

WHEREAS, the Company desires to obtain the services of Employee, and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1.           Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts such employment, as the [TITLE] of the Company for a period of three (3) years beginning on the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods (each renewal date being defined herein as an “Automatic Renewal Date”) after the Initial

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Term (each an “Automatic Renewal Term”) in the event that neither party provides the other written notice of their intent not to automatically extend such Agreement at least sixty (60) days prior to such Automatic Renewal Date. It is understood by the Company and Employee that Employee shall perform his duties hereunder from his home or at an office in [insert].

1.2.           Duties and Responsibilities.  Employee, as [TITLE], shall perform such administrative, managerial and employment duties for the Company and its affiliates (i) as are consistent with those currently performed by Employee and more specifically including, but not limited to, those enumerated in Exhibit A attached, and (ii) as may be reasonably assigned from time to time by the President and Chief Executive Officer of the Parent Corporation with the consent of the Employee, which shall be granted unless any such assignment constitutes an unreasonable expansion of Employee’s duties and responsibilities beyond those he is currently performing in his capacity as employee of Sellers.  Employment shall be part-time meaning that Employee shall not be obligated to devote all of Employee’s time or efforts to the Company and shall be permitted to work for other companies, subject to the restrictions set forth in Section 1.3 below; provided, however, Employee shall on average during the Initial Term work a minimum of [15/20] hours per week in performing his employment duties for the benefit of the Company and its affiliates hereunder.

1.3.           Non-Competition.  Employee agrees to devote such time, energy and efforts to the business of the Company and its affiliates as is reasonably required to fulfill the duties and responsibilities described herein, and will use Employee’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and its affiliates.  For so long as Employee is employed hereunder, and for a period of two (2) years following the last payment received by Employee from the Company thereafter (the “Non-Compete Period”), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 5% of the issued and outstanding equity interests in any public or private company provided that Employee does not actively participate in the business, management or affairs of such company), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Business, as such business is now conducted.  The Employee confirms and acknowledges that the Non-Compete Period and the terms and conditions set forth herein are fair and reasonable.  The Company further confirms that it would not have agreed to the terms and conditions of this Agreement if not for the Employee specifically agreeing to the terms and conditions of this Section 1.3.

1.4.           Covenants of Employee.

1.4.1           Best Efforts.  Employee shall devote his best efforts to the business and affairs of the Company and its affiliates.  Employee shall perform his duties, responsibilities and functions to the Company and its affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Parent Corporation Board of Directors (the “Board”), if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and the Parent Corporation and their business in connection with his duties hereunder.

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1.4.2           Records.  Employee shall use his best efforts and skills to truthfully, accurately and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company or its affiliates of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board or the Chief Executive Officer.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1.           Base Salary.  So long as this Agreement remains in effect, for all services rendered by Employee hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of [$150,000/$100,000].  The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis.  For so long as Employee is employed hereunder, beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Base Salary may be increased as determined by the Board, in its sole and absolute discretion.

2.2.           Business Expenses.  So long as this Agreement is in effect, the Company shall reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s and its affiliates’ policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior employees of the Parent Corporation in connection with the performance of their duties on behalf of the Company and its affiliates.

2.3.           Other Benefits.  Employee shall be entitled to participate in the Company’s and its affiliates’ life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Parent Corporation which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Parent Corporation customarily makes such plans available to its similarly situated employees.

2.4.           Withholding.  The Company may deduct from any compensation payable to Employee (including payments made pursuant to this Section 2 or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1.           Termination of Employment.  Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

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3.1.1           upon the death of Employee;

3.1.2           upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3           upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either Party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either Party (if any);

3.1.4           upon delivery to the Company of written notice of termination by Employee for any reason other than for Good Reason;

3.1.5           upon delivery to Employee of written notice of termination by the Company for Cause;

3.1.6           upon delivery of written notice of termination from Employee to the Company for Good Reason, provided, however, prior to any such termination by Employee pursuant to this Section 3.1.6, Employee shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Employee’s written notice, with the exception of only 10 days written notice in the event the Company reduces Employee’s salary without Employee’s consent, or fails to pay Employee any compensation due him; or

3.1.7           upon delivery to Employee of written notice of termination by the Company without Cause; provided, however, in no event shall the Company terminate Employee’s employment without Cause during the twelve month period immediately following the Effective Date.

3.2.           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1           “Cause” shall mean, in the context of a basis for termination by the Company of Employee’s employment with the Company, that:

(i)           Employee materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)           Employee commits any material act of misappropriation of funds or embezzlement; or

(iii)           Employee commits any material act of fraud; or

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(iv)           Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2            “Good Reason” shall mean, in the context of a basis for termination by Employee of his employment with the Company (a) without Employee’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the terms and provisions hereof, (b) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after written notice of such violation or breach by the Company, (c) Employee’s compensation as set forth hereunder is reduced without Employee’s consent,  (d) Employee is forced by the Company to permanently move more than thirty (30) miles from his current location, or (e) the Company fails to pay to Employee any compensation due to him hereunder upon ten (10) days written notice from Employee informing the Company of such failure.

3.3.           “Termination Date” shall mean the date on which Employee’s employment with the Company hereunder is terminated.

3.4.           Effect of Termination.  In the event that Employee’s employment hereunder is terminated in accordance with the provisions of this Agreement, Employee shall be entitled to the following:

3.4.1           If Employee’s employment is terminated pursuant to Sections 3.1.1 (death), 3.1.2 (disability), 3.1.3 (three-year anniversary or any subsequent anniversary of an Automatic Renewal Term, with notice from either party as provided above), 3.1.4 (without Good Reason by the Employee), or 3.1.5 (by the Company for Cause), Employee shall be entitled to salary accrued through the Termination Date,  and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of the Termination Date.

3.4.2           If Employee’s employment is terminated pursuant to Section 3.1.7 (without Cause by the Company) or by Employee pursuant to Section 3.1.6 (Good Reason), Employee shall be entitled to salary accrued through the Termination Date and to continue to receive salary at the rate in effect upon the Termination Date of employment for one year following the Termination Date; payable in accordance with the Company’s normal payroll practices and policies, as if Employee’s employment had not terminated.  Employee shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Employee is entitled to participate pursuant to Section 2.4 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

3.4.3           As a condition to Employee’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (i) Employee must execute and deliver to the Company a written release in customary form and substance reasonably satisfactory to the Company, of any and all claims against the Company or its affiliates and all directors and officers of the Company or its affiliates with respect to all matters arising out of Employee’s employment hereunder, or

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the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company and its affiliates in which Employee has accrued a benefit); and (ii) Employee must not breach any of his covenants and agreements under Section 1.3 and Article IV of this Agreement, which continue following the Termination Date.

3.4.4           Upon termination of Employee’s employment hereunder, or on demand by the Company during the term of this Agreement, Employee will promptly deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company (or its affiliate’s) property, as well as all devices and equipment belonging to the Company or its affiliates (including computers, handheld electronic devices, telephone equipment, and other electronic devices), company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Employee pursuant to his employment with the Company, obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, its affiliates or their successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4.5           Employee also agrees to keep the Company advised of his home and business address for a period of twelve (12) months after termination of Employee’s employment hereunder, so that the Company can contact Employee regarding his continuing obligations provided by this Agreement.  In the event that Employee’s employment hereunder is terminated, Employee agrees to grant consent to notification by the Company to Employee’s new employer about his obligations under this Agreement.

3.5.           Consulting.  During the period that Employee is receiving payments pursuant to subsection 3.4.2 above, Employee shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company and its affiliates, without further compensation, to consult with their officers and directors regarding projects and/or tasks as defined by the Board up to five hours per week.

ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1.           Inventions.

4.1.1           Future Inventions.  All processes, technologies and inventions relating to the Business, the Company or its affiliates (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during his employment by the Company or its affiliates, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s or its affiliate’s facilities or materials, shall be the property of the Company or its affiliates and shall be promptly and fully disclosed by Employee to the Company.  Employee shall perform all

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necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company or its affiliates and to enable the Company and its affiliates, at their sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.  Employee further acknowledges that all original works of authorship which are made by Employee, alone or with others, during his employment by the Company or its affiliates and that relate to Employee’s employment with the Company or its predecessors (including Sellers), and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Employee understands that this means that the Company will have the right to undertake any of the actions set forth in section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Employee within the scope of Employee’s employment.  Employee understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating the Employee.  Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee, alone or with others, is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

4.1.2           Prior Inventions.  Attached hereto as Exhibit B is a list describing all Inventions which were made by Employee prior to his employment with the Company (collectively, the “Prior Inventions”), which belong to Employee, which relate to the Business, products or research and development of the Company and its affiliates and which are not assigned to the Company hereunder.  If no such list is attached, Employee represents that there are no such Prior Inventions.  If, in the course of Employee’s employment with the Company and its affiliates, any Prior Invention is incorporated into a Company (or one of its affiliate’s) product, process or service, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.1.3           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

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4.2.           Confidential/Trade Secret Information/Non-Disclosure.

4.2.1           Confidential/Trade Secret Information Defined.  During the course of Employee’s employment, Employee will have access to various Confidential/Trade Secret Information of the Company and its affiliates and information developed for the Company and its affiliates.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company and its affiliates in the conduct of the Business, and the business of the Company’s affiliates.  Employee and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, e-mail, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company or its affiliates relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company or its affiliates which existed before the date of this Agreement, but also (a) information developed by Employee for the Company, including its subsidiaries, affiliates and predecessors, during the term of Employee’s employment with the Company, exclusive of, but subject to Section 1.3, any business opportunity presented to the Company by Employee but rejected by the Company, and (b) confidential or proprietary information of third parties received by the Company or its affiliates subject to a duty on the Company’s (or its affiliate’s) part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Confidential/Trade Secret Information does not include any information which (x) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company, its subsidiaries, affiliates or predecessors, (y) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (z) has been received lawfully and in good faith by Employee from a third party who is not and has never been an Employee of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2           Restriction on Use of Confidential/Trade Secret Information.  Exclusive of, but subject to Section 1.3, any business opportunity presented to the Company by Employee but rejected by the Company, Employee agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)           Non-Disclosure.  Employee agrees that he will not publish or disclose Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Employee’s job duties to the Company and its affiliates under this Agreement; and

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(ii)           Non-Removal/Surrender.  Employee agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or its affiliates or the premises of any facility in which the Company or any of its affiliates is performing services, except pursuant to his duties under this Agreement.  Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company and its affiliates upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

4.2.3           Former Employer Information.  Employee agrees that he will not, during the term of his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company or its affiliates any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

4.2.4           Prohibition Against Unfair Competition/ Non-Solicitation of Customers.  Exclusive of, but subject to Section 1.3, any business opportunity presented to the Company by Employee but rejected by the Company, Employee agrees that at no time after his employment with the Company and its affiliates will he engage in competition with the Company or its affiliates while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Employee agrees that during the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company or its affiliates, with respect to the business conducted by such customer with the Company, with whom Employee worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s or its affiliate’s business with such customer during the last year of Employee’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s or its affiliate’s customers or suppliers to terminate their business relationship with the Company or its affiliate, or otherwise interfere with such business relationships.

4.3.           Non-Solicitation of Employees.  Employee agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company or its affiliates to leave the employ of the Company or such affiliate, or solicit, directly or indirectly, any of the Company’s or any of its affiliate’s employees for employment.

4.4.           Non-Solicitation During Employment.  During his employment with the Company, Employee shall not: (a) interfere with the Company’s and any of its affiliate’s business relationships with their customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s or any of its affiliate’s customers or suppliers to terminate their business relationship with the Company or such affiliate, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or solicit any of the Company’s or any of its affiliate’s employees for employment.

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4.5.           Conflict of Interest.  During Employee’s employment with the Company, Employee must not knowingly engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company or its affiliates with the exception of Employee’s employment and/or engagement by Sellers following closing for the purpose of overseeing and protecting Sellers’ interests under the Purchase Agreement and the Ancillary Agreements (as defined therein).  If the Company or the Employee have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Board for consideration and approval or non-approval, which approval or non-approval the Employee agrees shall be binding on the Employee.

4.6.           Breach of Provisions.  If Employee materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company and its affiliates shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7.           Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Business, the Company and its affiliates.

4.8.           Specific Performance.  Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 4.2, 4.3 or 4.4 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

ARBITRATION

5.1.           Scope.  To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all affiliates or related entities and their respective Employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this

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agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

5.2.           Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in a neutral location, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator and location are to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the presiding State, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  Each Party in the arbitration hearing shall bear its own costs of the arbitration filing and hearing fees and the losing Party shall bear the cost of the arbitrator.

ARTICLE VI.

MISCELLANEOUS

6.1.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns.  Employee may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity with the written agreement of the Employee, which shall not be unreasonably withheld, conditioned or delayed.

6.2.           Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent courier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Vertex Refining LA, LLC c/o Vertex Energy, Inc. 1331 Gemini, Suite 250 Houston, Texas 77058 Telephone: 866-660-8156 Facsimile: 281-754-4185 Attention: Benjamin P. Cowart

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If to the Employee:	[Name] __________________ __________________ Telephone: _____________ Facsimile: _____________ Attention: [Name]

6.3.           Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4.           Waiver.  No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5.           Entire Agreement.  This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company (or its affiliates or predecessors) and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.  This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6.           Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing signed by the Parties and approved by the Board.

6.7.           Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8.           Attorneys’ Fees.  If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a

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right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9.           Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10.           Governing Law.  This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

6.11.           Survival.  The termination of Employee’s employment with the Company pursuant to the provisions of this Agreement shall not affect Employee’s obligations to the Company and its affiliates hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Employee’s obligations under Section 1.3 and Article IV of this Agreement.

 [Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“COMPANY”	VERTEX REFINING LA, LLC, a Louisiana limited liability company By: Name: Title:
“EMPLOYEE”	[print name]

EXHIBIT A

Duties and Responsibilities

1.	Employee shall report to the President and Chief Executive Officer of Parent Corporation and work closely with the management team of the Parent Corporation.
2.	Employee shall serve as [TITLE].
3.	Employee shall generally have the following duties: [_____]

EXHIBIT B

Prior Inventions

[Insert]